Exhibit 10.21

CONFORMED COPY

STOCK PURCHASE AND ASSET TRANSFER AGREEMENT

by and among

CIGNA CORPORATION,

CONNECTICUT GENERAL LIFE INSURANCE COMPANY,

CONNECTICUT GENERAL CORPORATION,

CIGNA HOLDINGS, INC.

and

PRUDENTIAL FINANCIAL, INC.,

dated as of

November 17, 2003

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INDEX OF EXHIBITS

Exhibit A	Administrative Services Agreement
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Bank Merger Agreement
Exhibit D	Bill of Sale
Exhibit E	Coinsurance Agreement
Exhibit F	Excluded Business Administrative Services Agreement
Exhibit G	Excluded Business Coinsurance Agreement
Exhibit H	Facilities Sharing Agreement Term Sheet
Exhibit I	LINA Administrative Services Agreement
Exhibit J	LINA Modco Agreement
Exhibit K	INTENTIONALLY LEFT BLANK
Exhibit L	Master Assignment of Derivatives Agreement
Exhibit M	Master Assignment of Securities Agreement
Exhibit N	Participation Agreement
Exhibit O-1	Guaranteed Cost Administrative Services Agreement
Exhibit O-2	Guaranteed Cost Coinsurance Agreement
Exhibit O-3	CGLIC Guaranteed Cost Management Agreement
Exhibit O-4	Guaranteed Cost Business Trust Agreement
Exhibit O-5	CIGNA Life Guaranteed Cost Management Agreement
Exhibit P-1	Registered Products Administrative Services Agreement
Exhibit P-2	Registered Products Modified Coinsurance Agreement
Exhibit Q	Investment Management Agreement (Non Manager of Managers Program)
Exhibit R	Investment Management Agreement (Manager of Managers Program)
Exhibit S	Substitution and Indemnification Agreement
Exhibit T	Trademark/Trade Name Licenses Agreement
Exhibit U	Transition Services Agreement
Exhibit V-1	Legal Opinion to Buyer
Exhibit V-2	Legal Opinion to Buyer
Exhibit V-3	Legal Opinion to Buyer
Exhibit W	Legal Opinion to Sellers
Exhibit X	Investment Subadvisory Agreement
Exhibit Y	LINA Separate Account Management Agreement
Exhibit Z	Real Estate Separate Account Administrative Services Agreement
Exhibit AA	Real Estate Separate Account Coinsurance Agreement
Exhibit BB	TimesSquare Letter Agreement
Exhibit CC	Transitional Subadvisory Agreement
Exhibit DD	Transitional Subadvisory Agreement II
Exhibit EE	Transitional Subadvisory Agreement (Prudential Bank)
Exhibit FF	Transitional Subadvisory Agreement (Trust)

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INDEX OF SCHEDULES

1.1(a)	Acquired Companies
1.1(b)	Acquired Companies Financial Statements
1.1(c)	Acquired Companies Liabilities
1.1(d)	Business
1.1(e)	Excluded Assets
1.1(f)	Excluded Liabilities
1.1(g)	Expert Panel Selection Procedures
1.1(h)	Investment Asset Identification Protocol
1.1(i)	Sellers Persons with Knowledge
1.1(j)	Buyer Persons with Knowledge
1.1(l)	Experience Rated Assets
1.1(m)	Person with Knowledge of Non-Experience Rated Assets
2.2	Assumed Liabilities
2.9(a)(i)	Form of Statement of Net Settlement
2.9(a)(ii)	Pro Forma Statement of Net Settlement
2.9(a)(iii)	Statement of Net Settlement Methods
3.3	Non-Contravention
3.4	Seller Required Government Approvals
3.5	Capitalization of Acquired Companies
3.6(a)	Business Financial Statements
3.6(b)	Differences between Statutory Financial Statements and Statement of Net Settlement Methods
3.6(c)	Statutory Financial Statements
3.7(a)	Exceptions to Seller Permits Representation
3.7(b)	Seller Regulatory Agreements
3.7(c)	Exceptions to CIGNA Bank Representations
3.7(e)	Exceptions to Fiduciary Status Representations
3.8	Certain Actions
3.9	Seller Exceptions to Absence of Changes
3.10(a)(i)	Employee Benefit Plans
3.10(a)(ii)	Employment Agreements
3.10(a)(iii)	Consulting Agreements
3.10(d)	Employment Claims
3.10(f)	Exceptions to Plans and Agreements Retained
3.10(g)	Orders Regarding Seller Employees or Employment Practices
3.11	Exceptions to Tax Representations
3.11(m)	Nonqualified Separate Accounts
3.12(a)(i)	Transferred IP Assets
3.12(a)(ii)	Transferred IT Hardware
3.12(a)(iii)	Intellectual Property Contracts
3.12(a)(iv)	IT Hardware Leases

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3.12(a)(v)	Excluded IP Assets
3.12(a)(vi)	Claims of Infringement of Intellectual Property
3.12(b)	Sufficiency of Intellectual Property Exception
3.12(c)	Exceptions to Business Intellectual Property
3.13	Material Business Contracts
3.14(a)	Owned Real Property
3.14(b)	Real Property Leases
3.14(c)	Field Locations
3.15(a)	Intercompany Agreements
3.15(b)	Affiliate Agreements
3.16	Exceptions to Labor Representation
3.18	Sufficiency of Assets Exceptions
3.19	Undisclosed Liabilities
3.20(a)	Liens
3.20(b)(i)	Investment Assets by Portfolio
3.20(b)(ii)	Transferred Investment Assets General Account
3.21	Product Administration and Compliance Exceptions
3.21(g)	Guaranteed Investment Contracts Scheduled Payments
3.22(a)(i)	Forms of Producer Agreements
3.22(a)(ii)	Producer Agreements Forms Exceptions
3.22(b)	Exceptions to Producer Representations
3.22(c)	Producer Licensing Exceptions
3.24	Actuarial Reports
3.25	Reinsurance Agreements
3.26(a)	Policy Forms Compliance
3.26(b)	Exceptions to Policy Forms
3.27	Company Separate Account Exceptions
3.28(a)	Broker-Dealer Business
3.29(a)	Advisory Entity Representations
3.29(b)	Investment Advisory Contracts
4.4	Buyer Government Approvals
4.6	Buyer Actions
4.8	Buyer Absence of Change
5.1	Exceptions to Conduct of Business Covenant
5.1(u)	Certain Prohibited Actions
5.2	Non-Competition Exceptions
5.5(j)(3)	Retention Awards
5.9(a)	Communications Protocols
5.16	Trademarks and Tradenames
5.17(a)(i)	Terminated Intercompany Agreements
5.17(a)(ii)	Continuing Intercompany Agreements
5.17(c)(i)	Waiver Exceptions
5.17(c)(ii)	Corporate Insurance Programs
5.18(e)	Summary of Alternatives for Separate Account R

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5.19(p)(i)	Section 338(h)(10) Elections
5.19(p)(ii)	Section 338(g) Elections
5.22(a)(i)	LINA Investments Separate Accounts
5.22(a)(ii)	LINA Investments in Mutual Funds
5.24	Mutual Fund Distributions
6.1(b)	Governmental Approvals Required for Closing
6.1(c)	Novation Approvals Required for Closing
6.1(d)	Other Third Party Approvals
6.2(j)	Non-Governmental Approvals
7.5(e)	Approved Counsel for Defense of Certain Matters
7.5(f)	Arbitration Provisions

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STOCK PURCHASE AND ASSET TRANSFER AGREEMENT, dated as of November 17, 2003 (together with the Schedules hereto, the “Agreement”), by and among CIGNA Holdings, Inc., a Delaware corporation (“CIGNA Holdings”), Connecticut General Corporation, a Connecticut corporation and a wholly owned subsidiary of CIGNA Holdings (“Connecticut General”), Connecticut General Life Insurance Company, a specially-chartered Connecticut corporation and a wholly owned subsidiary of Connecticut General (“CGLIC”) and CIGNA Corporation, a Delaware corporation (“CIGNA” and, together with Connecticut General, CIGNA Holdings and CGLIC, “Sellers”) and Prudential Financial, Inc., a New Jersey corporation (“Buyer”).

W I T N E S S E T H

WHEREAS, Sellers and certain of their Affiliates, including the Acquired Companies (as defined below), conduct the Business (as defined below); and

WHEREAS, Sellers and certain of their Affiliates (other than the Acquired Companies) intend to convey the Transferred Assets (as defined below) and Assumed Liabilities (as defined below) used or held by them in connection with the Business to CIGNA Life Insurance Company, a Connecticut life insurance company (“CIGNA Life”); and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of CIGNA Life and the other Acquired Companies owned directly or indirectly by Sellers, in order to convey to Buyer direct or indirect ownership of each of the Acquired Companies which conduct the Business; and

WHEREAS, the Boards of Directors of each Seller and of Buyer have approved this Agreement and the transactions contemplated hereby, and has determined that this Agreement and such transactions are in the best interests of their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1 Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

“Acquired Companies” means the operating companies listed in Schedule 1.1(a).

“Acquired Companies Balance Sheet” means the unaudited consolidated GAAP balance sheets and income statements of the Acquired Companies (other than CIGNA Life) as of and for the twelve months ending December 31, 2002 and the six months ending June 30, 2003 attached hereto as Schedule 1.1(b).

“Acquired Companies Liabilities” means the following Liabilities of the Acquired Companies (other than CIGNA Life): (i) all Liabilities to the extent recorded on the Acquired Companies Balance Sheet, (ii) all Liabilities set forth on Schedule 1.1(c) and (iii) all Liabilities incurred or accrued in the ordinary course since June 30, 2003 to the extent relating to the Business that would be reflected on a balance sheet prepared as of the Closing Date in a manner consistent with the preparation of the Acquired Companies Balance Sheet.

“Acquired Stock” means all of the issued and outstanding shares of stock of CIGNA Life, Global Portfolio Strategies, Inc., CIGNA Financial Services, Inc. and CIGNA Bank.

“Action” means any action, suit, litigation, investigation or proceeding.

“Adjustment Amount” shall have the meaning set forth in Section 2.11(d)(ii).

“Administrative Services Agreement” means the Administrative Services Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit A.

“Advisory Client” means any Person for which an Advisory Entity provides investment management, investment advisory or subadvisory services.

“Advisory Entities” shall have the meaning set forth in Section 3.29(a).

“Affected Employees” shall have the meaning set forth in Section 5.5(b).

“Affiliate” of any Person means another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Affiliate Agreements” shall have the meaning set forth in Section 3.15(b).

“Affiliate Owned Intellectual Property” means the Intellectual Property owned by Sellers or Affiliates of Sellers (other than the Acquired Companies) primarily used in the conduct of the Business.

“Affiliate Owned IT Hardware” means the IT Hardware owned by Sellers or Affiliates of Sellers (other than the Acquired Companies) primarily used in the conduct of the Business.

“Agreement” shall have the meaning set forth in the preamble.

“Allocable Amount” shall have the meaning set forth in Section 2.8(a).

“Amending Party” shall have the meaning set forth in Section 5.19(n).

“Ancillary Agreements” means the Administrative Services Agreement, the Assignment and Assumption Agreement, the Bank Merger Agreement, the Bill of Sale, the Ceded Business Trust Agreement, the CGLIC Separate Account Management Agreements, the CGLIC Guaranteed Cost Management Agreement, CIGNA Life Guaranteed Cost Management Agreement, the Coinsurance Agreement, the Excluded Business Administrative Services Agreement, the Excluded Business Coinsurance Agreement, the Facilities Sharing Agreement Term Sheet, the Guaranteed Cost Administrative Services Agreement, the Guaranteed Cost Coinsurance Agreement, Guaranteed Cost Business Trust Agreement, the Investment Subadvisory Agreement, the LINA Administrative Services Agreement, the LINA Modco Agreement, the LINA Separate Account Management Agreement, the Master Assignment of Derivatives Agreement, the Master Assignment of Securities Agreement, the Participation Agreement, the Real Estate Separate Account Administrative Services Agreement, the Real Estate Separate Account Coinsurance Agreement, the Registered Products Administrative Services Agreement, the Registered Products Modified Coinsurance Agreement, the Substitution and Indemnification Agreement, the TimesSquare Letter Agreement, Transitional Subadvisory Agreement, Transitional Subadvisory Agreement II, Transitional Subadvisory Agreement (Prudential Bank), Transitional Subadvisory Agreement (Trust), the Trademark/Trade Name Licenses Agreement and the Transition Services Agreement and any other agreement that specifies that it is to be an Ancillary Agreement.

“Antitrust Division” means the antitrust division of the United States Department of Justice.

“Applicable Law” means all laws, common laws, rules, regulations, codes, statutes, judgments, injunctions, orders, decrees, policies and other requirements of all Governmental Entities applicable to the Person, place and situation in question.

“Applicable Percentage” shall mean, with respect to any Eligible Liability, 20% of any Eligible Liability Identified in the first two years after Closing, 40% of any

Eligible Liability Identified after the second anniversary of the Closing but on or prior to the third anniversary of the Closing, 50% of any Eligible Liability Identified after the third anniversary of the Closing but on or prior to the fourth anniversary of the Closing and 100% of any Eligible Liability Identified after the fourth anniversary of the Closing.

“Asserted Liability” shall have the meaning set forth in Section 7.5(a).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement among Sellers, Buyer and CIGNA Life substantially in the form attached hereto as Exhibit B.

“Assigned and Assumed Contracts” means the Contracts described on Schedule A to the Assignment and Assumption Agreement and any Contracts added to such Schedule pursuant to Section 5.28.

“Assumed Liabilities” means the following Liabilities of Sellers and their Affiliates: (i) all Insurance-Related Liabilities relating to the Business of the type reflected on the Final Statement of Net Settlement; (ii) all Non-Insurance-Related Liabilities relating to the Business to the extent recorded on the Final Statement of Net Settlement; (iii) all Liabilities constituting Reinsured Liabilities; (iv) the Assumed Portion of the Eligible Liabilities; and (v) (a) all Liabilities arising in connection with or out of the Actions, written claims or written demands set forth on Schedule 2.2, (b) all Liabilities arising out of the ownership, operation or management of Transferred Investment Assets to the extent such Transferred Investment Assets are allocated to the portfolios of the Business set forth on Schedule 1.1(l) (“Experience Rated Assets”), except to the extent any such Liabilities would not, consistent with the Subject Contracts or past practice of the Business, be borne by the holders or beneficiaries of the Subject Contracts and (c) all Liabilities arising in connection with or out of Transferred Investment Assets that are not Experience Rated Assets, except to the extent any such Liabilities (w) relate to facts, circumstances or events occurring or existing prior to the Closing which are actually known by any of the Persons listed on Schedule 1.1(m) as of the Closing, (x) relate to acts or omissions before the Closing by Sellers or any of their Affiliates or any of their employees or authorized representatives constituting a fiduciary duty breach, malfeasance, tortious interference, improper lender behavior, negligence constituting more than ordinary negligence or similar malfeasance, (y) relate to Transferred Investment Assets that are real property or to partnerships or limited liability entities whose sole property is real property as a result of the ownership, operation or management of such real property or interest in real property prior to the Closing, except for Liabilities assumed by Buyer, its Affiliates or CIGNA Life pursuant to assignment or conveyance instruments relating to the Transferred Investment Assets or (z) relate to Actions, written claims or written demands made, filed or asserted prior to the Closing but not set forth on Schedule 2.2.

“Assumed Portion of the Eligible Liabilities” means an amount equal to the Applicable Percentage applicable to any Eligible Liability multiplied by the amount of such Eligible Liability; provided, that in no event shall the aggregate Assumed Portion of the Eligible Liabilities arising out of all Specified Common Interest Matters Identified on or prior to the fourth anniversary of the Closing exceed $100 million, and provided, further, that in no event shall the aggregate Assumed Portion of the Eligible Liabilities arising out of Eligible Liabilities Identified on or prior to the fourth anniversary of the Closing exceed $200 million.

“AVR” means asset valuation reserves required to be maintained by CGLIC or CIGNA Life, as applicable, determined in accordance with applicable Connecticut insurance laws and regulations, consistently applied.

“Bank Merger” shall have the meaning set forth in Section 2.5.

“Bank Merger Agreement” means an agreement substantially in the form of Exhibit C.

“Bill of Sale” means an agreement substantially in the form of Exhibit D.

“Books and Records” means the originals or copies of all customer lists, policies, policy information, policyholder information, insurance contract forms, administrative and pricing manuals, medical procedure code lists, claim records, sales records, underwriting records, financial records, corporate and accounting and other records (including the books of account, minute books, stock record books and other records), compliance records prepared for or filed with regulators of the Business, Tax records and any other agreements, instruments, information, data, files or records, each in the possession or control of Sellers or any of their Affiliates and related to the Business, the Acquired Companies, the Transferred Assets, the Transferred Investment Assets, the Assigned and Assumed Contracts, the Assumed Liabilities or the Subject Contracts, whether or not stored in hardcopy form or on magnetic or optical media (to the extent not subject to licensing restrictions), but excluding (i) any such lists, information and records that are subject to the attorney-client and work product privileges or prohibited from being disclosed or transferred by Applicable Law or regulatory requirements and (ii) any such information that is part of any consolidated, combined, unitary or similar Tax Return except to the extent solely related to the Business.

“Broker-Dealer Subsidiary” shall have the meaning set forth in Section 3.28(a).

“Business” has the meaning set forth on Schedule 1.1(d) hereto.

“Business Coinsurance Agreements” means the Coinsurance Agreement, the LINA Modco Agreement, the Real Estate Separate Account Coinsurance Agreement, the Registered Products Modified Coinsurance Agreement and the Guaranteed Cost Coinsurance Agreement.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of Connecticut or the State of New York are not authorized or obligated by Applicable Law to close.

“Business Employees” shall have the meaning set forth in Section 5.5(a).

“Business Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Financial Statements” shall have the meaning set forth in Section 4.5.

“Buyer Indemnitees” shall have the meaning set forth in Section 7.3(a).

“Buyer MAE” any event or development that has had a material adverse effect on the business reputation of Buyer or the “Prudential” brand in a manner that has materially and adversely affected the willingness of a material portion of clients to become and remain customers of Buyer and its subsidiaries; provided, however, that the following shall be excluded from the definition of “Buyer MAE” and from any determination as to whether such Buyer MAE has occurred or may occur: (i) the effects of changes that are generally applicable to (A) the insurance, investment management, securities and annuity industries (provided that such effect is not disproportionately more adverse with respect to Buyer or its subsidiaries, taken as a whole, than the effect on comparable businesses generally, except that, if such effect is disproportionately more adverse with respect to Buyer and its subsidiaries, taken as a whole, any assessment of whether there is, or has been, a Buyer MAE shall only take into account the incremental impact of such adverse effect on Buyer and its subsidiaries, taken as a whole, over the impact of such effect on the insurance, investment management, securities and annuity business generally) or (B) the financial, banking, currency or capital markets (either in the United States or any international market); (ii) the effects of any facts or circumstances relating to the Business, including the effects of any facts or circumstances arising out of or relating to market conduct or other business practices of the Business; (iii) the effects of any breach of any provision of this Agreement by Sellers; (iv) the execution of this Agreement or the Ancillary Agreements; and (v) the announcement of this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby, other than matters relating to (A) the Business which are covered by clause (ii) above and (B) the Sellers which are covered by clause (iii) above.

“Buyer Material Adverse Effect” means an effect which materially impairs or delays Buyer’s ability to perform its obligations under this Agreement and the Ancillary Agreements, taken as a whole.

“Buyer Negative Condition” means a material adverse effect on the business, financial condition, operations or results of operations of Buyer and its Subsidiaries, taken as a whole.

“Buyer Practice” means any Relevant Practice which is substantially the same as a practice, method or policy employed by Buyer or its Affiliates at the Closing.

“Buyer’s Severance Plans” mean the Prudential Severance Plan, the Prudential Severance Plan for Executives, and the Prudential Severance Plan for Senior Executives.

“Capital” means the capital stock component of statutory surplus, determined in accordance with applicable Connecticut insurance laws and regulations, consistently applied.

“Capitalization Amount” shall have the meaning set forth in Section 2.1(b).

“Ceded Business Trust” shall have the meaning set forth in the Coinsurance Agreement.

“Ceded Business Trust Agreement” shall have the meaning set forth in the Coinsurance Agreement.

“CFS” shall have the meaning set forth in Section 3.28(a).

“CGLIC” shall have the meaning set forth in the preamble.

“CGLIC Guaranteed Cost Management Agreement” means the investment management agreement among CGLIC, CIGNA Life and             , as trustee, substantially in the form of Exhibit O-3.

“CGLIC Separate Account Management Agreements” means the Investment Management Agreement (Non Manager of Managers Program) between CGLIC and PIM substantially in the form attached hereto as Exhibit Q, and the Investment Management Agreement (Manager of Managers Program) between CGLIC and PRICOA substantially in the form attached hereto as Exhibit R.

“CIGNA” means CIGNA Corporation, a Delaware corporation and the ultimate parent entity of Sellers.

“CIGNA Above-Market Options” shall have the meaning set forth in Section 5.5(j)(1)(b).

“CIGNA Above-Market Remaining Value” shall have the meaning set forth in Section 5.5(j)(1)(b).

“CIGNA Above-Market Replacement Value” shall have the meaning set forth in Section 5.5(j)(1)(b).

“CIGNA Bank” means CIGNA Bank & Trust Company, FSB, a wholly owned subsidiary of Connecticut General.

“CIGNA Below-Market Options” shall have the meaning set forth in Section 5.5(j)(1)(a).

“CIGNA Below-Market Replacement Value” shall have the meaning set forth in Section 5.5(j)(1)(a).

“CIGNA Holdings” shall have the meaning set forth in the preamble.

“CIGNA Intellectual Property Holding Company” means CIGNA Intellectual Property, Inc.

“CIGNA Intrinsic Value” shall have the meaning set forth in Section 5.5(j)(1)(b).

“CIGNA Life” shall have the meaning set forth in the Recitals.

“CIGNA Life Guaranteed Cost Management Agreement” means the investment management agreement among CGLIC, CIGNA Life and             , as trustee, substantially in the form of Exhibit O-5.

“CIGNA LTIP” shall have the meaning set forth in Section 5.5(j)(1)(a).

“CIGNA Restricted Stock” shall have the meaning set forth in Section 5.5(j)(1)(c).

“CIGNA Stock Plan” shall have the meaning set forth in Section 5.5(j)(1)(a).

“CIGNA Stock Plans” shall have the meaning set forth in Section 5.5(j)(1)(a).

“CII” means CIGNA Investment, Inc.

“Claims Notice” shall have the meaning set forth in Section 7.4.

“Closing” shall have the meaning set forth in Section 2.7(a).

“Closing Date” shall have the meaning set forth in Section 2.7(a).

“Closing Statement of Net Settlement” shall have the meaning set forth in Section 2.9(c).

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Coinsurance Agreement” means the Coinsurance and Assumption Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit E.

“Commissions” means any and all commissions, expense allowances, and other fees and compensation payable to producers of the Business.

“Company Separate Account” shall have the meaning set forth in Section 3.27.

“Competing Business” shall have the meaning set forth in Section 5.2(a).

“Computer Software” means all computer software and databases (including without limitation source code, object code, and all related documentation).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of June 20, 2003, between CIGNA and Buyer.

“Connecticut General” shall have the meaning set forth in the preamble.

“Connecticut SAP” shall have the meaning set forth in Section 3.6.

“Consulting Agreement” shall have the meaning set forth in Section 3.10(a).

“Continued Practice” means any Relevant Practice which is continued in substantially the same manner by Buyer or any of its Affiliates, including the Acquired Companies, for at least eighteen (18) months following the Closing, other than conduct that is inconsistent with established policies of Buyer or its Affiliates.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, Lease, Lien or other agreement, legally binding obligation or instrument; provided, however, for purposes of this definition in no event shall a “Subject Contract” constitute a Contract.

“Controlling Party” shall have the meaning set forth in Section 5.19(k)(ii).

“Data Input Inaccuracy” shall have the meaning set forth in Section 2.11(d)(i).

“Deductible” shall have the meaning set forth in Section 7.3(c).

“Department of Labor” means the United States Department of Labor.

“Derivative” means any rate swaps, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, credit swaps, options or options on swaps or other credit derivatives, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross currency rate swap transactions, currency options or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Determined Practice” means any accounting, sales or other business practice, method or policy which is determined by an Expert Panel to be a Relevant Practice which is consistent with the practices, methods or policies of roughly half, or more, of the participants in the relevant business segment (measured by volume of business or otherwise), taking into account the product, the method of distribution and all other relevant criteria relating to the practice in question at the time in question; provided, however, that (i) in making such determination, the members of the Expert Panel shall be entitled to rely upon their own experience, knowledge and understanding of the industry rather than only the evidence presented by the parties, it being agreed and acknowledged that such determination is not intended to be a strict formulaic calculation, calculation based on specific percentages or other mathematical exercise; (ii) the Expert Panel shall have no power to award any relief other than determining whether a practice (or portion of a practice) is a Determined Practice; and (iii) the Expert Panel shall not make any determination contrary to the explicit terms hereof or of the Purchase Agreement.

“Eligible Liability” means any Liability arising out of any Industry Practice or Specified Common Interest Matters to the extent related to the conduct of the Business prior to the Closing. Each Eligible Liability shall be treated in the same manner as a claim for indemnification under Section 7.5 of the Agreement and, subject to Section 7.5(e), Buyer shall be treated for procedural purposes only as the Indemnifying Party with regard to such matter. For the avoidance of doubt, in no event shall Section 7.3(c) be deemed to apply to any such indemnification.

“Employment Agreement” shall have the meaning set forth in Section 3.10(a).

“Environmental Law” means any law, regulation, order, decree or agency requirement relating to pollution, contamination, hazardous wastes, hazardous substances, noise, odor, lead, polychlorinated biphenyls, asbestos, black mold or the protection of the environment or to occupational, health and safety.

“Equity Interest” means any capital stock, partner interests, member interests, beneficial interests or any other equity or ownership interests, any instruments convertible or exchangeable for any such interests, or any other rights, warrants, options, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to acquire or dispose of any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations of the Department of Labor thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 3.10(a).

“Estimated Statement of Net Settlement” shall have the meaning set forth in Section 2.9(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations of the SEC thereunder.

“Excluded Assets” means those assets listed on Schedule 1.1(e), the Excluded IP Assets, the Contracts which are not Assigned and Assumed Contracts and the Investment Assets other than the Transferred Investment Assets.

“Excluded Business” means the business of CIGNA Life which is to be coinsured and administered by CGLIC pursuant to the Excluded Business Coinsurance Agreement and Excluded Business Administrative Services Agreement, respectively.

“Excluded Business Administrative Services Agreement” means the Administrative Services Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit F.

“Excluded Business Coinsurance Agreement” means the Indemnity Coinsurance Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit G, pursuant to which all liabilities of CIGNA Life unrelated to the Business will be coinsured by CGLIC.

“Excluded Employees” shall have the meaning set forth in Section 5.3(b).

“Excluded Investment Employees List” shall have the meaning set forth in Section 5.5(d).

“Excluded IP Assets” means those assets listed on Schedule 3.12(a)(v).

“Excluded Liabilities” means (i) the Retained ECOs (as defined in the Business Coinsurance Agreements); (ii) all Liabilities of Sellers, the Acquired Companies or any other Affiliate of Sellers other than the Assumed Liabilities and the Acquired Companies Liabilities; and (iii) the Liabilities listed on Schedule 1.1(f).

“Excluded Retirement Services Employees List” shall have the meaning set forth in Section 5.5(d).

“Experience Rated Assets” shall have the meaning set forth in the definition of Assumed Liabilities.

“Expert Panel” means a panel selected in accordance with the procedures set forth on Schedule 1.1(g).

“Facilities Sharing Agreements” shall have the meaning set forth in Section 5.18(b).

“Facilities Sharing Agreement Term Sheet” means the term sheet attached hereto as Exhibit H.

“Field Locations shall have the meaning set forth in Section 3.14.

“Final Settlement Date” shall have the meaning set forth in Annex 2 to Schedule 1.1(h).

“Final Statement of Net Settlement” shall have the meaning set forth in Sections 2.9(d) and 2.10(a).

“FRB” shall have the meaning set forth in Section 3.30(a).

“GAAP” means generally accepted accounting principles in effect in the United States of America at the time of determination, consistently applied.

“General Account” means the assets of an insurance company, other than Separate Account Assets and associated Reserves held in the Separate Accounts (in each case whether or not for variable life insurance).

“General Account Policy Reserves” shall have the meaning set forth in the Coinsurance Agreement.

“General Account Reinsurance Premium” means General Account Reinsurance Premium Assets with an aggregate statutory carrying value determined in accordance with the Statement of Net Settlement Methods equal to one-hundred percent (100%) of the amount set forth on the line item “Net Settlement Liability due to CIGNA Life” reflected on the applicable Statement of Net Settlement.

“General Account Reinsurance Premium Assets” means investment portfolios held in CGLIC’s General Account and selected in accordance with the Investment Asset Identification Protocol.

“General Account Subject Contracts” means the “General Account Subject Contracts,” as such term is defined in the Coinsurance Agreement.

“Governing Advisory Authorities” shall have the meaning set forth in Section 3.29(a)(ii)(A).

“Governmental Approvals” shall have the meaning set forth in Section 6.1(b).

“Governmental Entity” shall have the meaning set forth in Section 3.4.

“GPS” shall have the meaning set forth in Section 3.29(a).

“Guaranteed Cost Administrative Services Agreement” means the Guaranteed Cost Business Administrative Services Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit O-1.

“Guaranteed Cost Business Trust” shall have the meaning set forth in the Guaranteed Cost Coinsurance Agreement.

“Guaranteed Cost Business Trust Agreement “ means the Trust Agreement between CGLIC, CIGNA Life and             , as trustee, substantially in the form attached hereto as Exhibit O-4.

“Guaranteed Cost Coinsurance Agreement” means the Guaranteed Cost Coinsurance and Assumption Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit O-2.

“Guaranteed Cost Reinsurance Premium” means General Account Reinsurance Premium Assets with an aggregate statutory carrying value determined in accordance with the Statement of Net Settlement Methods equal to one-hundred percent (100%) of the amount set forth on the line item “Guaranteed Cost Net Settlement Liability due to Modco Account” reflected on the applicable Statement of Net Settlement.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Identified”, when used with respect to any Eligible Liability, means that any third party, including any Governmental Entity, has either (i) communicated in writing an intention to seek any recovery for any Industry Practice or Specified Common Interest Matter from any of Sellers or their Affiliates, CIGNA Life or Buyer or its Affiliates or (ii) instituted, or communicated in writing an intention to institute, any Action against Sellers or their Affiliates, CIGNA Life or Buyer or its Affiliates for any Industry Practice or Specified Common Interest Matter. Each of Seller and Buyer agrees to notify the other promptly in the event any such written communications are received by it or its Affiliates.

“IMR” means interest maintenance reserves required to be maintained by CGLIC or CIGNA Life, as applicable, determined in accordance with applicable Connecticut insurance laws and regulations, consistently applied.

“IMR Adjustment” means an amount equal to the excess, if any, of (i) $90,461,830 over (ii) the actual IMR for the Business as of June 30, 2003 as recalculated by Sellers in accordance with Connecticut SAP and verified by CIGNA’s independent, external auditors after eliminating any changes between (i) and (ii) resulting from changes in the IMR of Separate Accounts of the Business, other than the Business’ guaranteed investment contracts Separate Accounts.

“Inactive Employees” shall have the meaning set forth in Section 5.5(b).

“Included Agreement” means any Ancillary Agreement that is not a Transfer Agreement.

“Indemnified Party” shall have the meaning set forth in Section 7.4.

“Indemnifying Party” shall have the meaning set forth in Section 7.4.

“Industry Practice” means any accounting, sales or other business practice, method or policy which is a Buyer Practice, a Continued Practice or a Determined Practice.

“Insurance-Related Liabilities” means those Liabilities of a type or kind identified as “Insurance-Related Liabilities” on the Final Statement of Net Settlement which correlate to the line items for “Insurance-Related Liabilities” on the Pro-Forma Statement of Net Settlement.

“Intellectual Property” means, collectively, all United States and foreign registered, unregistered and pending (i) Trademarks, (ii) Computer Software, (iii) copyrights (including those in Computer Software, and all registrations and applications therefor), (iv) Patents, (v) Trade Secrets, (vi) all moral rights, rights of publicity, rights of privacy, and (vii) all other intellectual property rights and rights of a similar nature.

“Intellectual Property Contracts” means all license, assignment, distribution, Computer Software (including maintenance), trademark consent, trademark coexistence, non-assertion or other Contracts relating to Intellectual Property to which (i) the Acquired Companies are a party (or under which they otherwise derive or grant Intellectual Property rights), or (ii) Sellers or Affiliates of Sellers (other than the Acquired Companies) are a party (or under which they otherwise derive or grant Intellectual Property rights) primarily used in the Business.

“Intellectual Property Office” shall have the meaning set forth in Section 3.12(a).

“Intercompany Agreements” shall have the meaning set forth in Section 3.15(a).

“Investment Advisers Act” means the Investment Advisers Act of 1940 and all rules and regulations of the SEC thereunder.

“Investment Advisory Contract” means any Contract pursuant to which an Advisory Entity provides investment management, investment advisory or subadvisory services.

“Investment Asset Identification Protocol” means the guidelines attached hereto as Schedule 1.1(h) for identifying Investment Assets to be transferred (or maintained in Modco Accounts) pursuant to Section 2.1(b), 2.3 or 2.11.

“Investment Assets” means any interest in bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, Derivatives or other assets acquired for investment purposes.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations of the SEC thereunder.

“Investment Employees” shall have the meaning set forth in Section 5.5(a).

“Investment Employees List” shall have the meaning set forth in Section 5.5(a).

“Investment Subadvisory Agreement” means the Investment Subadvisory Agreement between PIM and TimesSquare substantially in the form attached hereto as Exhibit X.

“IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“IT Hardware” means IT Assets which are not Computer Software.

“IT Hardware Lease” means a Contract pursuant to which (i) the Acquired Companies are a party (or under which they otherwise derive rights relating to IT Hardware) and use, lease or otherwise have access to IT Hardware, or (ii) Sellers or Affiliates of Sellers (other than Acquired Companies) are a party (or under which they otherwise derive rights relating to IT Hardware) and use, lease or otherwise have access to IT Hardware primarily used in the conduct of the Business.

“Knowledge” of a Person means: (a) in the case of Sellers, or any of them, the actual knowledge of any Person listed on Schedule 1.1(i), subject to the subject matter limitations set forth on such schedule, or (b) in the case of Buyer, the actual knowledge of any Person listed on Schedule 1.1(j), subject to the subject matter limitations set forth on such schedule.

“Leases” shall have the meaning set forth in Section 3.14.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means any and all liens, charges, security interests, claims, judgments, mortgages, pledges, voting trusts or agreements, obligations, understandings or arrangements restricting title or transfer of any nature whatsoever.

“LINA” means Life Insurance Company of North America, a Pennsylvania life insurance company.

“LINA Administrative Services Agreement” means the Administrative Services Agreement between LINA and CIGNA Life substantially in the form attached hereto as Exhibit I.

“LINA Modco Account” shall mean the Modco Account as defined in the LINA Modco Agreement.

“LINA Modco Agreement” means the LINA Separate Account Modified Coinsurance Agreement between LINA and CIGNA Life substantially in the form attached hereto as Exhibit J.

“LINA Modco Reserves” shall mean the Separate Account Policy Reserves, as defined in the LINA Modco Agreement.

“LINA Separate Account Management Agreement” means the LINA Separate Account Management Agreement between LINA and PIM substantially in the form attached hereto as Exhibit Y.

“Loss” shall have the meaning set forth in Section 7.3(a).

“Master Assignment of Derivatives Agreement” means an agreement substantially in the form of Exhibit L.

“Master Assignment of Securities Agreement” means an agreement substantially in the form of Exhibit M.

“Material Business Contracts” shall have the meaning set forth in Section 3.13.

“Material Negative Condition” shall have the meaning set forth in Section 5.6.

“Modco Accounts” means the “Modco Accounts,” as such term is defined in the Coinsurance Agreement, the Guaranteed Cost Coinsurance Agreement, the LINA Modco Agreement and the Excluded Business Coinsurance Agreement.

“Moody’s” means Moody’s Investors Service.

“NASD” means NASD, Inc.

“Net Data Adjustment Amount” shall have the meaning set forth in Section 2.11(d)(iii).

“Net Reserve Release Amount” means the net amount in Insurance-Related Liabilities due to the STAT items identified on Attachment 1 to Schedule 3.9 (aggregating $53.133 million on a pre-tax basis) or similar special adjustments which are recorded in the SAP statements of CGLIC or CIGNA Life after June 30, 2003 through the Closing Date or the effect of which is reflected on the Final Statement of Net Settlement.

“Non-Amending Party” shall have the meaning set forth in Section 5.19(n).

“Non-Insurance-Related Liabilities” means those Liabilities of a type or kind identified as “Non-Insurance-Related Liabilities” on the Final Statement of Net Settlement which correlate to the line items for Non-Insurance-Related Liabilities on the Pro-Forma Statement of Net Settlement.

“Notice of Demand” shall have the meaning set forth in Section 2.11(d)(viii).

“Novation Approvals” means the approval of the relevant state insurance departments for the novation of the Subject Contracts by CIGNA Life.

“OFAC” shall have the meaning set forth in Section 3.32.

“Offsetting Data Input Inaccuracies Amount” shall have the meaning set forth in Section 2.11(d)(iv).

“Omnibus Plan” shall have the meaning set forth in Section 5.5(j)(1).

“Optional Retirement Services Employees” shall have the meaning set forth in Section 5.5(e).

“Order” means any award, decision, injunction, judgment, charge, decree, settlement, order, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Governmental Entity.

“Organizational Documents” shall have the meaning set forth in Section 3.1

“OTS” shall have the meaning set forth in Section 3.7(c).

“Owned Intellectual Property” means all Intellectual Property owned by the Acquired Companies.

“Owned IT Hardware” means all IT Hardware owned by the Acquired Companies.

“Participate Fully” shall have the meaning set forth in Section 7.5(c).

“Participating Party” shall have the meaning set forth in Section 7.5(c).

“Participation Agreement” means the Master Loan Sale, Participation and Servicing Agreement substantially in the form attached hereto as Exhibit N.

“Patents” means all utility and design patents, registered designs and invention disclosures (including, without limitation, those relating to Computer Software), and all grants, registrations and applications therefor.

“PBGC” shall have the meaning set forth in Section 3.10(c).

“Permitted Factors” shall have the meaning set forth in Section 2.9(d).

“Permitted Liens” means the following of the Business: (a) Liens for Taxes or assessments or charges or levies by Governmental Entities, including those arising by operation of law, which are not yet due or delinquent or which are being contested in good faith and subject to the establishment of appropriate reserves therefor; (b) statutory deposits; (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in good faith and subject to the establishment of appropriate reserves therefor; (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; and (e) zoning restrictions, easements, rights of way, restrictions on use of real property, other similar encumbrances and other Liens which, in the aggregate, are not substantial in amount and except in immaterial respects do not detract from the value of the property as used by the Business subject thereto or interfere with the ordinary conduct of the Business as currently conducted.

“Person” means an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

“PIM” means Prudential Investment Management, Inc.

“Plans” shall have the meaning set forth in Section 3.10(a).

“Positive Data Input Inaccuracies Amount” shall have the meaning set forth in Section 2.11(a)(v).

“Post-Closing Business Liabilities” mean all (i) Liabilities to the extent arising out of the conduct of Business on or after the Closing, (ii) Liabilities assumed by Buyer or its Affiliates (including the Acquired Companies) to pay or perform obligations pursuant to any Ancillary Agreement and (iii) Liabilities to the extent arising pursuant to the Assigned and Assumed Contracts and the Transferred Assets on or after the Closing.

“Post-Closing Period” shall have the meaning set forth in Section 5.19(b).

“Pre-Closing Period” shall have the meaning set forth in Section 5.19(a).

“Preliminary Remaining Gain” shall have the meaning set forth in Annex 2 to Schedule 1.1(h).

“Preparer” shall have the meaning set forth in Section 5.19(c).

“PRICOA” means The Prudential Insurance Company of America, a wholly owned subsidiary of Buyer.

“Pro-Forma Statement of Net Settlement” shall have the meaning set forth in Section 2.9(a).

“Producer” shall have the meaning set forth in Section 3.22(a).

“Producer Agreements” shall have the meaning set forth in Section 3.22(a).

“Prudential Bank” means The Prudential Savings Bank, FSB.

“Prudential Options” shall have the meaning set forth in Section 5.5(j)(1)(a).

“Prudential Restricted Stock” shall have the meaning set forth in Section 5.5(j)(1)(c).

“PTCE 84-14” shall have the meaning set forth in Section 3.7(d).

“Purchase Price” shall have the meaning set forth in Section 2.6.

“Ratings Event” means a reduction in the financial strength rating of CGLIC to (i) BBB+ or below by Standard & Poor’s or (ii) Baa1 or below by Moody’s.

“Real Estate Separate Account Administrative Services Agreement” means the Real Estate Separate Account Administrative Services Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit Z.

“Real Estate Separate Account Coinsurance Agreement” means the Real Estate Separate Account Coinsurance Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit AA.

“Registered Products Administrative Services Agreement” means the Registered Products Administrative Services Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit P-1.

“Registered Products Modified Coinsurance Agreement” means the Registered Products Modified Coinsurance Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit P-2.

“Regulatory Agreement” shall have the meaning set forth in Section 3.7(b).

“Reinsured Liabilities” shall mean all of the “Reinsured Liabilities,” as such term is defined in each of the Business Coinsurance Agreements.

“Relevant Practice” means any accounting, sales or other business practice, method or policy that is particularly applicable to the retirement services business, rather than a practice applicable to businesses generally.

“Remaining Gain Adjustment Amount” shall have the meaning set forth in Annex 2 to Schedule 1.1(h).

“Reserve Adjustment” means an amount equal to 0.65 times the greater of (A)(i) the Net Reserve Release Amount minus (ii) $53 million and (B) $0.

“Reserves” shall mean reserves, funds or provisions for losses, claims, premiums, policy benefits, costs and expenses in respect of (a) insurance obligations (including life benefit reserves, life claim reserves, IMR, unearned premium reserves, premium deposit fund liabilities or otherwise) or (b) reinsurance collectibles.

“Restructuring” shall have the meaning set forth in Section 2.7(b).

“Retention Awards” shall have the meaning set forth in Section 5.5(j)(3).

“Retirement Services Employees” shall have the meaning set forth in Section 5.5(a).

“Retirement Services Employees List” shall have the meaning set forth in Section 5.5(a).

“Reviewer” shall have the meaning set forth in Section 5.19(c).

“SAP” means, with respect to any Person, the statutory accounting principles and practices prescribed or permitted by the domiciliary state of such Person at the time of determination, consistently applied.

“SAP Disallowance” shall have the meaning set forth in Section 5.32.

“Schedules” means the disclosure schedules hereto prepared and delivered simultaneously with the execution hereof.

“SEC” shall have meaning set forth in Section 3.28(a).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 5.19(p).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” shall have the meaning set forth in Section 7.3(b).

“Seller-Licensed Intellectual Property” shall have the meaning set forth in Section 5.26(a).

“Seller Material Adverse Effect” means a material adverse effect on the business, financial condition, operations or results of operations of the Business, the Acquired Companies, the Transferred Assets, the Transferred Investment Assets and the Subject Contracts, taken as a whole; provided, however, that the following shall be excluded from the definition of “Seller Material Adverse Effect” and from any determination as to whether such Seller Material Adverse Effect has occurred or may occur: (i) the effects of changes that are generally applicable to (A) the insurance or annuity industries (provided that such effect is not disproportionately more adverse with respect to the Business, taken as a whole, than the effect on comparable insurance and annuity businesses generally, except that, if such effect is disproportionately more adverse with respect to the Business, any assessment of whether there is, or has been, a Seller Material Adverse Effect shall only take into account the incremental impact of such adverse effect on the Business, taken as a whole, over the impact of such effect on the insurance and annuity business generally) or (B) the financial, banking, currency or capital markets (either in the United States or any international market); (ii) the effects of any facts or circumstances relating to Buyer or its existing or former Affiliates, including the effects of any facts or circumstances arising out of or relating to market conduct or other business practices of the Buyer or its former or existing Affiliates; (iii) the effects of any breach of any provision of this Agreement by Buyer; (iv) the rating of any of CGLIC’s Affiliates other than CIGNA Life, provided that if CIGNA Life’s Moody’s rating is “A3” or higher and its Standard & Poor’s financial strength rating is “A-” or higher than CIGNA Life’s rating, any change in CIGNA Life’s rating and the effects of such ratings or change in ratings shall also be excluded pursuant to this clause (iv); (v) the execution of this Agreement or the Ancillary Agreements; (vi) the identity of the Buyer; (vii) the announcement of this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby, other than matters relating to Buyer which are covered by clauses (ii) and (iii) above; (viii) if CGLIC’s Moody’s rating is at least “Baa1” and Standard & Poor’s financial strength rating is at least “BBB+”, CGLIC’s rating, any change in CGLIC’s rating and the effects of such ratings or change in ratings shall also be excluded pursuant to this clause (viii); and (ix) the effects of any facts or circumstances relating to the absence for CIGNA Life of either (A) an A.M. Best, Standard & Poor’s or Moody’s rating or (B) a rating by Standard & Poor’s, Moody’s or another rating agency which is separate from the rating of CGLIC, provided, in the case of this clause (B), that CGLIC’s Moody’s rating is at least “Baa1” and Standard & Poor’s financial strength rating is at least “BBB+”. Notwithstanding anything to the contrary set forth in the foregoing, in the event of the occurrence after the date of this Agreement of a Buyer MAE, it is understood and agreed that Buyer shall have the burden of proof in establishing that any such adverse effect did not result from and was not caused by the matters covered by clauses (ii), (v), (vi) and (vii).

“Seller Permits” shall have the meaning set forth in Section 3.7(a).

“Sellers” shall have the meaning set forth in the preamble.

“Separate Account” means a separate account established and maintained pursuant to Section 38a-433 or Section 38a-459 of the Connecticut General Statutes, including any such separate account to the extent guaranteed by CGLLC’s General Account.

“Separate Account Assets” means investment portfolios held in CGLIC’s Separate Accounts and identified in accordance with the Investment Asset Identification Protocol.

“Separate Account Subject Contracts” shall mean all of the “Separate Account Subject Contracts” as such term is defined in each of the Business Coinsurance Agreements.

“Services” shall have the meaning set forth in Section 1.2(b) of the Transition Services Agreement

“60-Day Treasury Rate” means the annual yield rate, on the date to which the 60-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining term to maturity of two months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

“Specified Common Interest Matter” means those matters described in writing by CIGNA to Buyer prior to the date of this Agreement and as to which the parties have agreed they have a common interest.

“Specified Data Input Factors” shall have the meaning set forth in Section 2.11(d)(vi).

“Specified Data Input Factors Amount” shall have the meaning set forth in Section 2.11(d)(vii).

“Specified Judgment” shall have the meaning set forth in Section 2.9(d).

“SPU” shall have the meaning set forth in Section 5.5(j)(2).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, Inc., a division of the McGraw-Hill Companies, Inc.

“Statement of Net Settlement” shall have the meaning set forth in Section 2.9(a).

“Statement of Net Settlement Methods” means the methodologies, procedures, judgments, assumptions and estimates described in Schedule 2.9(a)(iii).

“Statutory Financial Statements” shall have the meaning set forth in Section 3.6(c).

“Straddle Period” shall have the meaning set forth in Section 5.19(b).

“Subject Contracts” means the “Subject Contracts,” as such term is defined in the Business Coinsurance Agreements.

“Substitution and Indemnification Agreement” means the Substitution and Indemnification Agreement substantially in the form attached hereto as Exhibit S.

“Summary Plan Description” means, with respect to any Plan that is subject to the requirements of ERISA, any document or documents that satisfy the requirements of Department of Labor Regulations Section 2520.104b-2.

“Surplus” means total statutory surplus less Capital, adjusted for the par value of any treasury stock, determined in accordance with applicable Connecticut insurance laws and regulations, consistently applied.

“Tax Audit” shall have the meaning set forth in Section 5.19(k)(i).

“Tax Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising regulatory authority with respect to Taxes.

“Tax Return” shall mean any report, return, document, declaration or other filing required to be supplied to any Tax Authority or jurisdiction with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, insurance premium, retaliatory, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, and any and all entries in accounts maintained in respect of such amounts; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Third Party Accountant” means an independent accounting firm which is mutually acceptable to Sellers and Buyer, or, if Sellers and Buyer cannot agree on such an accounting firm, an independent accounting firm selected pursuant to the provisions of Article XIII of the Coinsurance Agreement.

“Third Party Accountant Report” shall have the meaning set forth in Section 2.10(a).

“Third Party Actuary” shall have the meaning set forth in Section 2.11(d)(xi).

“Third Party Claimant” shall have the meaning set forth in Section 7.5(a).

“TimesSquare” means TimesSquare Capital Management, Inc.

“TimesSquare Letter Agreement” means the Letter Agreement from TimesSquare to CGLIC, CIGNA Life and PRICOA substantially in the form attached hereto as Exhibit BB.

“Trade Secrets” means all trade secrets, inventions, processes, formulae, know how, and other proprietary and confidential business information and data, concepts, ideas, research and development, designs, business plans, strategies, marketing and customer lists.

“Trademarks” means all trade names, trade dress, trademarks, service marks, assumed names, business names and logos, slogans, internet domain names, and all registrations and applications therefor, together with all goodwill symbolized thereby.

“Trademark/Trade Name Licenses Agreement” means the Trademark/Trade Name Licenses Agreement between CIGNA Intellectual Property Inc. and CIGNA Life substantially in the form attached hereto as Exhibit T.

“Transfer Agreements” means the Master Assignment of Derivatives Agreement, the Master Assignment of Securities Agreement, the Participation Agreement or other conveyance documents required by Annex IV to the Investment Asset Identification Protocol or Section 5.18(e) and any conveyancing documents executed and delivered pursuant to any of the foregoing.

“Transaction” means the transactions contemplated by this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.13.

“Transferred Assets” means all assets, properties and rights, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, other than the Acquired Stock, used or held for use by Sellers or any of their Affiliates (other than the Acquired Companies) primarily in the Business, including the Books and Records, the Transferred IP Assets, the Transferred IT Hardware, the Assigned and Assumed Contracts, the Intellectual Property Contracts and the IT Hardware Leases, but not including any of the Transferred Investment Assets, Reserves relating to the Subject Contracts or the Excluded Assets.

“Transferred Investment Assets” means all Investment Assets which are transferred to CIGNA Life, Buyer, any of its Affiliates or any Ceded Business Trust (or held in the Modco Accounts or any Separate Account relating to the Business) pursuant to the Investment Asset Identification Protocol, but excluding Transferred Assets.

“Transferred IP Assets” means all Owned Intellectual Property and Affiliate Owned Intellectual Property.

“Transferred IT Hardware” means all Owned IT Hardware and Affiliate Owned IT Hardware.

“Transferred IT Items” means all Transferred IT Hardware, Transferred IP Assets which are Computer Software, and Computer Software which is the subject of the Intellectual Property Contracts and the IT Hardware Leases.

“Transition Services” shall have the meaning set forth in the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement between CGLIC and CIGNA Life substantially in the form attached hereto as Exhibit U including its Schedule 1 to be supplemented in accordance with Sections 5.9(b) and 5.18.

“Transitional Subadvisory Agreement” means the Transitional Subadvisory Agreement between PIM and TimesSquare substantially in the form attached hereto as Exhibit CC.

“Transitional Subadvisory Agreement II” means the Transitional Subadvisory Agreement between PIM and CII substantially in the form attached hereto as Exhibit DD.

“Transitional Subadvisory Agreement (Prudential Bank)” means the Transitional Subadvisory Agreement between PIM and CII substantially in the form attached hereto as Exhibit EE.

“Transitional Subadvisory Agreement (Trust)” means the Transitional Subadvisory Agreement between PIM and CII substantially in the form attached hereto as Exhibit FF.

“Treasury Regulations” means the Treasury Regulations, including temporary regulations, promulgated under the Code.

“20-Day CIGNA Average” shall have the meaning set forth in Section 5.5(j)(1)(a).

“20-Day Prudential Average” shall have the meaning set forth in Section 5.5(j)(1)(a).

“Unassigned Funds” shall have the meaning set forth in Section 3.6(c).

“Unaudited Interim Buyer Financial Statements” shall have the meaning set forth in Section 4.5.

“Withheld Capital Loss Amount” means an amount equal to 0.65 multiplied by the sum of: (I) (W)(a) $26 million, minus (b) the greater of: (i) the amount as of the Closing of the Withheld Capital Loss Balance attributable to the Defined Benefit portion of the Business and (ii) zero; minus (X) the portion of any difference between

(W)(a) and (W)(b) above that has been transferred since June 30, 2003 to the IMR of CGLIC and/or CIGNA Life, determined in accordance with Connecticut SAP; plus (II) (Y)(a) $46 million, minus (b) the greater of (i) the amount as of the Closing of the Withheld Capital Loss Balance attributable to the Defined Contribution Non-Pooled portion of the Business and (ii) zero; minus (Z) the portion of any difference between (Y)(a) and (Y)(b) above that has been transferred since June 30, 2003 to the IMR of CGLIC and/or CIGNA Life, determined in accordance with Connecticut SAP; provided, that in no event may the sum of (I) and (II) above be less than zero.

“Withheld Capital Loss Balance” means the balance of net realized capital losses recorded on the books of account as a charge to contract-holder liabilities, determined in accordance with CIGNA’s accounting practice, consistently applied with the Business Financial Statements.

Section 1.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

CLOSING

Section 2.1 Transfer of Assets to CIGNA Life.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Sellers shall convey, transfer and deliver, and shall cause their Affiliates (other than the Acquired Companies) to convey, transfer and deliver, to CIGNA Life, and CIGNA Life shall accept all of Sellers’ and their Affiliates’ right, title and interest in, to and under the Transferred Assets, free and clear of all Liens, except Permitted Liens, pursuant to the Assignment and Assumption Agreement and the Bill of Sale.

(b) At the Closing, Connecticut General shall contribute an amount equal to approximately (i) $840,000,000 (Eight Hundred and Forty Million Dollars) plus (ii) the Withheld Capital Loss Amount, plus (iii) the Reserve Adjustment, plus (iv) the IMR Adjustment, plus (v) the Preliminary Remaining Gain if it is a positive number, minus (vi) the absolute value of the Preliminary Remaining Gain if it is a negative number, minus (vii) CIGNA Life’s surplus, valued in accordance with the Statement of Net Settlement Methods, without giving effect to the transactions contemplated by this Article II, minus (viii) CIGNA Life’s AVR as of immediately prior to giving effect to the transactions contemplated by this Article II, (the aggregate of (i) through (viii), the “Capitalization Amount”). The Capitalization Amount shall be contributed in cash and/or Investment Assets in accordance with the Investment Asset Identification Protocol to CIGNA Life and valued in accordance with the Statement of Net Settlement Methods. For purposes of this Section 2.1(b)(iv), “surplus” shall have its ordinary insurance meaning but asset and liability values to determine such surplus shall be determined in accordance with the Statement of Net Settlement Methods (provided, that deferred tax assets shall be valued at $4 million).

(c) On the Final Settlement Date, CIGNA Life shall pay to Sellers the Remaining Gain Adjustment Amount (if such amount is a negative number) or Sellers shall pay to CIGNA Life the Remaining Gain Adjustment Amount (if such amount is a positive number). The Remaining Gain Adjustment Amount shall be paid in cash and/or Investment Assets in accordance with the Investment Asset Identification Protocol and valued in accordance with the Statement of Net Settlement Methods.

Section 2.2 Assumption of Liabilities.

At the Closing, immediately following the consummation of the transactions set forth in Section 2.1, CIGNA Life shall assume from Sellers and their Affiliates (other than the Acquired Companies) all of the Assumed Liabilities, pursuant to the Assignment and Assumption Agreement. At the Closing, Sellers, CIGNA Life and Buyer shall execute and deliver, and Sellers shall cause their Affiliates to execute and deliver, the Assignment and Assumption Agreement and the Bill of Sale and such other documents and instruments as may be necessary in order to effect the conveyance of the Transferred Assets and the assumption of the Assumed Liabilities.

Section 2.3 Coinsurance Transactions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and simultaneously with the consummation of the transactions set forth in Sections 2.1 and 2.2, CGLIC, as ceding company, and CIGNA Life, as coinsurer and administrator, will enter into the Coinsurance Agreement, the Administrative Services Agreement, the Ceded Business Trust Agreement and the Separate Account Management Agreement, and LINA, as ceding company, and CIGNA Life, as coinsurer and administrator, will enter into the LINA Modco Agreement, the LINA Administrative Services Agreement and the LINA Separate Account Management Agreement.

(b) At the Closing in accordance with Section 4.1 of the Coinsurance Agreement, CGLIC (on behalf of CIGNA Life, the grantor of the Ceded Business Trust established pursuant to the Ceded Business Trust Agreement) shall transfer to such Ceded Business Trust the General Account Reinsurance Premium due to CIGNA Life reflected on the Estimated Statement of Net Settlement (as defined in Section 2.9(b)).

(c) At the Closing, in accordance with Section 5.1 of the Coinsurance Agreement, CGLIC shall maintain the Separate Account Assets relating to Separate Account Subject Contracts in Modco Accounts.

(d) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and simultaneously with the consummation of the transactions set forth in Sections 2.1 and 2.2, CIGNA Life, as ceding company, and CGLIC, as coinsurer and administrator, will enter into the Excluded Business Coinsurance Agreement and the Excluded Business Administrative Services Agreement.

(e) At the Closing, in accordance with Section 4.1 of the LINA Modco Agreement, CGLIC shall maintain the Separate Account Assets relating to Separate Account Subject Contracts in the LINA Modco Account.

(f) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and simultaneously with the consummation of the transactions set forth in Sections 2.1 and 2.2, CGLIC, as ceding company, and CIGNA Life, as coinsurer and administrator, will enter into the Guaranteed Cost Coinsurance Agreement, the Guaranteed Cost Administrative Services Agreement, the Guaranteed Cost Business Trust Agreement and the CGLIC Guaranteed Cost Management Agreement.

(g) At the Closing in accordance with Section 4.1 of the Guaranteed Cost Coinsurance Agreement, CGLIC, the grantor of the Guaranteed Cost Business Trust established pursuant to the Guaranteed Cost Business Trust Agreement, shall transfer to such Guaranteed Cost Business Trust the Guaranteed Cost Reinsurance Premium (to be retained therein pursuant to the modified coinsurance arrangement under the Guaranteed Cost Coinsurance Agreement) reflected on the Estimated Statement of Net Settlement (as defined in Section 2.9(b)).

(h) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and simultaneously with the consummation of the transactions set forth in Sections 2.1 and 2.2, CGLIC, as ceding company, and CIGNA Life, as coinsurer and administrator, will enter into the Registered Products Modified Coinsurance Agreement and the Registered Products Administrative Services Agreement.

(i) At the Closing, in accordance with Section 4.1 of the Registered Products Modified Coinsurance Agreement, CGLIC shall maintain the Separate Account Assets relating to Separate Account Subject Contracts in the Modco Account established under the Registered Products Modified Coinsurance Agreement.

(j) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and simultaneously with the consummation of the transactions set forth in Sections 2.1 and 2.2, CGLIC, as ceding company, and CIGNA Life, as coinsurer and administrator, will enter into the Real Estate Separate Account Coinsurance Agreement and the Real Estate Separate Account Administrative Services Agreement.

Section 2.4 Dividend of Stock of CIGNA Life to Connecticut General.

At least three (3) Business Days prior to the consummation of the transactions set forth in Sections 2.1, 2.2 and 2.3, CGLIC shall dividend to Connecticut General all of the issued and outstanding shares of stock of CIGNA Life.

Section 2.5 Purchase and Sale of the Acquired Stock.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and prior to the transactions set forth in clause (b) below, (a) CIGNA Bank shall be merged with and into Prudential Bank, with Prudential Bank being the surviving entity in such merger, pursuant to the Bank Merger Agreement (the “Bank Merger”) and (b) Sellers shall convey, transfer and deliver to Buyer, and Buyer shall acquire and accept from Sellers, all of their right, title and interest in, to and under the Acquired Stock (other than CIGNA Bank), free and clear of all Liens, except for transfer restrictions arising under the Securities Act and similar Applicable Laws. Sellers shall deliver to Buyer all of the Acquired Stock (other than CIGNA Bank) free and clear of any Lien, duly assigned to Buyer and duly endorsed in blank or accompanied by stock powers duly executed.

Section 2.6 Consideration.

(a) The consideration (the “Purchase Price”) for the Transferred Assets, the Acquired Stock (other than CIGNA Bank) and the Bank Merger shall be a cash amount equal to (i) $2,100,000,000 (Two Billion One Hundred Million Dollars) minus (ii) only if a Ratings Event shall have occurred, $250,000,000. The Purchase Price shall be paid by Buyer to Sellers at the Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers no less than five (5) Business Days prior to the Closing Date.

(b) Any dispute over the amount or value of cash and/or Investment Assets paid pursuant to Section 2.1(b) shall be determined by the Third Party Accountant at the same time and, to the extent applicable in the same manner as provided in Sections 2.10 and 2.11 with respect to the Final Statement of Net Settlement, provided that (i) any amount contributed to CIGNA Life pursuant to Section 2.1(b) in excess of the Capitalization Amount shall be payable by CIGNA Life to Connecticut General in cash and/or Investment Assets in accordance with the Investment Asset Identification Protocol to CIGNA Life and valued in accordance with the Statement of Net Settlement Methods, together with interest on such amount from and including the Closing Date up to but not including the date of payment accrued at the 60-Day Treasury Rate, and (ii) in the event that the amount contributed to CIGNA Life pursuant to Section 2.1(b) is less than the Capitalization Amount, such amount shall be payable by Connecticut General to CIGNA Life in cash and/or Investment Assets in accordance with the Investment Asset Identification Protocol, together with interest on such amount from and including the Closing Date up to but not including the date of payment accrued at the 60-Day Treasury Rate. In the event of any dispute over the Withheld Capital Loss Amount or the Reserve Adjustment, such dispute shall be determined by the Third Party Accountant at the same time as provided in Sections 2.10 and 2.11 but determining the appropriate Withheld Capital Loss Amount in accordance with the terms of this Agreement under GAAP applied on a basis consistent with the Business Financial Statements as of June 30, 2003.

Section 2.7 Closing.

(a) The closing of the Transaction (the “Closing”) will take place at 10:00 A.M., New York time, on the last day of the month in which the last unfulfilled and unwaived condition to be satisfied prior to the Closing set forth in Article VI hereof shall be fulfilled or waived in accordance with the terms of this Agreement; provided, that if Sellers notify Buyer on or before February 1, 2004 that Sellers determine that they cannot accurately prepare the necessary financial and other information for Closing as of a month end that is not a quarter end, the Closing shall take place on the last day of the calendar quarter on which such condition is satisfied (such time, the “Closing Date”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036, or such other place as the parties may agree. Closing shall be effective as of 12:01 a.m. on the next day.

(b) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, Sellers may implement the transactions contemplated by Sections 2.4 and 2.1, 2.2, or 2.3 hereof (the “Restructuring”) as of any month end that is reasonably expected to be more than thirty-one (31) days prior to the Closing Date, provided, that (i) Buyer shall be permitted to participate fully with Sellers in all communications with Governmental Entities relating to the Restructuring unless Sellers conclude in their reasonable judgment that (A) there is a substantial risk that the Transaction will not be completed and (B) as to a particular communication, the full participation of Buyer in such communication would reveal either sensitive confidential information about Sellers’ business plans in the event the Transaction is not completed or information about Sellers proposed response to the risk of the Transaction not being completed and (ii) Sellers shall consult and confer with Buyers regarding developments relating to the implementation of the Restructuring and keep Buyer fully informed of any proposals made to and any conditions discussed with, requested by or imposed by Governmental Entities in connection with implementation of the Restructuring, and such Restructuring is effected on terms and conditions that would not, individually or in the aggregate, reasonably be expected to have a Material Negative Condition; and provided further, that if the Restructuring is implemented prior to the Closing, Sellers, jointly and severally, agree to indemnify, defend and hold harmless Buyer Indemnitees from any Losses by any Buyer Indemnitees that would not have been incurred had such implementation occurred at Closing (taking into account any economic concessions by Sellers in connection with such implementation). Buyer Indemnitees shall exercise the indemnification rights provided in this Section 2.7(b) as if such rights were exercised pursuant to Section 7.3(a)(i), provided that such indemnification shall not be subject to the third sentence of Section 7.3(c). Notwithstanding the foregoing and without limitation to Section 5.6, if the Restructuring is to be implemented as of or immediately prior to the Closing Date, Sellers shall consult and confer with Buyer regarding any aspects of the implementation of the Restructuring differing from those provided for by the Ancillary Agreements and obtain the approval of Buyer for any such aspect, such approval not to be unreasonably withheld, conditioned or delayed. Sellers agree that in implementing the Restructuring they shall cooperate with Buyer and endeavor to avoid any negative effect upon the Unassigned Funds.

Section 2.8 Purchase Price Allocation.

Sellers and Buyer will allocate the Purchase Price and other applicable consideration (the “Allocable Amount”) in accordance with the requirements of sections 1060 and 338 of the Code for all Tax purposes. As soon as practicable after the Closing Date, Buyer shall prepare a schedule reflecting the allocation of the Allocable Amount and shall submit it to Sellers.

Section 2.9 Statements of Net Settlement.

(a) Attached hereto as (i) Schedule 2.9(a) (i) is a form of statement of the Liabilities of the Business, including the Reinsured Liabilities and Assumed

Liabilities but excluding the Excluded Liabilities, and related Separate Account Assets and General Account Reinsurance Premium Assets (the “Statement of Net Settlement”) and (ii) as Schedule 2.9(a)(ii) is a pro-forma Statement of Net Settlement as of June 30, 2003 (the “Pro-Forma Statement of Net Settlement”).

(b) CGLIC shall cause to be prepared and delivered to Buyer at least five (5) days prior to the Closing Date a proposed Statement of Net Settlement estimated as of the Closing Date in accordance with the Statement of Net Settlement Methods. Buyer shall be given an opportunity to review and comment on the proposed Statement of Net Settlement and Sellers shall provide Buyer with access to such information and personnel as Buyer may reasonably request in connection with such review and comment. Buyer shall provide any comments on the proposed Statement of Net Settlement at least one (1) day prior to the Closing Date and Buyer and CGLIC shall negotiate in good faith a resolution of any differences in the amounts stated on the proposal. The Statement of Net Settlement prepared by CGLIC, as revised to reflect any revisions thereto agreed to by CGLIC and Buyer, shall be the “Estimated Statement of Net Settlement”; provided, however, that if any differences between CGLIC and Buyer as to such Statement of Net Settlement are not resolved by the Closing Date, the Statement of Net Settlement estimated as of the Closing Date and prepared by CGLIC and revised by CGLIC to reflect any revisions thereto agreed to by CGLIC and Buyer, but not any of Buyer’s comments not agreed to by CGLIC, shall be the “Estimated Statement of Net Settlement”.

(c) Within ninety (90) days following the Closing Date, CGLIC shall prepare and deliver to Buyer a Statement of Net Settlement as of the Closing Date (the “Closing Statement of Net Settlement”) in accordance with the Statement of Net Settlement Methods.

(d) Buyer, on behalf of itself and CIGNA Life, shall review the Closing Statement of Net Settlement solely to determine whether in the preparation of the Closing Statement of Net Settlement (i) CGLIC appropriately utilized the Statement of Net Settlement Methods, (ii) CGLIC has not committed any arithmetic error in the calculation of any of the line items on the Closing Statement of Net Settlement, (iii) Data Input Inaccuracies affected one or more line items in the Closing Statement of Net Settlement, (iv) if the manner of making any judgment involved in the calculation of any line item in the Closing Statement of Net Settlement is not provided for by the Statement of Net Settlement Methods, such judgment is made consistently with either (x) CGLIC’s historical practices used in preparing the Pro-Forma Statement of Net Settlement or (y) if it cannot be made consistently with such historical practices, with SAP consistently applied with the Statutory Financial Statements or (z) if not made consistently with SAP or such historical practices, with sound industry practices (each of (x), (y) and (z), a “Specified Judgment”) (clauses (i) through (iv) being the “Permitted Factors”), and Buyer shall not consider any other matter, including the valuation of any Investment Assets reflected in the Closing Statement of Net Settlement. If Buyer and CGLIC are able to agree within one-hundred twenty (120) days of Buyer’s receipt of the Closing Statement of Net Settlement, or earlier as mutually agreed to, that (A) the methodologies, procedures, judgments, assumptions and estimates used in the preparation of the Closing Statement of Net Settlement conform to the Statement of Net Settlement Methods, (B) CGLIC has not committed any arithmetic error in the calculation of any of the numerical data underlying the line items on the Closing Statement of Net Settlement, (C) Data Input Inaccuracies did not affect any line items of the Closing Statement of Net Settlement and (D) if any judgment involved in the calculation of any line item in the Closing Statement of Net Settlement is not addressed by the Statement of Net Settlement Methods, that such judgment is in accordance with the applicable Specified Judgment, then the Closing Statement of Net Settlement shall be deemed to be the “Final Statement of Net Settlement” for purposes of Section 2.11.

(e) If the parties are not able to agree to the matters set forth in the previous paragraph within one-hundred twenty (120) days of Buyer’s receipt of the Closing Statement of Net Settlement, then the Closing Statement of Net Settlement shall be promptly submitted for resolution to the Third Party Accountant pursuant to Section 2.10.

(f) Buyer, on behalf of itself and CIGNA Life, agrees that following the Closing Date CGLIC shall have such access to CIGNA Life’s books and records, including internal accounting records relating to the Business, and employees involved with the Business and the Subject Contracts as CGLIC may reasonably request for the preparation of the Closing Statement of Net Settlement or Buyer’s objections thereto. CIGNA, on behalf of itself and the other Sellers, agrees that following the Closing Date CIGNA Life and Buyer shall have such access to the books and records, including internal accounting records relating to the Business, and employees involved with the Business and Subject Contracts as Buyer or CIGNA Life may reasonably request for the review of the Closing Statement of Net Settlement or Buyer’s objections thereto.

(g) Transfer Taxes incurred in connection with the conveyance of the Subject Contracts shall be paid in accordance with Section 5.13 hereof and shall not be reflected as an asset or a liability on any Statement of Net Settlement Liability.

Section 2.10 Third Party Accountant.

(a) Within forty-five (45) days after the delivery of the Closing Statement of Net Settlement to the Third Party Accountant pursuant to Section 2.9(e), the Third Party Accountant shall review the Closing Statement of Net Settlement and render a written report thereon to Buyer, CIGNA Life and CGLIC (the “Third Party Accountant Report”). The parties hereto acknowledge and agree that such review by the Third Party Accountant and the Third Party Accountant Report shall be limited to, and only to, a determination by the Third Party Accountant as to the Permitted Factors. In conducting its review, the Third Party Accountant shall take into consideration submissions made by Buyer and CGLIC with regard to the Permitted Factors, and the basis for the parties’ respective views. The Third Party Accountant Report shall include a reasonably detailed description of any change to the Closing Statement of Net Settlement that results from the Third Party Accountant’s review of the Closing Statement of Net Settlement and a restatement by the Third Party Accountant of the Closing Statement of Net Settlement which reflects any changes made by the Third Party Accountant (such statement to be deemed the “Final Statement of Net Settlement” for purposes of Section 2.11), provided, however, that each individual adjustment reflected on the Final Statement of Net Settlement, if there are any, must be based solely upon a finding by the Third Party Accountant that (A) CGLIC utilized methodologies, procedures, judgments, assumptions and estimates that were not provided for in the Statement of Net Settlement Methods, (B) CGLIC committed any arithmetic error in the calculation of any line item on the Closing Statement of Net Settlement, (C) Data Input Inaccuracies affected one or more line items in the Closing Statement of Net Settlement, or (D) if any judgment involved in the calculation of any line item in the Closing Statement of Net Settlement is not provided for by the Statement of Net Settlement Methods, such judgment is not in accordance with the applicable Specified Judgment. The dollar amount of each such individual adjustment to the total liabilities as shown on the Closing Statement of Net Settlement shall not be greater than the dollar amount which corresponds to the underlying finding set forth in the foregoing clauses (A), (B), (C) or (D) which the Third Party Accountant used to justify such adjustment. The fees, costs and expenses of the Third Party Accountant shall be shared equally by CGLIC and CIGNA Life.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any of the Ancillary Agreements, each of the parties hereto acknowledges and agrees that (i) the Third Party Accountant shall not be authorized to make any adjustments to the Closing Statement of Net Settlement which are not based solely upon the Permitted Factors and (ii) the Third Party Accountant shall not review or make any adjustment (A) to a line item on or other matter involving the Closing Statement of Net Settlement not challenged pursuant to Section 2.9(e) or (B) based on the valuation of any Transferred Investment Assets reflected in the Closing Statement of Net Settlement.

(c) Following the Closing Date, the Third Party Accountant shall have access to any of Sellers’, CIGNA Life’s, Buyer’s and their respective Affiliates’ accounting records relating to the Business and Subject Contracts and employees involved with the Business and Subject Contracts, including with respect to the preparation by CGLIC, and the review by Buyer of the Estimated Statement of Net Settlement, and the preparation by CGLIC, and the review by CIGNA Life, of the Closing Statement of Net Settlement.

(d) Any (i) determination made by the Third Party Accountant pursuant to this Section 2.10 or (ii) agreement by the parties pursuant to the last sentence of Section 2.9(d) shall be final and binding on Buyer, CIGNA Life and Sellers. For purposes hereof, “final and binding” shall mean that the aforesaid determination or agreement, as the case may be, shall have the same preclusive effect for all purposes as a determination embodied in a final judgment, no longer subject to appeal and entered by a court of competent jurisdiction after full and fair litigation on the merits.

Section 2.11 Post-Closing Adjustment.

(a) In the event that (i) the General Account Reinsurance Premium determined by reference to the Final Statement of Net Settlement exceeds the General Account Reinsurance Premium determined by reference to the Estimated Statement of Net Settlement, then Sellers shall transfer to the Ceded Business Trust assets (selected in accordance with Investment Asset Identification Protocol) with an aggregate statutory carrying value determined in accordance with the Statement of Net Settlement Methods equal to such excess within five (5) Business Days of the delivery of the Final Statement of Net Settlement, plus interest on such amount from and including the Closing Date up to but not including the date of payment accrued at the 60-Day Treasury Rate, or (ii) the General Account Reinsurance Premium determined by reference to the Final Statement of Net Settlement is less than the General Account Reinsurance Premium determined by reference to the Estimated Statement of Net Settlement, then CIGNA Life, directly or from the Ceded Business Trust, as determined in accordance with the Coinsurance Agreement and the Ceded Business Trust Agreement, shall return to CGLIC assets (selected in accordance with the Investment Asset Identification Protocol) previously transferred by CGLIC to the Ceded Business Trust with an aggregate statutory carrying value determined in accordance with the Statement of Net Settlement Methods equal to such shortfall within five (5) Business Days of the delivery to the Buyer of the Final Statement of Net Settlement, plus interest on such amount from and including the Closing Date up to but not including the date of payment accrued at the 60-Day Treasury Rate. The foregoing shall apply to the Guaranteed Cost Reinsurance Premium, provided that any adjustment to the Guaranteed Cost Reinsurance Premium shall be transferred to the Guaranteed Cost Business Trust by CGLIC or from the Guaranteed Cost Business Trust by the trustee thereof to CGLIC, as the case may be.

(b) On the Closing Date all Separate Account Assets as of such date shall be retained in the corresponding Modco Account. In the event any Separate Account Assets are not retained in the appropriate Modco Account at Closing, Sellers shall cause such assets to be transferred thereto promptly after discovery thereof, together with any interest, dividends or other earnings after the Closing Date in respect of such assets.

(c) Notwithstanding any other provision of this Agreement to the contrary, in the event CGLIC (i) fails to transfer to CIGNA Life or to the Ceded Business Trust, as the case may be, an asset reflected on either the Estimated Statement of Net Settlement or the Final Statement of Net Settlement, or (ii) erroneously transfers an Investment Asset to CIGNA Life which was not reflected on either the Estimated Statement of Net Settlement or the Final Statement of Net Settlement (and which was not to be transferred pursuant to this Agreement or any Ancillary Agreement), the parties agree to correct such error by effectuating a transfer or return, as the case may be, of the assets in question (or cash equal to the fair market value of such asset) promptly upon receipt of a written notice from the other party describing the error. All written notice of any such error shall be provided on or before the second anniversary of the Closing Date.

(d) (i) In the event that (A) there are inaccuracies or omissions in the factual data inputs utilized in the calculation of Insurance-Related Liabilities or the value of Transferred Investment Assets not addressed by Section 2.11(c) (such as inputting the wrong CUSIP number or interest rate), including data (and the omission of data) relating to the inventory of policies in force, the terms of such policies, the relevant information related to the holders or annuitants of such policies and activities related thereto, CUSIP numbers, interest rates, principal amounts, the terms of loan documents and organizational documents, the terms of leases, lease abstracts and rent rolls, or such factual data inputs are coded, compiled or aggregated inaccurately, other than omissions in the factual data inputs utilized in the calculation of the Insurance-Related Liabilities resulting from reasonable judgments by an actuary or other financial professional as to the scope of factual data inputs (or omissions of factual data inputs) (a “Data Input Inaccuracy”); (B) such Data Input Inaccuracy has resulted in a demonstrable error in the aggregate Insurance-Related Liabilities reflected on the Final Statement of Net Settlement or in the aggregate statutory carrying value (determined in accordance with the Statement of Net Settlement Methods) of the Transferred Investment Assets, and (C) Buyer has transmitted to Sellers a Notice of Demand (as defined below) with respect to such Data Input Inaccuracy prior to the second anniversary of the Closing Date, then the requirements of this Section 2.11(d) shall be applicable.

(ii) “Adjustment Amount” shall be any amount, positive or negative, equal to (A)(x) 0.5 multiplied by (y) the Specified Data Input Factors Amount; provided that such amount, when cumulated with all prior amounts pursuant to this Section 2.11(d)(ii), shall not be greater than an aggregate amount of $100 million or be less than an aggregate amount of negative $100 million; provided further that if such amount is positive the Adjustment Amount shall be increased by the amount, if any, that the aggregate Losses incurred by Buyer Indemnities pursuant to Section 7.3(a)(i) hereof and this Section 2.11(d) (treating any positive amount under this Section 2.11(d)(ii) as Losses solely for purposes of the third sentence of Section 7.3(c)) are less than the Deductible, but only to the extent of the product of (A)(x) multiplied by A(y).

(iii) “Net Data Adjustment Amount” shall be the amount, positive or negative, equal to the Positive Data Input Inaccuracies Amount minus the Offsetting Data Input Inaccuracies Amount minus the Adjustment Amount.

(iv) “Offsetting Data Input Inaccuracies Amount” means the absolute value of the amount of the aggregate decrease in Insurance-Related Liabilities reflected on the Final Statement of Net Settlement plus the amount of the aggregate increase in the statutory carrying value (determined in accordance with the Statement of Net Settlement Methods) of the Transferred Investment Assets resulting from Data Input Inaccuracies (excluding any excess in the Transferred Investment Assets resulting from the decrease in the Insurance-Related Liabilities).

(v) “Positive Data Input Inaccuracies Amount” means the amount of the aggregate increase in Insurance-Related Liabilities reflected on the Final Statement of Net Settlement plus the absolute value of the amount of the aggregate decrease in the statutory carrying value (determined in accordance with the Statement of Net Settlement Methods) of the Transferred Investment Assets resulting from Data Input Inaccuracies (excluding any shortfall in the Transferred Investment Assets resulting from the increase in the Insurance-Related Liabilities).

(vi) “Specified Data Input Factors” means (A) errors and omissions in any information provided by the holder of, or annuitant under, Subject Contracts or by any Person who is not an Affiliate or employee of Sellers and (B) the design features and functioning of, and defects in, any software or hardware.

(vii) “Specified Data Input Factors Amount” shall be an amount, positive or negative, equal to (A) the portion of Positive Data Input Inaccuracies Amount resulting from Specified Data Input Factors minus (B) the portion of Offsetting Data Input Inaccuracies Amount resulting from Specified Data Input Factors.

(viii) At any time prior to the second anniversary of the Closing Date, Buyer may transmit to Sellers a written notice stating that one or more Data Input Inaccuracies have resulted in a demonstrable error in the aggregate Insurance-Related Liabilities reflected on the Final Statement of Net Settlement or in the aggregate statutory carrying value (determined in accordance with the Statement of Net Settlement Methods) of all the Transferred Investment Assets, which identifies with reasonable specificity the (A) relevant Data Input Inaccuracy or Data Input Inaccuracies, (B) the effect of such Data Input Inaccuracy or Data Input Inaccuracies on the aggregate Insurance-Related Liabilities reflected on the Final Statement of Net Settlement or the aggregate statutory carrying value (determined in accordance with the Statement of Net Settlement Methods) of the Transferred Investment Assets, and (C) the Positive Data Input Inaccuracies Amount and, if any, the Offsetting Data Input Inaccuracies Amount and Adjustment Amount (a “Notice of Demand”).

(ix) In the event that Buyer transmits a Notice of Demand to Sellers pursuant to Section 2.11(d)(viii), as a condition precedent to any payment under Section 2.11(d)(xii) Sellers shall have access for a reasonable period of time not to exceed nine (9) months to CIGNA Life’s, Buyer’s and its Affiliates’ books and records, including internal accounting records, and employees as Sellers may reasonably request, for purposes of verifying the information provided to Sellers in the Notice of Demand and identifying any Offsetting Data Input Inaccuracies. Any information provided to Sellers pursuant to the previous sentence shall be kept confidential by Sellers. Any verification, examination or interview by or on behalf of Sellers or access pursuant to this Section 2.11(d)(ix) shall be conducted or occur at reasonable times, during regular business hours, upon reasonable prior written notice and in a manner that does not unreasonably interferes with the Business or operations of Buyer or its Affiliates (or their successors). Buyer and its Affiliates and employees shall cooperate fully and in good faith in providing Sellers such access and information.

(x) Buyer and Sellers shall endeavor to agree as to the correct Offsetting Data Input Inaccuracies Amount, Adjustment Amount and Positive Data Input Inaccuracies Amount and the effects of any Specified Data Input Factors.

(xi) In the event of any dispute between the parties relating to the matters set forth in this Section 2.11(d), once Sellers have completed their review of the Buyer’s Notice of Demand and any Offsetting Data Input Inaccuracies, Sellers and Buyer shall retain an independent actuarial firm mutually acceptable to Sellers and Buyer or, if they are unable to agree, designated by The American Arbitration Association (“Third Party Actuary”) who shall review the Buyer’s Notice of Demand, together with any supporting information thereto provided by the Buyer, together with Seller’s response to the Buyer’s Notice of Demand, together with any supporting information thereto provided by the Sellers. The parties hereto acknowledge and agree that such review by the Third Party Actuary shall be limited to, and only to, a determination by the Third Party Actuary as to the correct Net Data Adjustments Amount, Positive Data Input Inaccuracies Amount, Offsetting Data Input Inaccuracies Amount, Specified Data Input Factors Amount and Adjustment Amount in accordance with Section 2.11(d). In conducting its review, the Third Party Actuary shall take into consideration submissions made by Sellers and Buyer and the basis for the parties’ respective views. Any determination made by the Third Party Actuary pursuant to this Section 2.11(d)(xi) shall be final and binding (as such term is defined in Section 2.10(d) of this Agreement) on Sellers and Buyer.

(xii) Within ten (10) days following either agreement by the parties as to the matters set forth in paragraph (x) or the determination of the Third Party Actuary pursuant to paragraph (xi), Sellers shall pay to Buyer any positive Net Data Adjustment Amount or Buyer shall pay to Sellers the absolute value of any negative Net Data Adjustment Amount. Payment shall be made by payment of cash or cash equivalents in immediately available funds. In the event of multiple adjustments pursuant to this Section 2.11(d) as a result of the issuance of more than one Notice of Demand, the aggregate Positive Data Input Inaccuracies Amounts, Offsetting Data Input Inaccuracies Amounts and Adjustment Amounts and net amounts paid pursuant to this Section 2.11(d) shall be cumulated so that any settlement pursuant to this paragraph takes into account all such Net Data Adjustment Amounts, Positive Data Input Inaccuracies Amounts, Offsetting Data Input Inaccuracies Amounts, Specified Data Input Factors Amounts, Adjustment Amounts and the net amounts previously paid.

(xiii) In no event shall any of the provisions of this Section 2.11(d) apply to the Insurance Related Liabilities associated with the Guaranteed Cost Coinsurance Agreement, the Subject Contracts thereunder or the Transferred Investment Assets supporting such Insurance-Related Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to Section 7.1, and except as set forth on the Schedules, Sellers hereby represent and warrant to Buyer on the date of this Agreement and the Closing Date (or if another date is specified in the representation or warranty, on such date) as follows:

Section 3.1 Organization, Standing and Corporate Power.

(a) Each Seller and each Affiliate of a Seller engaged in the Business is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each Seller and each Affiliate of a Seller engaged in the Business is duly qualified or licensed to do business and is in all material respects in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Each Seller and each Affiliate of a Seller engaged in the Business has full corporate power and authority and necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except as such matters may be otherwise addressed in Section 3.7.

(b) Sellers have made available to Buyer prior to the execution of this Agreement true and correct copies of the certificate of incorporation and bylaws (or comparable organizational documents) (as amended to date, the “Organizational Documents”) for each of the Acquired Companies (each as amended to date). None of Sellers or the Acquired Companies is in material default under or in material violation of any provision of its Organizational Documents and the Organizational Documents for each of the Acquired Companies as made available to Buyer are in full force and effect. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Seller and each Affiliate of a Seller engaged in the Business are correct and complete in all material respects.

Section 3.2 Authority; Binding Effect.

Each Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Each Seller and its Affiliates which are parties hereto or to an Ancillary Agreement have all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby, and the execution and delivery of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by Sellers and their Affiliates which are parties thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of each such Person. This Agreement has been duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, equitable subordination and similar laws of general applicability affecting creditors’ rights generally and to general principles of equity. The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements, when duly executed and delivered by Sellers and their Affiliates which are a party thereto, assuming the due authorization, execution and delivery of such other agreements, documents and instruments by each of the other parties thereto, constitute legal, valid and binding obligations of Sellers and their Affiliates which are parties thereto, enforceable against each such Person in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, equitable subordination and similar laws of general applicability affecting creditors’ rights generally and to general principles of equity.

Section 3.3 Noncontravention.

Except as set forth in Schedule 3.3, the execution and delivery of this Agreement does not and the Ancillary Agreements will not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (a) result in the creation of any Lien upon (i) any of the Acquired Stock or (ii) any of the Transferred Assets, or any properties or assets of any of the Acquired Companies, (b) violate, contravene or conflict with the Organizational Documents of any Seller or any Affiliate of a Seller engaged in the Business or with any resolutions adopted by the board of directors of any Seller, any Acquired Company or any of their Affiliates, (c) conflict with, or result in the breach, violation, right of termination, or prepayment of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, or alter any rights or obligations under, or require the giving of notice under, any (x) Contract, (y) Subject Contract or (z) award, decision, injunction, judgment, charge, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Governmental Entity (as defined below) (any of the items enumerated in this clause (y), an “Order”), in each case relating to the Business, (d) subject to the governmental filings and other matters referred to in Section 3.4, contravene, conflict with, or constitute or result in a breach or violation of, or a default under, any provision of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Seller Permit (as defined in Section 3.7(a)) issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Law that is held by any Seller, any Affiliate of a Seller engaged in the Business or that otherwise relates to the Business or (e) subject to the governmental filings and other matters referred to in Section 3.4, constitute a violation of any Applicable Law, other than, in the case of clause (a)(ii), (c) or (d) of this Section 3.3 as would not, individually result in a Loss to the Business in excess of $50,000.

Section 3.4 Governmental Approvals.

Except as set forth in Schedule 3.4, no consent, approval, order, authorization or licensing of, action by or in respect of, or registration, declaration, notice, report, filing or expiry of any waiting period with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) is required by any Seller, any Acquired Company or any of their Affiliates in connection with the execution and delivery of this Agreement by Sellers or the execution and delivery of the Ancillary Agreements by Sellers or their Affiliates which are a party thereto or the consummation by Sellers and such Affiliates of the transactions contemplated hereby or thereby, except for such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws or similar foreign laws and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Section 3.5 Capitalization.

Schedule 3.5 accurately sets forth, with respect to each Acquired Company (i) the number of and designation of all authorized Equity Interests and (ii) the number of issued and outstanding Equity Interests, the names of the holders thereof and the number of Equity Interests held by each such holder. All such Equity Interests have been validly issued and are fully paid and, to the extent applicable, non-assessable and have been issued in compliance with all foreign, federal and state securities laws. One or more of the Sellers or an Acquired Company are and shall be on the Closing Date the sole record and beneficial owners and holders of good and valid title to each of the outstanding Equity Interests of the Acquired Companies, free and clear of all Liens. Except as listed on Schedule 3.5, no legend or other reference to any purported encumbrance appears on any certificate representing Equity Interests of any Acquired Company. Except as listed in Schedule 3.5, none of the Acquired Companies owns any Equity Interests in any Person, except for Equity Interests owned as investments in the ordinary course of business and consistent with past practice. There are no outstanding options, warrants, calls, preemptive or similar rights, commitments or agreements of any kind to which Sellers or any of their subsidiaries or any of the Acquired Companies is a party, or by which any of Sellers, any of their subsidiaries or any of the Acquired Companies is bound, relating to the sale, issuance or voting of, or the granting of rights to acquire, all or a portion of the Equity Interests of any of the Acquired Companies, or any securities convertible or exchangeable into or evidencing the right to purchase all or a portion of the Equity Interests in any of the Acquired Companies. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Acquired Company. There are no voting trusts or other agreements or understandings to which Sellers, any of their subsidiaries, or any of the Acquired Companies is a party with respect to the voting of the Equity Interests of any of the Acquired Companies. There are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests of the Acquired Companies on any matter.

Section 3.6 Financial Statements.

(a) Attached hereto as Schedule 3.6(a) are copies of the unaudited pro-forma GAAP balance sheets and income statements of the Business as of and for the twelve months ending December 31, 2002 and the six months ending June 30, 2003 (such financial statements, together with the notes thereto, being hereinafter collectively referred to as the “Business Financial Statements”). Except as set forth in the notes to the Business Financial Statements, the Business Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis with the audited consolidated financial statements of CIGNA and its subsidiaries for the year ended as of December 31, 2002, and the unaudited consolidated financial statements of CIGNA and its subsidiaries for the six months ended June 30, 2003, respectively, (ii) were prepared using the Books and Records of CGLIC and its Affiliates, (iii) were prepared using the same data with respect to the Business as was used in preparing the audited consolidated financial statements of CIGNA and its subsidiaries for the year ended as of December 31, 2002, and the unaudited consolidated financial statements of CIGNA and its subsidiaries for the six months ended June 30, 2003, respectively, and (iv) fairly present in all material respects the combined financial position and the results of operations of the Business for the periods indicated.

(b) Except as set forth in Schedule 3.6(b), the Pro-Forma Statement of Net Settlement was prepared in all material respects in accordance with the Statement of Net Settlement Methods. Except as set forth in Schedule 3.6(b), the Statement of Net Settlement Methods is consistent in all material respects with the methodologies and procedures utilized by Sellers to prepare the Statutory Financial Statements.

(c) Attached hereto as Schedule 3.6(c) are copies of the unaudited pro-forma statutory statements for the portion of the Business contained in CGLIC as of and for the twelve months ending December 31, 2002 and the six months ending June 30, 2003 (such statutory statements, together with the notes thereto, being hereinafter collectively referred to as the “Statutory Financial Statements”). Except as set forth in the notes to the Statutory Financial Statements, the Statutory Financial Statements (i) were prepared in accordance with statutory accounting principles prescribed or permitted by the Connecticut Insurance Department (“Connecticut SAP”) applied on a consistent basis with the statutory financial statements of CGLIC for the year ended as of December 31, 2002 and the six month period ended June 30, 2003, (ii) were prepared using the Books and Records of CGLIC and (iii) fairly present in all material respects the statutory results of operations and financial condition of the portion of the Business contained in CGLIC for the periods indicated; provided, that this representation and warranty shall not be breached with respect to the IMR amount if the IMR of the Business as of June 30, 2003 is within $50 million of the $55 million current estimate of the recalculated IMR Amount. As of the date of this Agreement the unassigned funds of CIGNA Life calculated in accordance with Connecticut SAP (the “Unassigned Funds”) is greater than zero.

Section 3.7 Seller Permits, Regulatory Agreements and Compliance with Applicable Laws.

(a) Except as set forth in Schedule 3.7(a), (i) each of Sellers and Affiliates of Sellers (in each case, to the extent relating to the Business) hold and maintain in full force and effect all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are material for the operation of the Business as currently conducted (collectively, the “Seller Permits”), (ii) each of Sellers and Affiliates of Sellers (in each case, to the extent relating to the Business) are, and at all times have been, in compliance in all material respects with the terms of the Seller Permits and all Applicable Laws, (iii) none of Sellers nor any Affiliate of Sellers (in each case, to the extent relating to the Business) has received, at any time since January 1, 2002, any written notice or other written communication from any Governmental Entity regarding (A) any actual or alleged violation of, or failure on the part of any Seller or Affiliate of any Seller to comply in any material respect with, any Applicable Law (in the case of any Seller or Affiliate of any Seller, to the extent relating to the Business) or any term or requirement of any Seller Permit or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to, any Seller Permit, and (iv) all applications required to have been filed for the renewal of each such Seller Permit have been duly filed on a timely basis with the appropriate Governmental Entity, or the Seller Permit nevertheless has been renewed, re-issued or otherwise resolved without material negative consequence to the Business, and all other material filings required to have been made with respect to each such Seller Permit have been duly made on a timely basis with the appropriate Governmental Entity, or if not filed on a timely basis, the lapse did not cause a material negative consequence to the Business.

(b) Except as set forth in Schedule 3.7(b), none of Sellers or Affiliates of any Seller (in each case, to the extent relating to the Business), or any of the Transferred Assets, the Transferred Investment Assets or assets of the Acquired Companies is subject to any outstanding Order or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that by its terms restricts in any material respect the conduct of, or that otherwise relates to, the Business (each, a “Regulatory Agreement”), nor has any Seller or Affiliates of any Seller (in each case, to the extent relating to the Business) been advised since January 1, 2002 by any Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

(c) CIGNA Bank has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with or pursuant to the requirements of (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) the Office of Thrift Supervision (“OTS”), and (iv) any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. Except for examinations conducted by a Governmental Entity in the regular course of the business of CIGNA Bank, and except as set forth in Schedule 3.7(c), no Governmental Entity has initiated any proceeding or, to the Knowledge of Sellers, investigation into the business or operations of the CIGNA Bank since December 31, 2000. Except as set forth in Schedule 3.7(c), there is no unresolved material violation or material criticism asserted or made by any Governmental Entity contained in any report or statement relating to any examination of CIGNA Bank.

(d) To the extent any Seller or Affiliate of a Seller has relied on ERISA Prohibited Transaction Class Exemption 84-14 (“PTCE 84-14”), it has not, to the Knowledge of Sellers, failed to satisfy, or taken any action or failed to take any action which could cause an impending or potential failure in any material respect to satisfy, all of the relevant requirements for the maintenance of its status as a “qualified professional asset manager” under PTCE 84-14, including, but not limited to, the conviction or impending conviction of any Affiliate of any Seller, or any of the Affected Business Employees who are officers of any Seller or any of the Affiliates of any Seller and are responsible for the Business, or any offense enumerated under Section 411 of ERISA or the relevant provisions of PTCE 84-14.

(e) Except as set forth in Schedule 3.7(e), neither Sellers nor any of their Affiliates accept, under the terms of any contracts related to the Business, the status of, or responsibility as, a “fiduciary” (as such term is defined under ERISA Section 3(21)(A) or the parallel provisions of the Code) with respect to the Business.

Section 3.8 Litigation.

Except as set forth on Schedule 3.8, as of the date of this Agreement no material Action by any Governmental Entity or other Person is pending, or, to the Knowledge of Sellers, threatened against or with respect to any of Sellers or their Affiliates (in each case, to the extent relating to the Business), the Acquired Companies, the Business, the Transferred Assets or the Subject Contracts. As of the date of this Agreement, no Action, written claim or written demand by any Governmental Entity or other Person is pending or, to the Knowledge of Sellers, threatened that seeks to enjoin, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth in Schedule 3.8, as of the date of this Agreement, no Person or Governmental Entity has brought or, to the Knowledge of Sellers, threatened any material Action against the Sellers or any of the Acquired Companies pertaining to the Business Employees arising out of any law governing labor, employment, employment practices or employment discrimination.

Section 3.9 Absence of Changes.

Except as set forth in Schedule 3.9, as contemplated by Section 2.7(b) or as required by this Agreement or by any Ancillary Agreement, (a) from June 30, 2003 to the date of this Agreement, Sellers have conducted the Business in all material respects only in the usual and ordinary course consistent with past practice, and (b) since June 30, 2003, there has not been any event that individually or in the aggregate with all other events has had, or could reasonably be expected to have, a Seller Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 3.9, from June 30, 2003 to the date of this Agreement, none of the Sellers or the Acquired Companies has:

(i) entered into, amended in any material respect or extended any Material Business Contract or other Contract that would have been a Material Business Contract had it been entered into, amended or extended, in each case, outside the ordinary course of business consistent with past practice;

(ii) other than Investment Assets and other than acquisitions, dispositions or transfers in the ordinary course of business consistent with past practice, acquired, disposed of or transferred any asset relating to the Business or that presently does or would constitute part of the Transferred Assets, in each case, with a value in excess of $1,000,000 per such asset or $5,000,000 in the aggregate;

(iii) paid, discharged or satisfied any material claim or Liability relating to the Business other than the payment, discharge or satisfaction of claims and Liabilities reserved against in the Business Financial Statements, subject to reimbursement by insurance or indemnity, or accrued in the ordinary course of business consistent with past practice since the date of the Business Financial Statements;

(iv) declared, set aside, made or paid any dividend or other distribution in respect of any Equity Interests of any Acquired Company or otherwise purchased or redeemed, directly or indirectly, any Equity Interests of any Acquired Company;

(v) other than in connection with the management of Investment Assets associated with the Business or in the ordinary course of business consistent with past practice, (A) incurred indebtedness for borrowed money or guaranteed such indebtedness of another Person in excess of $1,000,000, (B) made any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person or group of related loans, and advances or contributions in excess of $1,000,000 or (C) issued or sold any debt securities, in each case, with respect to the Business;

(vi) issued, sold, granted, conferred, awarded, pledged, or otherwise encumbered any Equity Interests of any Acquired Company;

(vii) other than in connection with the management of Investment Assets acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or assets comprising a business in connection with the Business or made in connection with the Business any material investment, either by purchase of any Equity Interests, or contribution to capital, in or of any other Person in an amount, in cash or property, in excess of $5,000,000;

(viii) promised, granted or agreed to grant any bonus or increased the contributions to benefit plans, the compensation or benefits of any Business Employee, other than in the ordinary course of business consistent with past practice and other than as required by Applicable Law;

(ix) (A) made any material change with respect to the Business in any (1) accounting or financial reporting principles, practices, methods or policies, except as may be required by Applicable Law, GAAP or SAP or (2) method of calculating any bad debt contingency or other reserve for accounting, financial reporting or Tax purposes, except, in each case, as may be appropriate to conform to Applicable Law, GAAP or SAP, or (B) except in the ordinary course of business consistent with past practice, made any change with respect to the Business in any pricing, employment, practices, methods or policies;

(x) made or determined to make any material addition to or material release from Reserves for future insurance policy or reinsurance Contract benefits, or other insurance policy claims and benefits related to the Business, other than (i) as a result of new business produced, (ii) in the ordinary course of business consistent with past practice or (iii) as is otherwise consistent with the Statement of Net Settlement Methods;

(xi) made any material change in the actuarial, investment (including allocation of investments among segments of CGLIC’s general account and derivatives transactions), reserving, hedging, underwriting or claims administration policies, practices or principles with respect to the Business, except as may be appropriate to conform to Applicable Law, GAAP or SAP;

(xii) made any material changes, other than in the ordinary course of business consistent with past practice, in the terms or policies with respect to, the appointment of Producers or the payment of commissions to any Producer, to the extent related to the Business;

(xiii) disposed of or failed to keep in effect any material rights in, to, or for the use of any of the Intellectual Property except for rights which expire or terminate in accordance with their terms;

(xiv) made or authorized with respect to the Business any single capital expenditure in excess of $1,000,000 or capital expenditures in excess of $5,000,000 in the aggregate;

(xv) other than in the ordinary course of business consistent with past practice or in an amount in excess of $1,000,000, with respect to the Business, forgiven, cancelled, compromised, waived or released any debts, claims or rights;

(xvi) amended the Organizational Documents of any Acquired Company, or adopted or entered into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company;

(xvii) undertaken any write down in the book value of (A) any Investment Assets by an amount in excess of $1,000,000 or (B) any other Transferred Assets by an amount in excess of $1,000,000, except in each case as is otherwise consistent with the Statement of Net Settlement Methods;

(xviii) agreed to any material change in the schedule of fees charged to customers pursuant to outstanding Separate Account Subject Contracts;

(xix) terminated, assigned or attempted to assign any Investment Advisory Contracts; or

(xx) agreed in writing or otherwise taken any of the actions described above in clauses (i) through (xix) of this Section 3.9.

Section 3.10 Employee Benefits.

(a) Schedule 3.10(a)(i) contains a true and correct list, as of the date of this Agreement, of: each deferred compensation plan, incentive compensation plan, bonus compensation plan, profit sharing plan, stock option or other equity compensation plan, “employee welfare benefit plan,” fund or program (within the meaning of Section 3(1) of ERISA); each “employee pension benefit plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, retention, change of control or severance plan, program or policy; and each other employee benefit plan, fund, program, or arrangement, in each case, in which any two or more employees or former employees of the Business participate and is sponsored, maintained or contributed to or required to be contributed to by any of the Sellers or any of their Affiliates or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Sellers or any of their Affiliates would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which any of the Sellers or any of their Affiliates or any ERISA Affiliate is party, for the benefit of any employee or former employee of the Business (the “Plans”). Schedule 3.10(a)(ii) contains a true and correct list, as of the date of this Agreement, of each individual employment, termination, retention, change of control or severance agreement, in each case, to which any current employee of the Business or any of the Acquired Companies are parties (collectively the “Employment Agreements”). Schedule 3.10(a)(iii) contains a true and correct list, as of the Closing Date, of (A) each individual consultant or independent contractor who provides services to the Business and (B) each person employed by an entity that provides technology consulting services with respect to the Business, (collectively the “Consulting Agreements”). Schedule 3.10(a)(iii) does not include agreements with third party vendors to provide non-technology services or temporary employee services, or agreements that may be terminated upon no more than 30 days advance notice.

(b) With respect to each Plan and Employment Agreement, Sellers have heretofore made available to Buyer true, correct and complete copies of each of the following documents, to the extent applicable: a copy of each Plan, Employment Agreement and any amendments thereto; and a copy of the most recent Summary Plan Description to the extent required under ERISA. Sellers shall make available to Buyer true, correct and complete copies of each Consulting Agreement and any amendments thereto no later than 45 days after the date of this Agreement.

(c) No Liability under Section 412 of the Code or Section 302 or Title IV of ERISA has been incurred by Sellers or any of their ERISA Affiliates that has not been satisfied in full, other than Liability for premiums due the Pension Benefit Guaranty Corporation (the “PBGC”) which premiums have been paid when due and neither Sellers nor any of their ERISA Affiliates is the subject of any outstanding funding waiver. The PBGC has not instituted proceedings to terminate any Plan that is subject to Section 302 or Title IV of ERISA.

(d) Each of the Plans, Employment Agreements and Consulting Agreements have been operated and administered in all material respects in compliance with its terms and all Applicable Laws. Except as set forth in Schedule 3.10(d), there are no material pending or, to the Knowledge of Sellers, threatened claims by or on behalf of any employee or beneficiary under any Plan, Employment Agreement or Consulting Agreement, or otherwise involving any such Plan, Employment Agreement or Consulting Agreement, or the assets of any Plan (other than routine claims for benefits).

(e) Neither the execution of this Agreement nor the transactions contemplated hereby will (i) entitle any employee of the Sellers or any of their Affiliates to severance pay or any increase in severance pay upon any termination of employment after the date hereof or (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans.

(f) Unless specifically provided for in Schedule 3.10 (f) or under the terms of Section 5.5, the Sellers shall retain all Plans, Employment Agreements and Consulting Agreements, and the Buyers shall not be liable for any claims for benefits or other Liabilities, financial or otherwise (whether or not arising out of litigation or arbitration) arising under or with respect to such Plans, Employment Agreements or Consulting Agreements and Buyer shall not assume, shall not be obligated to continue, and shall not be responsible or liable for, any Seller severance practice (whether written or unwritten) with respect to such Affected Employees.

(g) Schedule 3.10(g) sets forth any outstanding Order or directive, any written agreement, consent agreement or memorandum of understanding, any commitment letter or similar undertaking, any supervisory letter from any Governmental Entity and any resolutions adopted at the request of any Governmental Entity, in each case, related to the Business Employees or the Business’ employment practices.

Section 3.11 Taxes.

Except as set forth in Schedule 3.11:

(a) Each of the Acquired Companies and, to the extent it relates, in whole or in part, to the Business, each of Sellers has (i) timely filed or caused to be filed all material Tax Returns required to be filed by them, and all such Tax Returns were true and correct in all material respects when filed and (ii) paid or accrued (in accordance with generally accepted accounting principles consistently applied) all Taxes shown to be due on such Tax Returns. All material Taxes required to be withheld by or on behalf of the Acquired Companies and, to the extent it relates, in whole or in part, to the Business, by or on behalf of the Sellers have been timely paid to the proper Tax Authority or properly set aside in accounts for such purpose.

(b) No material federal, foreign, state or local audits or other administrative proceedings have formally commenced or are presently pending with regard to any Taxes or Tax Returns of the Acquired Companies, and, to the extent relating, in whole or in part, to the Business, Sellers, and no notification has been received in writing that such an audit or other proceeding is pending or threatened with respect to any Taxes.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to any Tax Returns of the Acquired Companies or, to the extent relating, in whole or in part, to the Business, Sellers.

(d) There are no Liens for Taxes (other than Permitted Liens) upon the assets of any of the Acquired Companies and, to the extent relating, in whole or in part, to the Business, Sellers.

(e) None of the Acquired Companies or, to the extent relating, in whole or in part, to the Business, Sellers, is a party to or has any obligations or liabilities arising pursuant to any Tax sharing, funding, allocation, indemnification or similar Tax agreement.

(f) No claim has been asserted in writing by any Tax Authority that any of the Acquired Companies or, to the extent relating, in whole or in part, to the Business, Sellers, is liable for any Taxes based on Section 482 of the Code or comparable provisions of other Applicable Law.

(g) Books and Records in respect of the Business and the Acquired Companies have been maintained in all material respects in accordance with Revenue Procedure 98-25.

(h) To the best Knowledge of Sellers, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (other than local, negotiated economic incentive zone rulings) have been entered into with or issued by any Tax Authority with respect to any of the Acquired Companies or, to the extent relating, in whole or in part, to the Business, Sellers (i) within the past ten (10) years or (ii) that would reasonably be expected to have a material effect on any Taxes for which Buyer is liable pursuant to this Agreement.

(i) Each Acquired Company is a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which CIGNA Corporation files a consolidated return as the common parent.

(j) The Buyer will not be required to deduct and withhold any amount pursuant to Section 1445 of the Code in connection with the transactions contemplated by this Agreement.

(k) None of the Acquired Companies is, or has been, a passive foreign investment company within the meaning of Section 1297 of the Code.

(l) None of the Acquired Companies, or to the extent it relates, in whole or in part, to the Business, Sellers has “participated in” (as described in Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) a transaction that either constitutes a “listed transaction” (as described in Treasury Regulation Section 1.6011-4(b)(2)) or would have constituted a listed transaction if current law had been in effect at the time of such participation except, in either case, to the extent that the statute of limitations period for the final Tax Return reflecting the transaction (as described in Treasury Regulation Section 1.6011-4(e)(2)(i)) has already expired.

(m) Each Separate Account, to the extent it relates in whole or in part to the Business, has at all times been organized, operated and reported so that it qualifies as a segregated asset account for purposes of Subchapter L of the Code, excluding those Separate Accounts listed on Schedule 3.11(m) that are not subject to Code Sections 817 or 817A.

(n) None of the Acquired Companies is subject to Tax outside its country of incorporation.

Section 3.12 Intellectual Property and IT Assets.

(a) Schedule 3.12(a) sets forth a true and complete list of all (i) Transferred IP Assets that are any of the following: (A) material Computer Software; (B) Trademarks which are the names of products and services; and (C) the subject of an application or registration with the United States Patent and Trademark Office, the United States Copyright Office or any other authority in the United States, or an Internet register (each, an “Intellectual Property Office”), identifying each as a Patent, Trademark, Copyright, Computer Software, or otherwise, and specifying for each its title or subject matter, application or registration number, filing date, issue date, owner, but for Internet domain names specifying for each its registrant and administrative contact names, addresses and other contact information, the administering register, registration date, expiration date, and whether it is active (i.e., hosting a website); (ii) Transferred IT Hardware (identifying each item’s purpose and owner); (iii) Intellectual Property Contracts (identifying for each its title, the parties and date, provided that no breach shall be deemed to have occurred for inadvertent failure prior to the date of this Agreement to list any immaterial Intellectual Property Contract after having made reasonable efforts to do so notwithstanding any obligation to list pursuant to Section 3.13(l); (iv) IT Hardware Leases (identifying for each its title, the parties and date,); and (v) Excluded IP Assets (identifying for each the information for an asset or Contract, as applicable, consistent with the requirements set forth above in this Section 3.12(a)). Except as otherwise specifically identified in Schedule 3.12(a) or as the direct result of an Intellectual Property Office’s negligence, no item required to be listed on Schedule 3.12(a)(i) has lapsed, expired or been abandoned or cancelled, or is subject to any pending, or to the Knowledge of Sellers threatened, opposition, cancellation, interference, Intellectual Property Office public protest, domain name dispute or other proceeding before an Intellectual Property Office, and no item required to be identified on Schedule 3.12(a)(i)(C) requires that any maintenance fee be paid, affidavit of use be filed, or any other action required to maintain such item be taken within six (6) months immediately following the date of this Agreement. Except as otherwise specifically identified in Schedule 3.12(a)(vi), there is no claim asserted, or to the Knowledge of Sellers threatened in writing, against any Seller or any Affiliate of any Seller concerning the ownership, validity, registrability, enforceability, infringement, use or licensed right to use any Transferred IP Asset, or the infringement, use or licensed right to use any Intellectual Property in connection with the Business. All Transferred IP Assets are valid, subsisting, enforceable and not subject to any outstanding order adversely affecting the use thereof or rights thereto.

(b) (i) Except as otherwise specifically identified in Schedule 3.12(b), the Sellers and their Affiliates own all Transferred IP Assets and all Transferred IT Hardware, which are freely transferable to the Buyer (directly or indirectly) and will be transferred to Buyer (directly or indirectly) and will survive unchanged upon the consummation of the transactions contemplated by this Agreement, and have the valid right to use all Transferred IP Assets and rights under Intellectual Property Contracts as used in the Business as currently conducted. Except as otherwise specifically identified in Schedule 3.12(b), to the Knowledge of Sellers, the conduct of the Business as currently conducted and for the three (3) year period immediately preceding the date of this Agreement does not and did not infringe or otherwise violate the Intellectual Property rights of any third Person.

(ii) Except as otherwise specifically identified in Schedule 3.12(b), to the Knowledge of Sellers, no third Person infringes or otherwise violates any Seller’s or any Affiliate of any Seller’s rights in the Transferred IP Assets or their exclusive rights (if any) under the Intellectual Property Contracts.

(iii) Except as otherwise specifically identified in Schedule 3.12(b), there are no claims asserted or threatened by Sellers or Affiliates of Sellers, or decided by any Sellers or Affiliates of Sellers to be asserted or threatened, that (A) a third Person infringes or otherwise violates or for the three (3) year period immediately preceding the date of this Agreement has infringed or otherwise violated, any of Seller’s or any Affiliate of any Seller’s rights in the Transferred IP Assets or their exclusive rights (if any) under the Intellectual Property Contracts; or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any Seller’s or any Affiliate of any Seller’s rights in the Transferred IP Assets or their exclusive rights (if any) under the Intellectual Property Contracts.

(c) Except as otherwise specifically identified in Schedule 3.12(c) or as set forth in the respective Intellectual Property Contracts and IT Hardware Leases, each such Intellectual Property Contract and IT Hardware Lease is free of Liens and will be transferred to Buyer (directly or indirectly) upon the consummation of the transactions contemplated by this Agreement. To the Knowledge of Sellers, all exclusive Intellectual Property rights licensed pursuant to an Intellectual Property Contract are valid, subsisting and enforceable. Seller and Affiliates of Seller have not been informed in writing that any Intellectual Property rights licensed pursuant to an Intellectual Property Contract are subject to any outstanding order adversely affecting use thereof or rights thereto.

(d) The Sellers and their Affiliates have taken reasonable measures to protect the secrecy and confidentiality of all Trade Secrets that are part of the Transferred IP Assets or that are provided pursuant to Intellectual Property Contracts or IT Hardware Leases. To the Knowledge of Sellers, such Trade Secrets which are material have not been used or disclosed by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All Sellers and Affiliates of Sellers have on or about March 2000 implemented the “CIGNA Information Protection Policy” (a copy of which Seller has provided to Buyer for review), have provided notice to their employees of such policy and have reasonably enforced such policy.

(e) Sellers and Affiliates of Sellers have all rights necessary to grant the licenses granted to Buyer and the Acquired Companies pursuant to the transactions contemplated by this Agreement (including without limitation the Transition Services Agreement and the Trademark/Trade Name Licenses Agreement).

(f) The Transferred IT Items operate and perform in all material respects in accordance with their operation and performance prior to the date of this Agreement. Seller and Affiliates of Seller have implemented reasonable controls to prevent the introduction into and use of any devices that (A) enable or assist any person to access without authorization the Transferred IT Items, or (B) otherwise significantly adversely affect such Transferred IT Items’ functionality. To the Knowledge of Sellers, no Person has gained unauthorized access to the Transferred IT Items.

Section 3.13 Material Business Contracts.

Other than Subject Contracts, reinsurance Contracts and Investment Assets, Schedule 3.13 sets forth, as of the date of this Agreement, each (a) noncompetition or nonsolicitation Contract which by its terms expressly restricts the right of any Seller or any Affiliate of any Seller (in each case, to the extent relating to the Business) or any Acquired Company to compete with other entities, engage in any line of business or solicit employees; (b) Contract constituting a Transferred Asset, asset of any Acquired Company, Assumed Liability or Acquired Company Liability which evidences indebtedness for borrowed money in excess of $1 million or pursuant to which any Seller, Affiliate of a Seller or Acquired Company has guaranteed (including guarantees by way of acting as surety, co-signer, endorser, co-maker, indemnitor or otherwise) any obligation in excess of $1 million of any other Person; (c) Contract providing for the acquisition or disposition of any portion of the Business or Transferred Assets or assets of the Acquired Companies having a book value in excess of $1 million; (d) Contract providing for an irrevocable power of attorney on behalf of any Seller or any Affiliate of any Seller (in each case, to the extent related to the Business) or any Acquired Company; (e) investment management and sub-advisor Contract relating to the Manager of Managers Program; (f) Contract with mutual fund complexes whose shares are held in Separate Accounts; (g) Contract that is a partnership agreement, joint venture agreement or similar agreement to which any Seller or any Affiliate of any Seller (in each case, to the extent relating to the Business) or any Acquired Company is a party; (h) Contract that contains a guarantee over a period of greater than 30 months of the rates charged by any Seller or any Affiliate of any Seller (in each case, to the extent relating to the Business) or any Acquired Company to any customer; (i) Contract for capital expenditures in excess of $1 million to be made after the date of this Agreement by any Seller or any Affiliate of any Seller (in each case, to the extent relating to the Business) or any Acquired Company, which Contract constitutes a Transferred Asset, assets of any Acquired Company, Assumed Liability or Acquired Company Liability, other than Contracts which are terminable on less than sixty (60) days’ prior notice without payment of any penalty; (j) lease or sublease (other than a Lease constituting a Transferred Asset, asset of any Acquired Company, Assumed Liability or Acquired Company Liability) having annual payments in excess of $500,000; (k) collective bargaining agreements to which any Seller or any Affiliate of any Seller (in each case, to the extent relating to the Business) or any Acquired Company is a party; (l) Intellectual Property Contract or IT Hardware Lease; (m) Contract with any Governmental Entity (other than Contracts under which such Governmental Entity is a customer of any Seller, Affiliate of any Seller or any Acquired Company); (n) Investment Advisory Contract or any other Contract relating to investment management, investment advisory or subadvisory services to which any Seller or Affiliate of any Seller (in each case, to the extent related to the Business) or any Acquired Company is a party, as service provider; (o) amendment, supplement and modification (whether oral or written) in respect of the foregoing; and (p) other Contract pursuant to which the Business receives or is reasonably expected to receive payments, or makes or is reasonably expected to make payments, of at least $1 million per calendar year or $5 million over any five-year period (clauses (a) through (p), collectively, the “Material Business Contracts”). With respect to each Material Business Contract, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (i) each Material Business Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect, (ii) Sellers, Affiliates of Sellers and the Acquired Companies are not and, to the Knowledge of Sellers, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Material Business Contracts, and (iii) no Seller, Affiliate of any Seller or Acquired Company has given to or received from any other Person, at any time since January 1, 2002, any notice or other communication (whether written or oral) regarding any actual or potential material violation or breach of, or material default under, any Material Business Contract, other than, in the case of clauses (i), (ii) and (iii) with respect to any particular Material Business Contract, where any such failure to be valid and binding and in full force and effect and defaults would not individually result in a Loss to the Business in excess of $50,000.

Section 3.14 Real Property.

(a) None of the Acquired Companies owns or has ever owned any real property. Except for Investment Assets and as set forth on Schedule 3.14(a), none of Sellers nor any Affiliate of any Seller owns any real property which is used in the conduct of the Business.

(b) Schedule 3.14(b) sets forth a true and correct list, as of the date of this Agreement, of all leases, subleases and occupancy agreements for real property which are primarily used in the conduct of the Business (such leases, subleases and occupancy agreements being hereinafter collectively referred to as “Leases”), and setting forth the address, the name of landlord, the name of the tenant and whether the real property is used exclusively by the Business or is shared with other businesses operated by any Seller or any Affiliates of any Seller for each Lease.

(c) Schedule 3.14 (c) sets forth a true and correct list, as of the date of this Agreement, of all leased properties (other than the properties covered by the Leases) used in the Business (the “Field Locations”). Sellers have delivered to Buyer correct and complete copies of the Leases (as amended or supplemented). As of the date of this Agreement, there are no security deposits held in connection with the Leases nor are there any subleases except as provided on Schedule 3.14(b). To the Knowledge of Sellers: (i) each Lease is legal, valid, binding, in full force and effect and enforceable in accordance with its respective terms against the parties thereto; (ii) there does not exist under any Lease any material default, violation or breach by the parties thereto; (iii) no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a material default, violation or breach under any Lease; and (iv) the tenant in each Lease has a valid leasehold interest under its respective Leases free and clear of any Liens, other than as provided under such Lease and Permitted Liens. Each tenant enjoys peaceful and undisturbed possession under its respective Leases for the use of such property in the conduct of the Business.

Section 3.15 Affiliate Transactions.

(a) Schedule 3.15(a) contains a complete and correct list of all Contracts, transfers of assets or Liabilities, provision of goods or services or other commitments or transactions (whether or not reduced to writing) (i) between any Acquired Company, on the one hand, and any Seller or any Affiliate of any Seller (other than any Acquired Company), on the other hand, and (ii) between any Seller or any Affiliate of any Seller, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, relating to the Business (collectively, “Intercompany Agreements”).

(b) Schedule 3.15(b) contains a complete and correct list of all Contracts (i) between any Acquired Company, on the one hand, and any officer, director, employee or consultant (in each case, who is not a Business Employee) of any Seller or any Affiliate of any Seller (other than any Acquired Company), or any Person related by blood or marriage to such natural Person, on the other hand, and (ii) any Seller or any Affiliate of any Seller (other than any Acquired Company), on the one hand, and any Business Employee, on the other hand, (collectively, “Affiliate Agreements”).

Section 3.16 Labor Matters.

The Business Employees are not, and during the last five years have not been, members of a bargaining unit covered by a collective bargaining agreement or similar agreement with any labor organization to which any Seller or any of their Affiliates is a party. Except as set forth in Schedule 3.16, none of Sellers or any of their Affiliates (in each case to the extent relating to the Business) are, or during the last five years have been, the subject of any union organizing effort, representation petition, strike, slowdown, stoppage or lockout or other labor dispute or problem involving the Business Employees. None of the Business Employees are the subject of any representation petition before the National Labor Relations Board.

Section 3.17 Brokers and Finders.

Except for Goldman, Sachs & Co., whose fees and expenses shall be paid by Sellers in accordance with Sellers’ agreement with such firm, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 3.18 Sufficiency of Assets.

Except (i) as set forth in Schedule 3.18 and except for (ii) (A) those assets listed on Schedule 1.1(e), (B) the Excluded IP Assets, (C) each Contract which Buyer elects not to have treated as an Assigned and Assumed Contract (in each case, as of the applicable date on which such election is made), (D) the Intercompany Agreements listed on Schedule 5.17(a)(i), (E) the Investment Assets other than the Transferred Investment Assets, (F) CGLIC’s Capital, Surplus and AVR (other than the Capitalization Amount transferred to CIGNA Life pursuant to Article II hereof) and (G) the Excluded Services (as defined in the Transition Services Agreement), and each other service which Buyer elects not to be a Transition Service (in each case, as of the applicable date on which such election is made) (and related assets to be utilized in providing any such services), the properties, assets and rights owned by the Acquired Companies, the Transferred Assets, the Transferred Investment Assets, the Assigned and Assumed Contracts (in each case, as of the applicable date on which such Contract is designated as an Assigned and Assumed Contract), the Intercompany Agreements set forth on Schedule 5.17(a)(ii), the rights licensed to Buyer pursuant to the Trademark/Trade Name Licenses Agreement, the rights licensed to Buyer pursuant to Section 5.26 and the Transition Services (in each case, as of the applicable date on which such service is designated as a Transition Service) constitute all of the properties, assets and rights material to the Business which are owned by Sellers and their Affiliates and used to conduct the Business as it is currently conducted by the Sellers and their Affiliates, and such properties, assets and rights are sufficient for Buyer, as of the Closing, to conduct the Business in all material respects as currently conducted by the Sellers and their Affiliates.

Section 3.19 Undisclosed Liabilities.

Except for (i) Liabilities set forth in Schedule 3.19, (ii) Retained ECOs (iii) Assumed Liabilities and (iv) Post-Closing Business Liabilities, to the Knowledge of Sellers, as of the date of this Agreement, there are no material Liabilities of the Business which are of a type which would be reasonably likely to recur following the Closing Date.

Section 3.20 Title to Assets.

(a) The Sellers and the Acquired Companies are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property used or held for use in the conduct of the Business, including all tangible personal property reflected on the Business Financial Statements and all tangible personal property acquired since the date of the Business Financial Statements (other than tangible personal property disposed of in the ordinary course of business consistent with past practice and custom since the date of the Business Financial Statements) and all tangible personal property reflected in the Final Statement of Net Settlement. All such tangible personal property is free and clear of all Liens, except for Permitted Liens and as set forth on Schedule 3.20(a).

(b) Schedule 3.20(b)(i) sets forth a true and complete list of all Investment Assets of the Business, by portfolio, as of the date of the Statutory Financial Statements, with information included therein as to the statutory carrying value thereof as of the date of the Statutory Financial Statements. Schedule 3.20(b)(ii) sets forth as of the date of this Agreement, by sub-account of the General Account and Separate Account, the following information relating to the Transferred Investment Assets supporting Insurance-Related Liabilities to become Assumed Liabilities under this Agreement: (i) sub-account name, (ii) statutory carrying value of assets by asset class.

Section 3.21 Product Administration and Compliance.

Except as set forth in Schedule 3.21:

(a) There are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA or violations of Section 404 of ERISA with respect to such Subject Contracts.

(b) All Subject Contracts, employee benefit plan documents sold or provided by the business and products and services relating to employee benefit plans that are sold, issued or administered by the Acquired Companies or the Sellers (in each case, to the extent relating to the Business) are materially in compliance with and to the extent administered by the Acquired Companies or the Sellers are substantially administered within the terms of such Subject Contracts, products and services, and Applicable Law.

(c) As it relates to the Business, Sellers have provided to Buyer full and complete copies of Sellers’ logs of customer complaints received through state insurance departments or by CIGNA Financial Services, Inc. or summaries or copies of such complaints received from January 1, 2001 to December 31, 2002.

(d) Sellers have submitted to Buyer all requested written tax operational policies and procedures with respect to Subject Contract administration and such tax operational policies and procedures are consistent in all material respects with the manner in which the Subject Contracts, policies and plans have been administered. All system tax testing results, including screen prints, submitted by Sellers are true and unaltered results from the test scenarios submitted by Buyer. All results were obtained from the administration systems without manual intervention, unless otherwise noted in writing in the test scenarios or written comments provided to Buyer, and represent the current workflow of the administrative systems.

(e) Sellers and their Affiliates (in each case, to the extent relating to the Business) make available to certain of their customers a payroll deduction Section 529 program known as the CollegeBoundfund Employee Payroll Direct Deposit Program.

(f) Other than guaranteed investment contracts referred to in Section 3.21 (g) below, the minimum guaranteed crediting rate of all Subject Contracts which have a minimum guaranteed crediting rate specified therein is 0%; provided, that with respect to Subject Contracts sold to plans or programs organized pursuant to Sections 403( b) or 408 of the Code, or Subject Contracts that are intended to be sold in connection with nonqualified plans that are not subject to the requirements of Section 401(a) of Code (x) such Subject Contracts have outstanding reserves as of June 30, 2003 not in excess of $1,200,000,000 and (y) such Subject Contracts have a provision specifying a minimum guaranteed crediting rate and no such Subject Contract has a minimum guaranteed crediting rate exceeding 4%.

(g) Schedule 3.21(g) sets forth the scheduled payments required to be made under Subject Contracts that are guaranteed investment contracts.

(h) No Separate Account Subject Contract that is guaranteed by investment portfolios held in CGLIC’s General Account has been issued for delivery in California or Minnesota unless it was issued in compliance with Applicable Law.

(i) Sellers and their Affiliates (in each case, to the extent related to the Business) and the relevant Acquired Companies have materially complied with all applicable reporting, withholding and disclosure requirements under the Code, ERISA and similar state laws with respect to Subject Contracts issued, entered into, sold, or administered by the Sellers and their Affiliates (in each case, to the extent related to the Business) and the relevant Acquired Companies.

(j) There are no “hold harmless,” Tax sharing or indemnification agreements respecting the Tax qualification or treatment of any product, contract, or employee benefit plan document issued, sold, or administered by any of the Sellers or their Affiliates (in each case, to the extent related to the Business) or the relevant Acquired Companies.

(k) There are no currently pending federal, state, local or foreign audits or other administrative or judicial proceedings in which either the Sellers or any of their Affiliates (in each case, to the extent related to the Business) or any of the relevant Acquired Companies is a party in which the Tax treatment of any Subject Contract issued, sold, or administered by any of the Sellers or their Affiliates (in each case, to the extent related to the Business) or the relevant Acquired Companies is at issue.

(l) Sellers and their Affiliate (in each case, to the extent relating to the Business) are treated, for federal Tax purposes, as the owner of the assets underlying the Subject Contract issued, entered into or sold by such company (whether developed by, administered by or reinsured with any unrelated third party) which is provided under or connected with either (1) a plan described in Section 401, 403, 408 or 457 or any similar provision of the Code; (2) any employee benefit plan within the meaning of ERISA; or (3) any Subject Contract subject to Section 817 of the Code.

(m) For the avoidance of doubt, the Tax provisions set forth in Section 3.11 and Section 5.19 shall not apply to any of the products or matters referred to in this Section 3.21; provided, however, if there is a failure of any representation or warranty set forth in this Section 3.21 and the subject matter of such failure becomes the subject matter of a contest, claim, audit or similar proceeding initiated by a Tax Authority against the Buyer or any of its Affiliates (including the Acquired Companies), then such proceeding and Sellers’ indemnification obligations, if any, with respect thereto shall be governed in all respects by the provisions of Section 5.19, and, to the extent governed by Section 5.19, for purposes of the survival periods of the representations and warranties set forth in Section 7.2, such representation or warranty shall be treated as a representation or warranty set forth in Section 3.11.

(n) None of the Subject Contracts are governed by Code Sections 7702 or 7702(A).

Section 3.22 Producers.

(a) Schedule 3.22(a)(i) sets forth the standard forms of agreements (collectively, the “Producer Agreements”) being utilized, as of the date of this Agreement, by Sellers or their Affiliates (in each case, to the extent relating to the Business) or any Acquired Company with respect to their respective producers, third-party administrators, agents, brokers and broker-dealers (each, a “Producer”). Except as set forth in Schedule 3.22(a)(ii), all of the Contracts in effect between Sellers or their Affiliates (in each case, to the extent relating to the Business) or any Acquired Company and the Producers are in all material respects in the form of one of the Producer Agreements.

(b) Except as set forth in Schedule 3.22(b), no such Producer has binding authority on behalf of any Seller or any Affiliates of any Seller (in each case, to the extent relating to the Business) or any Acquired Company. Each of the Contracts between any of Sellers or any Affiliates of any Seller (in each case, to the extent relating to the Business) or any Acquired Company and their respective Producers, is valid, binding and in full force and effect in accordance with its terms. Except as set forth in Schedule 3.22(b), none of Sellers or their Affiliates (in each case, to the extent relating to the Business), nor any Acquired Company, nor, to the Knowledge of Sellers, any other party to any such Contract, is in default in any material respect with respect to any such Contract.

(c) To the Sellers’ Knowledge, (i) except as set forth on Schedule 3.22(c), each insurance Producer at the time such Producer marketed, wrote, sold, produced, administered or managed business for any Seller or any Affiliate of any Seller (in each case, to the extent relating to the Business), was duly licensed and appointed (for the type of business marketed, written, sold, produced, administered or managed by such Producer) in the particular jurisdiction in which such Producer marketed, wrote, sold, produced or managed such business for such Seller or Affiliate of any Seller; (ii) all compensation paid to each such Producer was paid in accordance with Applicable Law, Seller Appointments and Seller Permits; and (iii) no such Producer violated (or with or without notice or lapse of time or both would have violated) any term or provision of any Applicable Law or Order applicable to any aspect (including, but not limited to, the marketing, writing, sale, production, administration or management) of the business of such Seller or Affiliate of any Seller (in each case, to the extent relating to the Business).

Section 3.23 Subject Contract Claims.

All benefits claimed by any Person under any Subject Contract issued by any Seller or any Affiliate of any Seller (in each case, to the extent relating to the Business) have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Subject Contracts under which they arose, such payments were not materially delinquent and were paid (or will be paid)

without fines or penalties (and with interest as required by contract or Applicable Law), except for any such claim for benefits for which the affected company reasonably believes or believed that there is a reasonable basis to contest payment.

Section 3.24 Actuarial Reports Provided to Buyer.

The Sellers have delivered to Buyer a complete and accurate copy of the actuarial reports listed on Schedule 3.24 prepared in connection with CGLIC’s statutory annual filings relating to the Business since December 31, 2001, and all attachments, addenda, supplements and modifications thereto.

Section 3.25 Reinsurance Agreements.

Schedule 3.25 contains, as of the date of this Agreement, a true and complete list of all reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which any of Sellers or their Affiliates (in each case, to the extent relating to the Business) is a party or under which any of Sellers or their Affiliates has any existing rights, obligations or liabilities related to the Business. Except as set forth in Schedule 3.25, all such treaties or agreements as set forth in such Schedule 3.25 are in full force and effect. Except as set forth in Schedule 3.25, none of Sellers or their Affiliates, nor, to the Knowledge of Seller, any other party to any such reinsurance or coinsurance treaty or agreement, is in default as to any material provision thereof.

Section 3.26 Policy Forms.

Except as set forth on Schedule 3.26, to the extent required under Applicable Law, (a) all policy forms, and certificates used in the Business as of the date of this Agreement, all policy forms and certificates on which Subject Contracts in force on the date of this Agreement were written and all amendments, endorsements and riders thereto (collectively, “Policy Forms”) and (b) all applications, brochures and marketing materials pertaining thereto have been, in all material respects, approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by Applicable Law for objection. All Policy Forms currently being issued, and all Policy Forms on which Subject Contracts in force on the date of this Agreement which comprise any material portion of the Business were written, have been provided previously to Buyer. Except as set forth on Schedule 3.26, each Subject Contract in force on the date of this Agreement conforms in all material respects to one of the Policy Forms.

Section 3.27 Company Separate Accounts and Underlying Funds.

(a) Except as set forth in Schedule 3.27, (i) each segregated asset account of Sellers or their Affiliates that is included in the Business (each, a “Company Separate Account”) is duly and validly established and maintained in all material respects under the Applicable Laws and that portion of the assets of each Company Separate

Account equal to the Reserves and other contract liabilities with respect to each such Company Separate Account is not chargeable with Liabilities arising out of any other business that such company establishing the separate account may conduct; (ii) each Company Separate Account at all times has been operated and is currently operating in compliance in all material respects with Applicable Law and Seller Permits; (iii) each private placement memorandum, offering document, sales brochure, sales literature, or advertising material, as amended or supplemented, relating to any Company Separate Account, as of their respective mailing dates or dates of use (A) contained no untrue statement of material fact and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) complied in all material respects with Applicable Law including but not limited to federal and state securities laws and state insurance laws; (iv) to the Knowledge of Sellers, no examinations, investigations, inspections, and formal or informal inquiries, including, without limitation, periodic regulatory examinations of the Company Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Entity have been conducted since January 1, 2001 or are being conducted; and (v) no notice has been received from and no investigation, inquiry or review is pending or threatened by any Governmental Entity which has jurisdiction over the Company Separate Accounts (A) with respect to any alleged violation by Sellers or their Affiliates (in each case, to the extent relating to the Business) of any Applicable Law which, if proven, could reasonably be expected to have a material adverse effect on the Business, or (B) with respect to any alleged failure to have, or any threatened revocation of, any Seller Permits required in connection with the operation of the business of the Company Separate Accounts.

(b) (i) Each Company Separate Account that is required to be registered with the SEC as an investment company under the Investment Company Act is so registered and each such registration is in full force and effect; (ii) each registered Company Separate Account has been operated and is currently operating in compliance in all material respects with the Investment Company Act and with applicable regulations, rules, releases and orders of the SEC; (iii) interests in each registered Company Separate Account or the variable contracts through which such interests are issued have been sold pursuant to an effective registration statement filed under the Securities Act and any applicable state securities laws; (iv) such registration statements, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (v) each prospectus, statement of additional information, or private placement memorandum, as amended or supplemented, relating to any registered Company Separate Account and all supplemental advertising material relating to any registered Company Separate Account, as of their respective mailing dates or dates of use (A) contained no untrue statement of material fact and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B)

complied in all material respects with Applicable Law including but not limited to, federal and state securities laws and state insurance laws, rules of the NASD, the Securities Act and the Investment Company Act; and (vi) all advertising or marketing materials relating to each registered Company Separate Account that were required to be filed with any other Governmental Entity have been timely filed therewith.

Section 3.28 Broker-Dealer.

(a) CIGNA Financial Services, Inc. (“CFS”) is the only Acquired Company that conducts activities of a broker or dealer, as such terms are defined in Section 3(a) of the Exchange Act and required to be registered under Section 15 of the Exchange Act (the “Broker-Dealer Subsidiary”). Schedule 3.28(a) lists a description of the nature of its business and, as of the date of this Agreement, a listing of all Seller Permits it possesses, and all registration statements it has filed with the United States Securities and Exchange Commission or any successor agency (the “SEC”) or any other Governmental Entity since January 1, 2001.

(b) The Broker-Dealer Subsidiary is registered as a broker-dealer with the SEC and with each other Governmental Entity with which it is required to register in order to conduct its business as currently conducted, and has been so registered since January 1, 2001 or, if later, the date when the conduct of its business required it to be so registered except where failure to do so would not result in a Seller Material Adverse Effect. Set forth in Schedule 3.28(b) is a true and complete list of such registrations as of the date of this Agreement.

(c) The Broker-Dealer Subsidiary is a member organization of the NASD and such other organizations in which its membership is required in order to conduct its business as now conducted, and has been a member of NASD and each such other organization since January 1, 2001 or, if later, the date when the conduct of its business first required it to become a member.

(d) The Broker-Dealer Subsidiary is and has been since January 1, 2001 in compliance with all Applicable Laws (including the Blue Sky laws and the rules of each self-regulatory organization of which it is a member) except where failure to do so would not result in a Seller Material Adverse Effect.

(e) The Broker-Dealer Subsidiary is not, nor is any “associated person” of it, subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Broker-Dealer Subsidiary as broker dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and, to the Knowledge of Sellers, as of the date of this Agreement there are no material proceedings or investigations pending by any Governmental Entity that is reasonably expected to result in any such censure, limitations, suspension or revocations.

Section 3.29 Investment Advisers Act.

(a) (i) Global Portfolio Strategies, Inc. (“GPS”) and CFS (collectively, the “Advisory Entities”) are the only Acquired Companies that are registered as investment advisers under the Investment Advisers Act. No Advisory Entity provides investment advice to any vehicle for collective investment (in whatever form of organization, including in the form of a corporation, company, limited liability company, partnership (limited or general), association, trust or other entity and including each separate portfolio of any of the foregoing), whether or not required to be registered under the Investment Company Act. Schedule 3.29(a) sets forth a description of the business of each of the Advisory Entities and a listing of all Seller Permits each possesses, and all registration statements each has filed with the SEC or any other Governmental Entity since January 1, 2001. No other Acquired Company is required to be registered under the Investment Advisers Act.

(ii) (A) Each Advisory Entity has provided investment advisory services to all accounts for which its acts as investment adviser in compliance in all material respects with the terms of the governing documents, prospectuses or other offering or disclosure documents, instructions of clients and Applicable Law (“Governing Advisory Authorities”); (B) none of Sellers or Affiliates of any Seller or the Acquired Companies nor, to the Knowledge of Sellers, any of their respective directors, officers, members, managers, partners or employees, has committed any material breach of any Governing Advisory Authority with respect to any account for which such Advisory Entity acts as investment adviser; (C) each Advisory Entity has adopted a written code of ethics, complete and accurate copies of which have been made available to Buyer; (D) true and complete copies of each of the registration statements set forth on Schedule 3.29(a) have been made available to Buyer; and (E) neither of the Advisory Entities nor, to the Knowledge of Sellers, any Affiliate or “associated person” (within the meaning of the Investment Advisers Act) of either of them, is ineligible pursuant to Section 203(e) of the Investment Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser.

(b) The Advisory Entities are, to the Knowledge of Sellers, in compliance in all material respects with the terms of each Investment Advisory Contract to which each is a party, and are not currently in default in any material respect under any of the terms of any such Investment Advisory Contract, a true and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.29(b).

(c) The accounts of each Advisory Client that are subject to ERISA have been managed in compliance in all material respects with all applicable requirements of ERISA.

Section 3.30 CIGNA Bank.

(a) CIGNA Bank is “well capitalized” as defined in 12 C.F.R. § 565.4(b)(1) and is “well managed” as defined in 12 U.S.C. § 1841(o)(9). CIGNA Bank received a rating of “satisfactory” or better under its most recent examination by the OTS pursuant to the Community Reinvestment Act of 1977 and Sellers are not aware of any facts or circumstances likely to affect adversely such rating. In transactions with its Affiliates, CIGNA Bank has complied in all material respects with Section 23A and Section 23B of the Federal Reserve Act, and Regulation W promulgated thereunder by the Board of Governors of the Federal Reserve System (the “FRB”), all as administered by the OTS or the FRB.

(b) CIGNA Bank has not and will not make any dividends or distributions on its outstanding stock: (i) without receiving appropriate permission of the OTS, if required, to make the proposed distribution, and (ii) that would result in CIGNA Bank not being “well capitalized” as defined in 12 C.F.R. § 565.4(b)(1) or result in CIGNA Bank not meeting any other capital adequacy requirements specifically imposed or suggested by the OTS, whichever capital standards are higher.

(c) In making investments on behalf of its clients and customers (as trustee, fiduciary, advisor or otherwise), CIGNA Bank has complied in all material respects with all Applicable Laws, including laws related to the exercise of fiduciary powers.

(d) CIGNA Bank does not conduct a lending business. CIGNA Bank has no loans outstanding to, or guaranties outstanding on behalf of, any of its Affiliates.

Section 3.31 Environmental.

Except with respect to Investment Assets, each of Sellers and their Affiliates (in each case, to the extent related to the Business)has complied in all material respects since December 31, 1999 with all Environmental Laws and have not: (i) to Seller’s Knowledge, violated or incurred any material Liability under any Environmental Law; (ii) to Seller’s Knowledge, owned, occupied, leased or operated property which could reasonably be expected to require investigation or remediation under any Environmental Law; or (iii) received any written claims or notices alleging Liability relating to any Environmental Laws. Except with respect to Investment Assets, no existing Environmental Law requires any material expenditures with respect to the Transferred Assets or the assets of the Acquired Companies to comply with such Law.

Section 3.32 Corrupt Practices.

None of Sellers or any of their Affiliates (in each case, to the extent relating to the Business) has, directly or indirectly, (i) entered into any transaction that violates any anti-money laundering Applicable Law, and there has been no action by any Person, or any internal investigation, relating thereto, (ii) made political contributions or expenditure except in accordance with Applicable Law, or (iii) offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of any Governmental Entity. Each of Sellers and their Affiliates (in each case, to the extent related to the Business) has complied in all material respects with all applicable “know-your-customer” rules. No plan sponsor is listed on any published list of blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”). Each of Sellers and their Affiliates (in each case, to the extent related to the Business) have taken commercially reasonable steps to insure that no plan participant in or annuitant of any account is listed on any published list of blocked Persons maintained by OFAC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Schedules, Buyer hereby represents and warrants to Sellers on the date of this Agreement and the Closing Date (or if another date is specified in the representation or warranty, on such date) as follows:

Section 4.1 Organization, Standing and Corporate Power.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not result in a Buyer Material Adverse Effect. Buyer has made available to Sellers prior to the execution of this Agreement true and correct copies of the certificate of incorporation and by-laws of Buyer.

Section 4.2 Authority; Binding Effect.

Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer and each of its Affiliates which are a party hereto or to an Ancillary Agreement have all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, and the execution and delivery of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by Buyer and its Affiliates which are a party thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of each such Person. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, equitable subordination and similar laws of general applicability affecting creditors’ rights generally and to general principles of equity. The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements when duly executed and delivered by Buyer and its Affiliates which are a party thereto, assuming the due authorization, execution and delivery of such other agreements, documents and instruments by each of the other parties thereto, constitute legal, valid and binding obligations of Buyer and its Affiliates which are a party thereto, enforceable against each such Person in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, equitable subordination and similar laws of general applicability affecting creditors’ rights generally and to general principles of equity.

Section 4.3 Noncontravention.

The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or its subsidiaries under, (a) Organizational Documents of Buyer or, (b) subject to the governmental filings and other matters referred to in Section 4.4, any Applicable Law, other than, in the case of clause (b), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not result in a Buyer Material Adverse Effect.

Section 4.4 Governmental Approvals.

Except as set forth in Schedule 4.4, no consent, approval, order, authorization or licensing of, action by or in respect of, or registration, declaration, notice, report, filing or the expiry of any waiting period with, any Governmental Entity is required by Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement by Buyer or the execution and delivery of the Ancillary Agreements by Buyer and its Affiliates which are a party thereto or the consummation by Buyer and such

Affiliates of the transactions contemplated hereby or thereby, except for such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws or similar foreign laws and approval under the HSR Act.

Section 4.5 Financial Statements.

On or prior to the date of this Agreement, Buyer has made available to Sellers true and correct copies of its audited financial statements for the year ending December 31, 2002 and its unaudited interim consolidated financial statements for the six months ended June 30, 2003 (the “Unaudited Interim Buyer Financial Statements” and together with the December 31, 2002 financial statements, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with GAAP (subject, in the case of the Unaudited Interim Buyer Financial Statements, to year-end adjustments), and fairly present in all material respects the consolidated financial position and results of operations of Buyer as of the dates and for the periods indicated therein, with such exceptions that individually or in the aggregate would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 4.6 Litigation.

Except as set forth in Schedule 4.6, as of the date of this Agreement, no Action by any Governmental Entity or other Person is pending or, to the Knowledge of Buyer, threatened that seeks to enjoin, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or the Ancillary Agreements, except as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

Section 4.7 Financing.

Buyer has, or will at Closing have, sufficient surplus and funds available (through existing credit arrangements or otherwise) to pay the Purchase Price, satisfy its obligations under Section 2.4(c), and pay all fees, expenses and amounts related to the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary in this Agreement or in any of the Ancillary Agreements, Buyer acknowledges and agrees that its obligation to effect the transactions contemplated by this Agreement and the other Ancillary Agreements is not subject to the availability to Buyer or any of its Affiliates of any debt or equity or other financing in any amount whatsoever.

Section 4.8 Absence of Changes.

Except as set forth in Schedule 4.8, from June 30, 2003 to the date of this Agreement, there has not been any event that individually or in the aggregate with all other events has had, or could reasonably be expected to have, a Buyer Material Adverse Effect.

Section 4.9 Brokers and Finders.

Except for Lehman Brothers Inc., whose fees and expenses shall be paid by Buyer in accordance with Buyer’s agreement with such firm, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business in Ordinary Course.

Except (i) as set forth on Schedule 5.1, (ii) as expressly required by this Agreement or any Ancillary Agreement, or (iii) with the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, during the period from the date of this Agreement to the Closing Date, Sellers shall, and shall cause their Affiliates to, conduct the Business in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the immediately preceding sentence and except as set forth on Schedule 5.1 or as contemplated by the Investment Asset Identification Protocol, to the extent relating to the Business during the period from the date of this Agreement to the Closing Date, Sellers shall not, and shall cause their Affiliates not to, (except with the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed):

(a) enter into, amend in any material respect or extend any Material Business Contract or other Contract that would have been a Material Business Contract had it been entered into, amended or extended, prior to the date of this Agreement except to the extent Sellers or their Affiliates reasonably and in good faith conclude that such action is necessary to comply with Applicable Law;

(b) other than Investment Assets and other than acquisitions, dispositions or transfers in the ordinary course of business consistent with past practice, acquire, dispose of or transfer any asset relating to the Business or that presently does or would at the Closing constitute part of the Transferred Assets, in each case, with a value in excess of $1,000,000 per such asset or $5,000,000 in the aggregate;

(c) pay, discharge or satisfy any material claims or Liabilities associated with the Business, other than the payment, discharge or satisfaction of claims or Liabilities reserved against in the Business Financial Statements subject to reimbursement by insurance or indemnity or incurred in the ordinary course of business consistent with past practice since the date of the Business Financial Statements;

(d) declare, set aside, make or pay any dividend or other distribution in respect of any Equity Interests of any Acquired Company or otherwise purchase or redeem, directly or indirectly, any Equity Interests of any Acquired Company;

(e) other than in connection with the management of Investment Assets associated with the Business or in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person in excess of $1,000,000, (ii) make any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person or group of related loans, advances or contributions in excess of $1,000,000 or (iii) issue or sell any debt securities, in each case, with respect to the Business;

(f) issue, sell, grant, confer, award, pledge or otherwise encumber, any Equity Interests of any Acquired Company;

(g) other than in connection with the management of Investment Assets, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or assets comprising a business in connection with the Business or make in connection with the Business any material investment, either by purchase of any Equity Interests, or contribution to capital, in or of any other Person in an amount, in cash or property, in excess of $5,000,000;

(h) with respect to the Business (i) enter into any employment or severance agreement, other than for new Business Employees in the ordinary course of business consistent with past practice, (ii) enter into or increase the benefits payable under severance, change of control, retention or termination pay policies or agreements in effect on the date of this Agreement, other than as required by Applicable Law, (iii) adopt any new or amend any existing Plan or other bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan or agreement for the benefit or welfare of any director, officer or employee, other than for changes to any Plan or for the benefit of any new employees in the ordinary course of business consistent with past practice and other than as required by Applicable Law, or (iv) promise, grant or agree to grant any bonus or increase the compensation or benefits of any employee, other than in the ordinary course of business consistent with past practice and other than as required by Applicable Law; provided, however, that CGLIC and any of the Acquired Companies or their Affiliates may enter into, adopt or amend any of the foregoing prohibited agreements or take any of the foregoing prohibited actions which, in the good faith judgment of Sellers after disclosure to and approval by Buyer (such approval being required in the event the cost of such actions after the Closing are to be borne directly or indirectly by Buyer), are necessary to conduct or maintain the Business in the ordinary course consistent with past practice;

(i) (A) make any material change with respect to the Business in any (1) accounting or financial reporting principles, practices, methods or policies or (2) method of calculating any bad debt contingency or other reserve for accounting, financial reporting or Tax purposes, except, in each case, as may be required by Applicable Law, GAAP or SAP, (B) except in the ordinary course of business consistent with past practice, make any change with respect to the Business in any pricing, selling, employment, credit or allowance principles, practices, methods or policies or (C) make any change with respect to the Business in the fiscal year, except as may be required by Applicable Law, GAAP or SAP;

(j) make or determine to make any material addition to or material release from Reserves for future insurance policy or reinsurance contract benefits or other insurance policy claims and benefits related to the Business other than (i) as a result of new business produced, (ii) in the ordinary course of business consistent with past practice or (iii) as is otherwise consistent with the Statement of Net Settlement Methods;

(k) make any material change in the actuarial, investment (including allocation of investments among segments of CGLIC’s general account and derivatives transactions), reserving, hedging, underwriting or claims administration policies, practices or principles with respect to the Business, except as may be appropriate to conform to changes in Applicable Law, SAP or GAAP;

(l) make any changes, other than in the ordinary course of business consistent with past practice, in the terms or policies with respect to, the appointment of Producers or the payment of commissions to any Producer;

(m) dispose of or fail to keep in effect any material rights in, to, or for the use of any of the Intellectual Property, except for rights which expire or terminate in accordance with their terms;

(n) make or authorize with respect to the Business any single capital expenditure in excess of $1,000,000 or capital expenditures in excess of $5,000,000 in the aggregate;

(o) other than in the ordinary course of business consistent with past practice or in an amount in excess of $1,000,000, with respect to the Business, forgive, cancel, compromise, waive or release any debts, claims or rights;

(p) permit or suffer any Liens on any Transferred Assets, on any of the Transferred Investment Assets or on any of the assets (tangible or intangible) or properties of any Acquired Company, other than Liens incurred in the ordinary course of business consistent with past practice or Permitted Liens;

(q) amend the Organizational Documents of any Acquired Company, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company, other than with respect to CIGNA Life and as required by this Agreement or any of the Ancillary Agreements;

(r) terminate or permit to expire any insurance (excluding reinsurance) coverage related to the Business, except to the extent that such insurance policies are replaced with policies that offer substantially similar coverage;

(s) undertake any write down in the book value of (x) any investment security of any obligor by an amount in excess of $1,000,000 or (y) any other Transferred Assets or Transferred Investment Assets by an amount in excess of $1,000,000, except as is otherwise consistent with the Statement of Net Settlement Methods;

(t) terminate, assign or attempt to assign any Investment Advisory Contracts other than in the discharge of fiduciary duties;

(u) with respect to Transferred Investment Assets, take any prohibited action identified on Schedule 5.1(u);

(v) close out any open hedge positions in the DC Hedge Program, except in the ordinary course of business; or

(w) agree in writing or otherwise to take any of the actions described above in clauses (a) through (v) of this Section 5.1;

provided, however, that, without the consent of Buyer, Sellers shall be permitted to cause CIGNA Bank, CIGNA Financial Services, Inc., Global Portfolio Strategies, Inc. and CIGNA Financial Partners, Inc. to pay net dividends in an aggregate amount of up to $5,000,000 plus, if the Closing Date occurs after January 1, 2004, a fraction, the numerator of which shall be $10,000,000 multiplied by the number of days by which the Closing Date follows January 1, 2004, and the denominator of which shall be 366.

Section 5.2 Non-Competition.

(a) Except as contemplated by this Agreement, and except as set forth in Schedule 5.2, for a period of two-and-a-half (2.5) years from the Closing Date, none of the Sellers nor any of their Affiliates shall directly or indirectly engage in any business in the United States that competes with the Business (such business competing with the Business being referred to herein as “Competing Business”). Notwithstanding the foregoing, Sellers and their Affiliates shall not be prohibited from:

(i) making investments in the ordinary course of business, including in a general or separate account of an insurance company, in Persons engaging in a Competing Business, provided that each such investment is a passive investment where neither any Seller nor any of their Affiliates (i) intends to or has the right to influence or direct the operation or management of any such entity or (ii) is a participant with any other Person in any group with such intention or right;

(ii) selling any of its assets or businesses to a Person engaged in lines of business that compete with the Business;

(iii) managing investment funds for third persons, which funds make investments in Persons engaging in a Competing Business, so long as such investments are not for the purpose of acquiring control of such Person;

(iv) selling and/or underwriting insurance as well as all services and products relating thereto, other than insurance products and services comprising the Business;

(v) providing investment management and similar services to Sellers or Affiliates of Sellers; or

(vi) acquiring any business that includes operations the conduct of which by Sellers would, but for this Section 5.2(a)(vi), otherwise violate the restrictions of this Section 5.2(a), if the primary purpose of such acquisition is not to acquire any Competing Business and the Competing Business comprises less than 15% of the assets, earnings and cash flow of the acquired business.

(b) For a period of two and a half (2.5) years from the Closing Date, Sellers shall refrain from taking any action which, as regards the Business, is reasonably likely to materially and negatively affect Buyer’s or CIGNA Life’s relationships in the aggregate with policyholders, reinsurers or annuityholders associated with the Business; provided, however, that if Sellers or their Affiliates are engaged in any business or selling any product not in violation of Section 5.2(a) then such conduct and any consequences thereof shall not be deemed a breach of this Section 5.2(b).

(c) The parties to this Agreement acknowledge that the covenants set forth in this Section 5.2 are an essential element of this Agreement and that, but for these covenants, the parties would not have entered into this Agreement. The parties to this Agreement acknowledge that this Section 5.2 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any Ancillary Agreement by the parties.

(d) The parties to this Agreement acknowledge that the type and periods of restriction imposed in the provisions of this Section 5.2 are fair and reasonable and are reasonably required for the protection of the parties. If any of the restrictions or covenants in this Section 5.2 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants contained in this Section 5.2, or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 5.2 upon the courts of any state or other jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the parties’ rights to the relief provided above in the courts of any states or jurisdictions within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each such jurisdiction being, for this purpose, severable into diverse and independent covenants.

(e) If any party hereto commits a breach, or is about to commit a breach, of any of the provisions of this Section 5.2, the other parties hereto shall have the right to have the provisions of this Section 5.2 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of the non-breaching parties and that money damages may not provide an adequate remedy to such parties. In addition, in connection with this Section 5.2, each of the parties hereto may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

Section 5.3 Non-Solicitation; Non-Hire.

(a) Until the second anniversary of the Closing Date, without the prior written consent of Buyer, no Seller or Affiliate of any Seller shall, whether directly or indirectly, solicit, attempt to employ or employ as an employee or retain as a consultant or independent contractor any Affected Employee; provided, however, that nothing in this Section 5.3(a) shall prohibit any Seller or any Affiliate of Seller from soliciting or employing any Affected Employee who has been terminated by Buyer or its Affiliates following the Closing. The restrictions on soliciting or attempting to employ as an employee or retain as a consultant or independent contractor set forth in this Section 5.3(a) shall not be deemed violated by virtue of general advertisements, searches or other broad-based hiring methods not specifically targeted or directed to Affected Employees.

(b) Until the second anniversary of the Closing Date, without the prior written consent of CGLIC, Buyer and its Affiliates (including all of the Acquired Companies conveyed to Buyer) shall not, whether directly or indirectly, solicit, attempt to employ or employ as an employee or retain as a consultant or independent contractor any Excluded Retirement Services Employee, any Excluded Investment Employee or any Optional Retirement Services Employee retained by Seller on the Closing Date (collectively referred to as “Excluded Employees”); provided, however, that nothing in this Section 5.3(b) shall prohibit Buyer or its Affiliates from employing any Excluded Employee who has been terminated by a Seller or Affiliate of a Seller. The restrictions on soliciting or attempting to employ as an employee or retain as a consultant or independent contractor set forth in this Section 5.3(b) shall not be deemed violated by virtue of general advertisements, searches or other broad-based hiring methods not specifically targeted or directed to Excluded Employees, but the prohibition on hiring shall be violated by any hiring in response to such methods.

Section 5.4 Reinsurance Credit Covenants.

Buyer shall cause CIGNA Life to comply with its covenants in Article XVIII of the Coinsurance Agreement and in the Ceded Business Trust Agreement as if such covenants were direct obligations of Buyer set forth herein. CIGNA shall cause CGLIC to comply with its covenants in Article XVIII of the Excluded Business Coinsurance Agreement as if such covenants were direct obligations of CIGNA set forth herein.

Section 5.5 Affected Employees.

(a) Prior to the execution of this Agreement, Sellers have provided Buyer true, correct and complete lists of each Person who supports the Retirement Services Business or is exclusively or principally employed in the conduct of the Retirement Services Business (the employees shall be referred to as the “Retirement Services Employees” and the list shall be referred to as the “Retirement Services Employees List”). Prior to the execution of this Agreement, Sellers have provided Buyer true, correct and complete lists of each Person who supports the Investment Business or is exclusively or principally employed in the conduct of the Investment Business (the employees shall be referred to as the “Investment Employees” and the list shall be referred to as the “Investment Employees List”). The Retirement Services Employees and the Investment Employees shall be referred to herein collectively as the “Business Employees”. Sellers shall provide Buyers with updated versions of these lists prior to the Closing Date, but any additions to or deletions from the lists that are not made in the ordinary course shall be made with the consent of Buyer, such consent not to be unreasonably withheld.

(b) Effective on the Closing Date, Buyer shall employ or shall cause the Acquired Companies to employ all of the Retirement Services Employees, except those Inactive Employees on the Closing Date as described below, and those Optional Retirement Services Employees described in Section 5.5(e) below, who do not receive or accept offers from Buyer. Except as provided in Section 5.5(d) below with respect to anyone on the Excluded Investment Employee List, Buyer may make offers of employment effective on the Closing Date to any of the Investment Employees on the Investment Employee List. Those Retirement Services Employees who are thereafter employed by the Buyer, and those Investment Employees and Optional Retirement Services Employees who accept offers of employment with the Buyer shall be referred to as “Affected Employees.” Any Affected Employee who is on a leave of absence on the Closing Date because of short-term disability, family medical leave, military leave, or workers’ compensation (hereinafter “Inactive Employees”) shall remain employed by one of Sellers or an Affiliate of Sellers and shall continue to receive compensation and benefits in accordance with the Plans and policies of Sellers. Any Inactive Employee returning from short-term disability, family medical, or workers’ compensation leave of absence within 12 weeks of the Closing Date shall have employment rights, if any, with Buyer, and if employed by Buyer, they shall be covered under the terms of Section 5.5 of this Agreement. Inactive Employees returning from military leave after the Closing Date shall have employment rights, if any, with Buyer, according to the Uniformed Services Employment and Reemployment Rights Act of 1994. If any Affected Employee becomes eligible to receive long-term disability benefits under the Seller’s long-term disability program, such benefits shall be paid pursuant to the terms of the Seller’s long-term disability program and Buyer shall have no obligation to employ such employee at that time or at any future time. Any such Inactive Employee that Buyer employs pursuant to the preceding provision shall be an Affected Employee from and after the date of hire. If, as of the Closing Date and despite reasonably diligent efforts, Buyer is not yet able to move the Affected Employees to its payroll and/or employee benefit administration systems, Seller and Buyer agree, consistent with Section 5.18(a) of this Agreement, to enter into an employee leasing arrangement for a period of up to sixty (60) days from and after the Closing Date. Under this arrangement Sellers will continue to employ, pay and provide employee benefits to the Affected Employees, and Buyer will reimburse Sellers for all their out of pocket costs related to such continued employment (including any additional costs Sellers incur because any Affected Employee earns credit for an additional year of service under Seller’s pension and or 401(k) plans during the term of such leasing arrangement).

(c) Effective as of the Closing Date, the Buyer shall provide or cause the Acquired Companies to provide employment to the Affected Employees: (i) in the same or comparable positions; (ii) in the same locations; (iii) at the same or better base salary rate, all as were provided to such Affected Employees by Sellers or the Acquired Companies immediately prior to the Closing Date. Effective as of the Closing, Buyer shall provide or shall cause the Acquired Companies to provide the Affected Employees with the opportunity to participate in Buyer’s compensation and bonus plans on the same terms as those provided to similarly situated employees of Buyer and with the same employee benefits as provided to such similarly situated employees.

(d) Seller has heretofore provided Buyer a list of Retirement Services Employees who shall not be employed by Buyer (the “Excluded Retirement Services Employees List”). Seller may amend the Excluded Retirement Services Employees List prior to the Closing Date with the consent of Buyer, such consent not to be unreasonably withheld. No later than ten (10) days after the date of this Agreement, Seller shall provide Buyer a list of Investment Employees who shall not be employed by Buyer (the “Excluded Investment Employees List”). Buyer may request that any Investment Employee be removed from the Excluded Investment Employees List, and Seller may grant or deny Buyer’s request at Seller’s discretion.

(e) Prior to the execution of this Agreement, Seller has provided to Buyer a list of Retirement Services Employees whom Seller intends to retain after Closing (these employees shall be referred to as the “Optional Retirement Services Employees”). Buyer shall have the right, but not the obligation, to make employment offers, effective on the Closing Date, to the Optional Retirement Services Employees, and will employ only those Optional Retirement Services Employees who accept employment offers from Buyer. Any Optional Retirement Services Employee (i) who does not receive an offer of employment from Buyer, or (ii) who receives and rejects an offer of employment from Buyer, shall remain an employee of Seller or its Affiliates (other than the Acquired Companies) after the Closing, and Buyer shall have no further obligation or liability with respect to such person.

(f) At any time prior to the Closing Date, Buyer may designate any Investment Advisory Services Employee (as that term is defined in the Transition Services Agreement) (other than an Excluded Investment Employee) as a “Retained Employee.” Any Investment Advisory Services Employee designated as a Retained Employee shall not be offered employment by Buyer, but Seller shall not terminate the employment of such Retained Employee without Buyer’s written consent prior to ninety (90) days after the Closing Date, such consent not to be unreasonably withheld. Buyer may provide any Retained Employee with a retention bonus, the terms of which shall be determined solely by Buyer, and Buyer shall be responsible for and liable for any such retention bonus payment. Retained Employees shall initially be identified by Buyer on the “Retained Employee List” to be provided to Seller within forty five (45) days after the date of this Agreement. The Retained Employee List shall be updated periodically prior to the Closing Date to reflect additional Retained Employees as identified by Buyer.

(g) Except to the extent necessary to avoid the duplication of benefits, Buyer shall give, or cause the Acquired Companies to give, the Affected Employees full credit, for purposes of eligibility and vesting under any employee benefit plans, programs or arrangements maintained by Buyer or any of its Affiliates, for the Affected Employees’ service with Sellers and their Affiliates to the same extent recognized by Sellers and their Affiliates immediately prior to the Closing Date. Buyer shall, or shall cause the Acquired Companies to waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date.

(h) Affected Employees shall be eligible to participate in Buyer’s Severance Plans from and after the Closing Date on the same basis as similarly situated employees of the Buyer, and Buyer shall treat service with Sellers and the Acquired Companies as service with Buyer for purposes of administering Buyer’s Severance Plans. Any changes Buyer makes to the schedule of severance pay under its Severance Plans shall apply equally to Affected Employees and similarly situated Buyer employees.

(i) (1) Notwithstanding anything to the contrary contained in this Agreement, Buyer and the Acquired Companies shall be jointly and severally liable for and shall indemnify and hold Sellers, their officers, directors, employees, advisers, agents, representatives and Affiliates harmless from any and all Liabilities, damages, losses, claims, judgments, settlements, costs and expenses (including the enforcement of their rights under this paragraph) associated with the employment or termination of the employment of an Affected Employee in respect of any period on or following the Closing Date, including any claim by an Affected Employee which arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any benefit plans or under any policy, agreement, understanding or promise, written, oral or implied, formal or informal, between a Buyer or Affiliate thereof and such Affected Employee.

(2) Notwithstanding anything to the contrary contained in this Agreement, CIGNA and Sellers shall be jointly and severally liable for and shall indemnify and hold Buyer, the Acquired Companies, their officers, directors, employees, advisers, agents, representatives and Affiliates harmless from any and all Liabilities, damages, losses, claims, judgments, settlements, costs and expenses (including the enforcement of their rights under this paragraph) associated with the employment or termination of the employment of an Affected Employee in respect of any period preceding the Closing Date, including any claim by an Affected Employee which arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any benefit plans or under any policy, agreement, understanding or promise, written, oral or implied, formal or informal, between the Sellers or an Affiliates thereof and such Affected Employee. Seller shall be liable for any payments under any of its Plans or Employment Agreements that would not be deductible under Code sections 162(m) or 280G or the Treasury Regulations pertaining to such sections.

(j) (1) Replacement of Stock Options and Restricted Stock Grants: Buyer shall grant, or shall cause to be granted, under the terms of the Prudential Financial, Inc. Omnibus Incentive Plan (the “Omnibus Plan”), the following equity compensation to each Affected Employee, as follows:

a. Replacement of CIGNA Below-Market Options with Prudential Options: For each Affected Employee with an outstanding award of nonqualified stock options made under the terms of the CIGNA Corporation Stock Plan (the “CIGNA Stock Plan”) or the CIGNA Long-Term Incentive Plan (“CIGNA LTIP”) (collectively, the “CIGNA Stock Plans”) as of the Closing Date, where such options are: (i) either (v) unvested as of the Closing Date (and would therefore be forfeited on the Closing Date by reason of the Affected Employee’s termination of employment with Sellers on the Closing under the CIGNA Stock Plans) or (w) vested as of the Closing Date, and, (ii) in either case, have an exercise price on the Closing Date greater than the twenty-business day trading average of CIGNA Corporation Common Stock on the New York Stock Exchange 14 days prior to the Closing Date (the “20-Day CIGNA Average”) (such stock options referred to herein as the “CIGNA Below-Market Options”), such CIGNA Below-Market Options shall be forfeited as of the Closing Date and Buyer will thereafter grant nonqualified stock options under the Omnibus Plan (the “Prudential Options”) to replace such forfeited CIGNA Below-Market Options.

The number of Prudential Options granted to each such Affected Employee to replace the forfeited CIGNA Below-Market Options shall be determined as follows. First, the replacement value of the CIGNA Below-Market Options will be calculated by Buyer under a Black-Scholes valuation methodology, generally using the factors set forth in CIGNA’s 2003 Notice of Annual Meeting and Proxy Statement to value such option grants in fiscal year 2002 with certain adjustments as determined by Buyer (the “CIGNA Below-Market Replacement Value”). Second, the number of Prudential Options granted to each Affected Employee will be calculated under the same methodology used by Buyer to award option grant to Buyer’s employees under the Omnibus Plan — that is, the number of Prudential Options per Affected Employee will be determined by dividing the CIGNA Below-Market Replacement Value by one-third (1/3) of the twenty (20) business day trading average of Prudential Financial, Inc. Common Stock on the New York Stock Exchange 14 days prior to the date the Closing Date occurs (the “20-Day Prudential Average”).

Buyer will provide that: (x) each such Prudential Option will be granted at the “Fair Market Value” (as such term is defined under the Omnibus Plan) of Prudential Financial, Inc. Common Stock on the date of grant; (y) that the Prudential Options will have a term of ten (10) years and a three (3) year vesting schedule (with one-third (1/3) of such grant vesting annually) from the date of grant; and (z) to the degree applicable, the Prudential Options will otherwise be subject to the ordinary terms and conditions of any nonqualified stock option grant made under the Omnibus Plan.

b. Replacement of CIGNA Above-Market Options with Prudential Options and Prudential Restricted Stock: For each Affected Employee with an outstanding award of nonqualified stock options made under the terms of the CIGNA Stock Plans as of the Closing Date where such options are (i) unvested as of the Closing Date (and would therefore be forfeited by reason of the Affected Employee’s termination of employment with Sellers on the Closing Date under the terms of the CIGNA Stock Plans) and (ii) have an exercise price on the Closing Date less than the 20-Day CIGNA Average (the “CIGNA Above-Market Options”), such CIGNA Above-Market Options shall be forfeited as of the Closing Date and Buyer will thereafter grant a number of shares of Prudential Financial, Inc. restricted stock and nonqualified stock options under the Omnibus Plan (the “Prudential Restricted Stock”) to replace such forfeited CIGNA Above-Market Options.

The number of shares of restricted stock and stock options granted to each such Affected Employee to replace the CIGNA Above-Market Options shall be determined as follows. First, the replacement value of the CIGNA Above-Market Options will be calculated by Buyer under a Black-Scholes valuation methodology, generally using the factors set forth in CIGNA’s 2003 Notice of Annual Meeting and Proxy Statement to value such option grants in fiscal year 2002 with certain adjustments as determined by Buyer (the “CIGNA Above-Market Replacement Value”). Second, the Buyer will determine for each Affected Employee the sum of the difference between the 20-Day CIGNA Average and the exercise price of all such Above-Market Options (the “CIGNA Intrinsic Value”). Third, the CIGNA Intrinsic Value will be divided by the 20-day Prudential Average to determine the number of shares of Prudential Financial, Inc. restricted stock to be granted to the Affected Employee. Each award of Prudential Restricted Stock will be subject to the usual terms and conditions of any restricted stock grant made under the Omnibus Plan (including, but not limited to, the standard three-year “cliff” vesting schedule on such awards from the date of grant).

The number of Prudential Options granted in recognition of the CIGNA Above-Market Options will be determined as follows. First, the difference between the CIGNA Above-Market Replacement Value and the CIGNA Intrinsic Value (the “CIGNA Above-Market Remaining Value”) will be determined for each Affected Employee. Second, this value will be divided by one-third (1/3) of the 20-Day Prudential Average to determine the number of Prudential Options to be granted. Buyer will provide that: (x) each such Prudential Option will be granted at the “Fair Market Value” (as such term is defined under the Omnibus Plan) of Prudential Financial, Inc. Common Stock on the date of grant; (y) that the Prudential Options will have a term of ten (10) years and a three (3) year vesting schedule (with one-third (1/3) of such grant vesting annually) from the date of grant; and (z) to the degree applicable, the Prudential Options will otherwise be subject to the ordinary terms and conditions of any nonqualified stock option grant made under the Omnibus Plan.

c. Replacement of CIGNA Restricted Stock Already Granted under the CIGNA Stock Plans:

For each Affected Employee with an outstanding award (as of the Closing Date) of restricted stock (the “CIGNA Restricted Stock”) granted under the CIGNA Stock Plans, the Affected Employees shall forfeit such CIGNA Restricted Stock shares under the terms of the CIGNA Stock Plans and Buyer will thereafter grant to such Affected Employees restricted stock under the Omnibus Plan (the “Prudential Restricted Stock”).

The number of shares of Prudential Restricted Stock granted to each Affected Employee under the terms of this subsection will be determined as follows. First, the number of outstanding shares of CIGNA Restricted Stock will be multiplied by the 20-Day CIGNA Average to determine the value of the forfeited Restricted Stock (the “CIGNA Restricted Stock Forfeited Value”). Second, this forfeited value will be divided by the 20-Day Prudential Average to determine the number of shares of Prudential restricted stock to be granted to such Affected Employee.

Generally, each such award of Prudential Restricted Stock will be subject to the ordinary terms and conditions of any other restricted stock award made under the Omnibus Plan. However, with respect to any shares of Prudential Restricted Stock intended to replace CIGNA Restricted Stock, the Buyer shall apply the vesting schedule(s) of such CIGNA Restricted Stock awards that were in effect for each such award as of the day prior to the Closing Date.

(2) Treatment of SPUs under CIGNA LTIP. With respect to any outstanding “strategic performance unit” (“SPU”) awards for Affected Employees under the CIGNA LTIP that have not been paid out on or prior to the Closing Date: (a) Seller shall pro-rate for each Affected Employee the number of outstanding SPU awards based on the number of months of the performance period attributable to such awards up to the Closing Date and Seller thereafter make cash payments with respect to such pro-rated awards in the ordinary course to such Affected Employees at the same time and at the same manner as other Plan participants after the completion or termination of the respective performance cycles to which such awards are attributable, but only if such Affected Employee remains employed by the Buyer or an Affiliate on the date of such payment; and (b) Buyer shall thereafter grant to each Affected Employee an award of Prudential Restricted Stock with a value equal to the value of the difference between the number of SPUs awarded to such Affected Employee and pro-rated portion for which Seller is to make a cash payment under sub-Section (2)(a) above. In calculating the value of the SPU awards, Buyer shall use the unit value of each SPU award Seller uses for expense accrual purposes in the Seller’s financial statements for the quarter immediately prior to the Closing Date. Seller shall provide the Buyer a letter stating the accrued unit values of each outstanding SPU award as soon as practical following the close of the quarter preceding the Closing Date. Generally, each such award of Prudential Restricted Stock will be subject to the ordinary terms and conditions of any other restricted stock award made under the Omnibus Plan. However, with respect to any shares of Prudential Restricted Stock intended to replace CIGNA LTIP awards, the Buyer shall apply the payout schedule of such CIGNA LTIP awards as the vesting schedule for each such Prudential Restricted Stock award.

(3) Retention Awards: With respect to any payment due or owing under the terms of the various retention bonus program agreements set forth in Schedule 5.5(j)(3) to be made in the form of cash or CIGNA restricted stock units on or after the Closing Date (the “Retention Awards”), the provisions of this Section 5.5(j) with respect to the replacement of such awards shall not apply, and Seller shall be responsible for, and liable for, all such payments under the Retention Awards. Schedule 5.5(j)(3) shall not include retention bonuses described in Section 5.5(f) or retention bonuses provided for under the Transition Services Agreement.

(k) Nothing in this Agreement is intended to constitute or create a contract of employment between Buyers or its Affiliates and any Affected Employee. Nothing in this Agreement shall cause Buyer or its Affiliates to have any obligation to continue the employment of any Affected Employee for any particular period of time nor shall anything in this Agreement limit Buyer’s or its Affiliates’ right to terminate the employment of any Affected Employee.

(l) Sellers shall be responsible for providing or discharging any and all notifications, benefits and liabilities to employees and Governmental Entities required by the Seller’s policy or practice, the Workers Adjustment and Retraining Notification Act of 1988 or under any other applicable Law relating to plant closings or employee separations or severance pay that are required to be provided before the Closing as a result of transactions contemplated in this Agreement. Notwithstanding the foregoing, Buyer shall have sole responsibility for such notifications, benefits and liabilities with respect to any Affected Employees whose employment is terminated by the Buyer at or after the Closing.

(m) Sellers shall retain liability, and shall be responsible, for the payment of bonuses earned or accrued, consistent with past practice, as of the Closing Date, by Affected Employees. Sellers shall also retain liability, and shall be responsible, for the payment of accrued but unused vacation pay as of the Closing Date for Affected Employees.

(n) Seller or an Affiliate of Seller shall withhold and pay all payroll, Social Security, and withholding Taxes due upon the exercise, vesting or forfeiture by Affected Employees of (1) restricted shares of CIGNA stock and (2) any options to purchase CIGNA stock. Seller shall promptly provide to Buyer information concerning the amount of all such payroll, Social Security, and withholding Taxes and the amount of gross wages reportable to any Taxing Authority in respect of such restricted stock and options.

Section 5.6 Cooperation Regarding Governmental Entities.

The parties hereto shall (a) cooperate and use their reasonable best efforts to obtain all the consents, approvals, licenses, authorizations and agreements of any Governmental Entities necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (b) as promptly as practicable, file, or cause to be filed or submitted to Governmental Entities all notices, applications, documents and other materials necessary in connection with the consummation of such transactions, including amendments of disclosure documents applicable to the Subject Contracts to the extent required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, such amendments to be mutually agreed upon by the parties and (c) use their respective reasonable best efforts to respond as promptly as practicable to all inquiries received from all Governmental Entities for additional information or documentation in connection with such transactions; provided, however, that no party shall be obligated to take or refrain from taking or to agree to take or refrain from taking any action or to suffer to exist any restriction or requirement which would, individually or together with all other such actions, restrictions or requirements, reasonably be expected to result in (i) a Buyer Negative Condition, (ii) in the case of Buyer, a material negative effect on the Business, taken as a whole, or (iii) in the case of either party, a material negative effect on the benefits, taken as a whole, which such party could otherwise reasonably expect to derive from consummation of the Transaction had such party not been obligated to take or refrain from taking or to agree to take or refrain from taking such action or suffer to exist such restriction or requirement (each of the foregoing clauses (i), (ii) or (iii), excluding the effects of any conditions, restrictions or requirements (1) to the extent such party reasonably should expect as of the date of this Agreement that such conditions, restrictions or other requirements would be reasonably likely to be imposed by a Governmental Entity, and (2) that are, individually and in the aggregate with all other such conditions, restrictions and other requirements under (1), not material in their impact on the cash flow and expected returns of the Business to such Party (other than any such impact arising from the restrictions set forth in § 38a-136(i)(2) of the Connecticut General Statutes) (relating to temporary post-change in control limitations on certain actions), a “Material Negative Condition”). Sellers shall commence filing for regulatory approval for the assumption and novation of the Subject Contracts contemplated under Article VIII of the Coinsurance Agreement as soon as reasonably practicable following the date of this Agreement and otherwise take such action as it reasonably requested by

Buyer to facilitate the novation of the Subject Contracts (in accordance with the applicable provisions of the Business Coinsurance Agreements) as soon as reasonably practicable. Sellers and Buyer shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of all necessary filings or submissions to any Governmental Entity. Subject to Section 2.7(b), (i) Sellers and Buyer shall provide each other with draft copies and as-filed copies of all filings and submissions with Governmental Entities and shall provide the other with a reasonable opportunity to comment upon all such draft copies and (ii) Sellers and Buyer agree that, to the extent feasible and subject to Section 2.7(b), all substantive meetings with any Governmental Entity (whether in person, by telephone or other means of instantaneous communication) regarding the transactions contemplated hereby or by the Ancillary Agreements shall include representatives of Sellers and Buyer unless such parties jointly decide otherwise.

Section 5.7 Cooperation Regarding Other Third Parties.

(a) From and after the Closing Date, the parties hereto shall cooperate and use their reasonable best efforts to obtain the requisite contractholder, certificate holder and sponsor consents for the novation of General Account Subject Contracts and Separate Account Subject Contracts. Each party hereto shall bear its respective costs and expenses with respect to such efforts.

(b) From the date of this Agreement, the parties hereto shall cooperate and use their reasonable best efforts to obtain all other approvals, consents and waivers of non-governmental Persons to the transactions contemplated hereby and by the Ancillary Agreements (other than the consents referred to in Section 5.7(a)). In the event and to the extent that the parties hereto are unable to obtain prior to the Closing Date any such required approval, consent or waiver in connection with the transactions contemplated by this Agreement or the Ancillary Agreements of a non-governmental Person that is a party to any agreement, lease, sublease (to or by Sellers) or license to which an Acquired Company is a party or which otherwise constitutes part of the Transferred Assets (but which are not treated as Excluded Assets pursuant to Sections 5.25 or 5.28), (i) Sellers shall use commercially reasonable efforts in cooperation with Buyer to (x) provide or cause to be provided to Buyer the benefits of any such agreement, lease, sublease (to or by Sellers) or license, (y) cooperate in any arrangement, reasonable and lawful, designed to provide such benefits to Buyer and (z) enforce for the account of Buyer any rights of the Acquired Companies or the Business arising from such agreements, leases, subleases (to or by Sellers) and licenses which Buyer directs in writing to be taken and for which Buyer fully indemnifies Sellers and (ii) Buyer shall use commercially reasonable efforts to perform the obligations of the Acquired Companies or the Business arising under such agreements, leases, subleases (to or by Sellers) and licenses, to the extent that, by reason of the consummation of the transactions contemplated pursuant to this Agreement, Buyer or its subsidiaries has control over the resources necessary to perform such obligations. If and when any such approval or consent shall be obtained subsequent to the Closing Date or such agreement, lease, sublease (to or by Sellers) or license shall otherwise become assignable subsequent to the Closing Date, Sellers and their Affiliates shall promptly assign all of their rights and obligations thereunder which relate to the Acquired Companies or the Business to Buyer or, at Buyer’s direction, an Affiliate of Buyer without the payment of further consideration and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations and Sellers and their Affiliates shall be relieved of any and all obligations and future Liabilities hereunder and thereunder accruing from and after the date of the assignment and assumption, other than Excluded Liabilities. Without limiting the foregoing, in the event an approval, consent or waiver has not been obtained by the Closing Date, then, at Buyer’s sole option, Sellers and their Affiliates will provide Buyer and its Affiliates with rights and/or access to the benefits provided under any such Contract for which an approval, consent or waiver has not been obtained or substantially equivalent rights and/or access in all material respects as a Transition Service pursuant to the Transition Services Agreement.

(c) The costs of obtaining any such approvals, consents and waivers described in Section 5.7(b) (including attorneys’ fees, but, for the avoidance of doubt, not including service and licensing fees, incremental charges, revised terms or similar costs relating to the services to be provided, in each case to the extent arising in the ordinary course of business and to the extent not reasonably construed to have been requested in exchange for obtaining such approvals, consents and waivers which costs shall be the sole responsibility of Buyer and its Affiliates) shall be shared equally by Sellers, on the one hand, and Buyer, on the other hand; provided, however, that the portion of the costs borne by Buyer pursuant to this Section 5.7(c), the portion of the Transfer Taxes and costs borne by Buyer pursuant to Section 5.13, the portion of the costs and penalties borne by Buyer pursuant to Section 5.25 and 5.28 and the portion of the costs borne by Buyer pursuant to Section 1.3(h) of the Transition Services Agreement shall in the aggregate not exceed $9 million, and Sellers shall reimburse Buyer for any such costs incurred by Buyer in excess of $9 million.

(d) Notwithstanding anything herein or in any Ancillary Agreement to the contrary in the event that any party to a Lease (other than Sellers or their Affiliates) requires any guarantee or similar covenant, instrument or agreement relating to future performance or payment in connection with the assignment of any Lease to CIGNA Life, Buyer or any of its Affiliates contemplated hereby or by any Ancillary Agreement, Sellers and their Affiliates shall be under no obligation to provide such guarantee or similar covenant, instrument or agreement, and Buyer or its Affiliates shall provide any such guarantee or similar covenant or agreement.

Section 5.8 Exclusivity.

(a) From the date of this Agreement through the Closing, Sellers will not, and shall cause their respective officers, employees, representatives, advisers, agents and Affiliates not to, directly or indirectly, solicit, encourage, facilitate or initiate any inquiries or the making of any proposals or offers from, engage in negotiations or discussions with, or provide any information or data to, or otherwise cooperate in any manner with, any Person or group of Persons (other than Buyer and its Affiliates) concerning any direct or indirect sale or other disposition of, or merger, consolidation, business combination or similar transaction involving, all or any portion of the Business, the Acquired Companies, the Transferred Assets, the Assumed Liabilities or the Subject Contracts. Sellers shall, and shall cause their respective officers, employees, representatives, advisers, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Sellers shall promptly notify Buyer if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with or about the Business, the Acquired Companies, the Transferred Assets, the Assumed Liabilities or the Subject Contracts and shall promptly request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Business, the Acquired Companies, the Transferred Assets, the Assumed Liabilities or the Subject Contracts to return or destroy in accordance with the applicable confidentiality agreement, all confidential information heretofore furnished to such person by or on behalf of the Sellers.

(b) From the date of this Agreement until the Closing, neither Buyer nor its Affiliates will take, or agree or commit to take, any action for the purpose of impeding the ability of Buyer to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 5.9 Investigation; Maintenance of Marketplace Relationships.

(a) From the date of this Agreement, Sellers shall give to Buyer and its employees and representatives reasonable access to the Books and Records and the facilities, systems and employees of or relating to the Business, the Acquired Companies, CGLIC, the Transferred Assets, the Transferred Investment Assets, the Assigned and Assumed Contracts, the Assumed Liabilities and the Subject Contracts, shall make available to Buyer and its employees and representatives for copying and duplication purposes all Books and Records as they shall reasonably request, and shall cooperate with Buyer and its employees and representatives in their making such further investigation of the assets, Liabilities, business operations, facilities, systems, employees and representatives and business plans of the Business, the Acquired Companies, CGLIC, the Transferred Assets, the Transferred Investment Assets, the Assigned and Assumed Contracts, the Assumed Liabilities and the Subject Contracts. Subject to the requirements of Applicable Law, Sellers shall give to Buyer and its employees and representatives access to representatives, customers, clients, producers and consultants of the Business, the Acquired Companies and CGLIC (to the extent relating to the Business), including written, telephonic and in-person communications for the purpose of facilitating the retention of such persons by the Business; provided, however, that (i) all such written communications, meetings and telephonic communications that include a representative of the Business shall be subject to the prior consent (obtained in accordance with the protocols set forth on Schedule 5.9(a)) of Sellers (such consent not to be unreasonably withheld or delayed) and (ii) all such meetings and telephonic communications that do not include a representative of the Business shall be subject to the prior written consent (obtained in accordance with the protocols set forth on Schedule 5.9(a)) of Sellers. Any investigation, examination or interview by Buyer of employees or representatives or access pursuant to any of the provisions of this Section 5.9(a) shall be conducted or occur at reasonable times during regular business hours upon reasonable prior written notice in a manner which does not unreasonably interfere with the business or operations of Sellers or their Affiliates (or any of their successors). Each of the parties hereto and its employees, representatives and advisers, including, without limitation, counsel, investment bankers and independent public accountants, shall cooperate with the other’s employees, representatives and advisers, as the case may be, in connection with such review and examination. Any such investigation, examination or interview shall be subject to the terms and conditions of the Confidentiality Agreement. No investigation made pursuant to this Section 5.9 or otherwise, whether made before or after the date of this Agreement, shall affect or be deemed to modify or waive any specific representation or warranty made by either party pursuant to this Agreement or any rights of the parties under Article VII.

(b) From the date of this Agreement until the Closing Date, (i) Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to keep available the services of its and their current officers and employees, and to preserve its relationships with customers, clients, producers and consultants and others having material business dealings with any of Sellers, their Affiliates or the Acquired Companies relating to the Business, (ii) Buyer shall, and shall cause its Affiliates to, cooperate with Sellers and their Affiliates regarding the foregoing; and (iii) Sellers and Buyers shall, and shall cause their respective Affiliates to outline, refine, plan for and commence the transition processes contemplated by the Transition Services Agreement as reasonably practicable, including, without limitation, by supplementing TSA Schedule 1 with additional qualifying services identified by Sellers or Buyer and desired by Buyer to be received pursuant to the Transition Services Agreement, and by identifying services and their associated costs with specificity sufficient to disclose how such costs will be prorated in the event that Buyer does not use, or terminates, services or portions thereof.

Section 5.10 Post-Closing Access.

(a) Following the Closing Date, Sellers and their Affiliates shall (i) allow the employees, representatives and advisers of Buyer and its Affiliates, upon reasonable prior notice and during regular business hours, the right, at Buyer’s expense, to examine and make copies of any Books and Records (including any items within the definition of Books and Records developed by Sellers following the Closing Date to extent relating to the Business) which were retained by Sellers or any of their Affiliates and to have access to the employees, their respective businesses or of Sellers or any of their Affiliates for any reasonable purpose relating to the Business, including, without limitation, disputes under this Agreement or any Ancillary Agreement, the preparation or examination of Buyer’s Tax Returns, review and diligence of Data Input Inaccuracies, regulatory filings and financial statements and the conduct of any litigation (as opposed to any other form of dispute resolution) with a third party (whether or not the subject of an indemnification claim by a Buyer Indemnitee or a Seller Indemnitee) or regulatory dispute (whether or not the subject of an indemnification claim by a Buyer Indemnitee or a Seller Indemnitee), whether pending or threatened, concerning the conduct of the Business prior to the Closing Date, and (ii) maintain such Books and Records (including any items within the definition of Books and Records developed by Sellers following the Closing Date to extent relating to the Business) for Buyer’s examination and copying for a period of not less than eight years following the Closing Date. Access to such Books and Records (including any items within the definition of Books and Records developed by Sellers following the Closing Date to extent relating to the Business) and employees shall be at Buyer’s expense and may not unreasonably interfere with Sellers’ or any of their Affiliates’ (or any of their successors’) business operations.

(b) Following the Closing Date, Buyer and its Affiliates shall (i) allow the employees, representatives and advisers of Sellers and their Affiliates, upon reasonable prior notice and during regular business hours, the right, at Sellers’ expense, to examine and make copies of the Books and Records (including any items within the definition of Books and Records developed by Buyer, CIGNA Life and their Affiliates following the Closing Date to extent relating to the Business) and to have access to the employees of Buyer or any of its Affiliates for any reasonable business purpose relating to the Business or to the provisions of this Agreement or any Ancillary Agreement, including, without limitation, disputes under this Agreement or any Ancillary Agreement the preparation or examination of Tax Returns, review and diligence of Data Input Inaccuracies, regulatory filings and financial statements or the conduct of any litigation (as opposed to any other form of dispute resolution) with a third party (whether or not the subject of an indemnification claim by a Buyer Indemnitee or a Seller Indemnitee) or regulatory dispute (whether or not the subject of an indemnification claim by a Buyer Indemnitee or a Seller Indemnitee), whether pending or threatened, and (ii) maintain such Books and Records (including any items within the definition of Books and Records developed by Buyer, CIGNA Life and their Affiliates following the Closing Date to extent relating to the Business) for examination and copying by Sellers and their Affiliates for a period of not less than eight years following the Closing Date. Access to such Books and Records (including any items within the definition of Books and Records developed by Buyer, CIGNA Life and their Affiliates following the Closing Date to extent relating to the Business) and employees, shall be at Sellers’ expense and may not unreasonably interfere with Buyer’s or any of its Affiliates’ (or any of their successors’) business operations.

Section 5.11 Further Assurances.

Subject to the terms and conditions herein provided, including Section 5.6 and Section 5.7, from and after the date of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute and deliver any documents reasonably necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.12 Expenses.

Except as otherwise specifically provided in this Agreement or any Ancillary Agreement, the parties hereto and to the Ancillary Agreements shall bear their respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of investment bankers, counsel, actuaries, accountants, and other agents and representatives. Sellers shall pay on behalf of the Acquired Companies all legal, accounting, banking and other fees and expenses, incurred through the Closing by the Acquired Companies in connection with the negotiation and execution of this Agreement and the Ancillary Agreements.

Section 5.13 Transfer Taxes; Expenses of Transfer.

Subject to the proviso contained in Section 5.7(c), all (i) sales, use, transfer, realty transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (collectively, the “Transfer Taxes”) arising out of, in connection with, attributable to or in preparation for the transactions effected pursuant to this Agreement or any of the Ancillary Agreements and (ii) all costs incurred in connection with effecting the transfer and assignment of the Transferred Investment Assets pursuant to this Agreement or any of the Ancillary Agreements, including the Transfer Agreements, shall be shared equally by Sellers and Buyer. The party which has primary legal responsibility for the payment of any particular Transfer Tax shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax.

Section 5.14 Public Announcement.

Until the Closing or the date this Agreement is terminated pursuant to Article VIII, the parties hereto shall not make any public announcement concerning the transactions contemplated by this Agreement or the Ancillary Agreements without first consulting with the other parties hereto.

Section 5.15 Waiver of Claims.

(a) Buyer, on behalf of the Acquired Companies, hereby waives at and after the Closing any and all Actions, claims and demands by the Acquired Companies based on actual or alleged breach of any fiduciary duty to any Acquired Company by Sellers or any of their Affiliates, or their respective officers, directors, employees, advisors, representatives or agents in connection with, or arising out of, any act or omission of any such Person, in such capacity, at or prior to the Closing, as the case may

be. In the event that any Action, claim or demand waived hereby is pursued by Buyer or any of its subsidiaries or Affiliates (including the Acquired Companies to the extent any such entity is an Affiliate of Buyer at such time) following the Closing, Buyer shall indemnify and hold harmless Sellers and their Affiliates, and their respective officers, directors, employees, advisors, representatives and agents for any Losses resulting therefrom.

(b) Sellers, on behalf of themselves and their Affiliates, hereby waive at and after the Closing any and all Actions, claims and demands by them and their Affiliates based on actual or alleged breach of any fiduciary duty to Sellers or their Affiliates by Buyers or any of their Affiliates (including the Acquired Companies), or their respective officers, directors, employees, advisors, representatives or agents in connection with, or arising out of, any act or omission of any such Person, in such capacity, at or prior to the Closing, as the case may be. In the event that any Action, claim or demand waived hereby is pursued by Sellers or any of their subsidiaries or Affiliates following the Closing, Sellers shall indemnify and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, advisors, representatives and agents for any Losses resulting therefrom.

Section 5.16 Trademark/Trade Name Licenses Agreement.

The parties hereto agree that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to any Trademarks owned by Sellers, including the names “CIGNA,” “Connecticut General,” “Connecticut General Life,” “A Business of Caring”, the CIGNA Tree Logo, or any other identifying logos or service marks, which are not primarily used in the Business. Notwithstanding the foregoing, the parties agree that on the Closing Date, CGLIC, CIGNA Life and Buyer shall enter into the Trademark/Trade Name Licenses Agreement regarding the use of Sellers’ Trademarks set forth on Schedule 5.16 by the Acquired Companies and their Affiliates.

Section 5.17 Intercompany Agreements.

(a) All of the Intercompany Agreements which are set forth on Schedule 5.17(a)(i) hereof shall be terminated and discharged without any further liability or obligation thereunder and deemed to be void and of no further force and effect, effective at the Closing. All of the Intercompany Agreements which are set forth on Schedule 5.17(a)(ii) hereof shall not be terminated and discharged at the Closing but rather shall remain in full force and effect from and after the Closing in accordance with their respective terms, or shall be amended as specified on Schedule 5.17(a)(ii).

(b) From and after the Closing, none of Buyer and its Affiliates (including the Acquired Companies), on the one hand, and Sellers and their Affiliates, on the other hand, shall be subject to any further Liability to the other, with respect to any Intercompany Amount or any Intercompany Agreement which is set forth on Schedule 5.17(a)(i) hereof.

(c) Except as set forth on Schedule 5.17(c)(i), Buyer, on behalf of the Acquired Companies, hereby waives at and after the Closing any and all Actions, claims and demands by the Acquired Companies and the Business seeking to collect insurance coverage under the corporate insurance programs covering Sellers and their Affiliates set forth on Schedule 5.17(c)(ii), including any claims incurred but not paid prior to the Closing. The parties shall take all steps necessary to terminate coverage of the Acquired Companies and the Business under such programs. Buyer and the Acquired Companies shall not pursue or collect any Action, claim or demand waived hereby.

Section 5.18 Ancillary Agreements.

(a) Promptly following the execution of this Agreement and prior to Closing, the parties hereto shall jointly negotiate in good faith and finalize the definitive terms of (i) Schedule 1 to the Transition Services Agreement (“TSA Schedule 1”) and (ii) Exhibit B to the Investment Management Agreement (Non Manager of Managers Program). In the event that the parties hereto are unable to so finalize the terms of TSA Schedule 1 prior to the Closing, CIGNA shall provide the Transition Services to CIGNA Life pursuant to the Transition Services Agreement and in accordance with TSA Schedule 1 (in the form attached to the Transition Services Agreement as of the date of this Agreement, as updated and mutually agreed in writing by the parties) until such time as the parties hereto finalize the terms of TSA Schedule 1 (in which case CIGNA shall provide the Transition Services to CIGNA Life pursuant to the Transition Services Agreement in accordance with such finalized TSA Schedule 1) or as otherwise provided in the Transition Services Agreement for the entire Transition Period (as defined in the Transition Services Agreement).

(b) Promptly following the execution of this Agreement and prior to the Closing, the parties hereto shall jointly prepare and negotiate in good faith the definitive terms of mutually acceptable agreements which, together, conform to the terms set forth in the Facilities Sharing Agreement Term Sheet (the “Facilities Sharing Agreements”).

(c) If the conditions set forth in Article VI are satisfied, each Seller shall, and shall cause its Affiliates to, execute and deliver at the Closing each of the Ancillary Agreements to which it is a party and each other agreement, document or instrument which is necessary or desirable to effect the transactions contemplated by this Agreement or the Ancillary Agreements.

(d) If the conditions set forth in Article VI are satisfied, Buyer shall, and shall cause its Affiliates to, execute and deliver at the Closing each of the Ancillary Agreements to which it is a party and each other agreement, document or instrument which is necessary or desirable to effect the transactions contemplated by this Agreement or the Ancillary Agreements.

(e) From and after the date of this Agreement the parties hereto agree to implement the actions set forth on Schedule 5.18(e). The parties also agree to cooperate with each other to agree to changes, reasonably requested by the other parties, to Ancillary Agreements that transfer Transferred Assets or Transferred Investment Assets in order to make the transfer of assets into and out of the trusts more efficient.

Section 5.19 Tax Matters.

(a) Sellers shall timely prepare and file (or cause to be filed) when due (including extensions) (i) all Tax Returns that are required to be filed by the Acquired Companies for taxable years or periods ending on or before the Closing Date (“Pre-Closing Period”), and (ii) all consolidated, combined, unitary, and similar Tax Returns that include one or more of the Acquired Companies and any of Sellers or their Affiliates (other than the Acquired Companies). To the extent permitted under Applicable Law, Buyer and Sellers shall cause each Acquired Company to treat the Closing Date as the last day of such entity’s taxable year.

(b) Except as otherwise provided in Section 5.19(a), Buyer shall timely prepare and file (or cause to be filed) when due all Tax Returns that are required to be filed by the Acquired Companies for taxable years or periods beginning after the Closing Date (“Post-Closing Period”) and any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”).

(c) Buyer shall make available to Sellers for inspection any Tax Returns required to be prepared by Buyer for any taxable year or period that includes a Straddle Period and Sellers shall make available to Buyer for inspection any Tax Returns required to be prepared by Sellers pursuant to Section 5.19(a); provided, however, any inspection by Buyer or Sellers shall be permitted only for the portion of, and to the extent that, the Tax Returns relate to the Business. Each party (the “Preparer”) shall, if reasonably practicable, make such Tax Returns available to such other party, or parties, (the “Reviewer”) a reasonable amount of time prior to the due date (including extensions) for filing such Tax Returns and if any such Tax Return is not provided to Reviewer in a reasonable amount of time prior to the due date for filing that Tax Return, a draft of such Tax Return shall be provided. If a draft of a Tax Return has been provided pursuant to the preceding sentence, then the Preparer shall provide the Reviewer with the final Tax Return as soon as is practicable, together with a schedule indicating any changes from the draft Tax Return. If the Reviewer has any dispute regarding any such Tax Return as presented by the Preparer, then such Tax Return shall be filed as prepared by the Preparer, and the Reviewer shall be entitled to initiate a dispute under Section 5.19(q) hereof. A Reviewer can, at any time, waive its rights, as described herein, to inspect all, or any portion of, any Tax Return. Any such waiver will have no effect on the parties’ indemnification obligations pursuant to this Section 5.19.

(d) Except as otherwise provided in this Agreement, Sellers shall pay or cause to be paid (including, in the case of amounts paid prior to the Closing Date,

payments by the Acquired Companies), on a timely basis, all Taxes due with respect to the Tax liability of the Acquired Companies for Pre-Closing Periods and the portion of any Straddle Period ending on the Closing Date. Sellers shall pay directly to or at the direction of Buyer, at least three (3) days prior to the date payment thereof is due, the portion of such Taxes for that portion of any Straddle Period which ends on the Closing Date (calculated pursuant to Section 5.19(e)). Buyer shall pay or cause to be paid (including payments by the Acquired Companies), on a timely basis, all Taxes due with respect to the Tax liability of the Acquired Companies for Post-Closing Periods and the portion of any Straddle Period beginning on the day after the Closing Date.

(e) In the case of any Straddle Period:

(i) The periodic Taxes of the Acquired Companies that are not based in whole or in part on income or receipts (e.g., property Taxes) for the portion of any Straddle Period which ends on the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period, and the periodic Taxes of the Acquired Companies that are not based in whole or in part on income or receipts for the portion of any Straddle Period beginning on the day after the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period.

(ii) The Taxes of the Acquired Companies for that portion of any Straddle Period ending on the Closing Date (other than Taxes described in Section 5.19(e)(i)), shall be computed as if such taxable period ended as of the close of business on the Closing Date, and the Taxes of the Acquired Companies for that portion of any Straddle Period beginning after the Closing Date (other than Taxes described in Section 5.19(e)(i)), shall be computed as if such taxable period began on the day after the Closing Date, provided that, for purposes of this clause (ii), if the total Tax for any Straddle Period does not equal the sum of the positive amounts of Tax in respect of such portions thereof, then the parties shall adjust such amounts in a fair and reasonable manner.

(f) Any Tax refund (including any interest in respect thereof) received by Buyer or any of its Affiliates, and any amounts credited against Tax to which Buyer or any of its Affiliates becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, for which any Seller is liable pursuant to Section 5.19(d), except to the extent that such refund or use of such credit against Tax relates to Taxes for which the liability is assumed by Buyer, shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within ten (10) days after receipt of such refund or use of such credit. Buyer shall pay Sellers interest at the rate prescribed under section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.19(f).

(g) Any Tax refund (including any interest in respect thereof) received by Sellers or any of their Affiliates, and any amounts credited against Tax to which Sellers or any of their Affiliates becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, for which Buyer is liable pursuant to Section 5.19(d), or that relate to any Tax for which the liability is assumed by Buyer, shall be for the account of Buyer, and Sellers shall pay over to Buyer any such refund or the amount of any such credit within ten (10) days after receipt of such refund or use of such credit. Sellers shall pay Buyer interest at the rate prescribed under section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.19(g).

(h) Each Seller and Buyer shall cooperate, and cause each of its Affiliates to cooperate, to the extent not harmed, in obtaining any Tax refund that the other party reasonably believes should be available, including through filing appropriate forms with the applicable Tax Authority.

(i) For each “reportable transaction” (as described in Treasury Regulation Section 1.6011-4(b)), if any, that any of the Acquired Companies, or to the extent it relates, in whole or in part, to the Business, Sellers has “participated in” (as described in Treasury Regulation Section 1.6011-4(c)(3)) and filed an Internal Revenue Service Form 8886 (or any successor form), Sellers will provide as soon as reasonably practicable a true and complete copy of each such form as such form was filed.

(j) Except as otherwise provided in the Transition Services Agreement, after the Closing Date, each Seller and Buyer shall use reasonable efforts in the ordinary course of its business (and shall cause its respective Affiliates to do the same) to (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.19(a) or Section 5.19(b), and (ii) cooperate fully in preparing for any audits of, or disputes with, any Tax Authority regarding any Tax Returns of the Acquired Companies or, to the extent it relates, in whole or in part, to the Business, Sellers. In connection therewith, Buyer shall not dispose of any Tax Books or Records of the Acquired Companies or, to the extent it relates, in whole or in part, to the Business, Sellers during the eight-year period following the Closing Date, and thereafter shall give Sellers reasonable written notice, and the opportunity to make copies of any such items, before disposing of such items. Notwithstanding the foregoing, in the event of any inconsistencies between the provisions of this section 5.19(j) and any provision in the Transition Services Agreement, the Transition Services Agreement shall control.

(k) Contests.

(i) After the Closing Date, Buyer and Sellers each shall notify the other party in writing within ten (10) days of notice of (or, if there is no such notice, the commencement of) any Tax audit or administrative or judicial proceeding affecting the Taxes of the Acquired Companies, Sellers, Buyer or their respective Affiliates (a “Tax Audit”) the resolution of which would reasonably be expected to result in a material increase in Tax liability for which the other party would be liable under the terms of this Agreement. Such notice shall contain factual information describing any asserted Tax liabilities in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liabilities.

(ii) In the case of any Tax Audit (or, if separable, any portion thereof) solely involving Taxes for which one party is liable under the terms of this Agreement or otherwise, such party (the “Controlling Party”) shall have the right, at its expense, to control the conduct of such Tax Audit (or, if separable, any portion thereof); provided, however, that the other party (the “Participating Party”) shall have the right, at its expense, to participate in any such Tax Audit (or portion thereof) to the extent that its resolution would reasonably be expected to result in an increase in Tax liability for which the Participating Party is liable under the terms of this Agreement or otherwise. In the event that either party exercises its right to participate in any Tax Audit (or portion thereof), as described above, the Controlling Party shall not settle such Tax Audit (or portion thereof) without the prior written consent of the Participating Party, which consent shall not be unreasonably withheld, provided, however, that the Controlling Party shall be entitled to settle any portion of such Tax Audit so long as (a) such portion is separable from the remainder of the Tax Audit and (b) such resolution would not reasonably be expected to result in an increase in Tax liability for which the Participating Party is liable under the terms of this Agreement or otherwise.

(iii) In the case of any Tax Audit (or portion thereof) not described in clause (ii), the party in whose name, or in the name of whose Affiliate(s), such Tax Audit is being contested shall have the right, at its expense, to control the conduct of such Tax Audit (or portion thereof); provided, however, that such party shall not settle such Tax Audit (or portion thereof) without the prior written consent of the other party, which consent shall not be unreasonably withheld.

(l) Tax Indemnity.

(i) Notwithstanding any other provision of this Agreement, Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all (A) Taxes imposed on, or required to be withheld by, the Acquired Companies, Sellers or their Affiliates with respect to any Pre-Closing Period; (B) Taxes imposed on, or required to be withheld by, the Acquired Companies, Sellers or their Affiliates with respect to the portion of any Straddle Period ending at the end of the day on the Closing Date; and (C) Taxes, expenses or other losses incurred as a result of any breach or inaccuracy of any representation or warranty set forth in Section 3.11 (in each case, determined without regard to any qualifications or references to “material” or any other materiality qualifications or references contained in any specific representation or warranty, except for such qualifications or references in Section 3.11(g)), or arising out of the failure of Sellers or their Affiliates, to perform any of the agreements they are required to perform under this Section 5.19 or Section 5.13. Sellers shall pay to Buyer any Tax indemnity required to be paid pursuant to the preceding sentence within ten (10) days of Sellers’ receipt of a written request therefor from Buyer describing in reasonable detail the indemnified Taxes which are the subject of and basis for such Tax indemnity and the computation of the amount so payable; provided, that if indemnified Taxes are being contested in accordance with Section 5.19(k), Sellers shall pay any required Tax indemnity to Buyer within ten (10) days of final resolution of such contest.

(ii) Notwithstanding any other provision of this Agreement, Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates from and against any and all (A) Taxes imposed on, or required to be withheld by, the Acquired Companies, Buyer or its Affiliates, with respect to any Post-Closing Period; (B) Taxes imposed on, or required to be withheld by, the Acquired Companies, Buyer or its Affiliates, with respect to the portion of any Straddle Period beginning the day after the Closing Date; and (C) Taxes, expenses or other losses arising out of the failure of Buyer or its Affiliates to perform any of the agreements they are required to perform under this Section 5.19 or Section 5.13. Buyer shall pay to Sellers any Tax indemnity required to be paid pursuant to the preceding sentence within ten (10) days of Buyer’s receipt of a written request therefor from Sellers describing in reasonable detail the indemnified Taxes which are the subject of and basis for such Tax indemnity and the computation of the amount so payable; provided, that if indemnified Taxes are being contested in accordance with Section 5.19(k), Buyer shall pay any required Tax indemnity to Sellers within ten days of final resolution of such contest.

(m) Buyer shall not take, or cause or permit the Acquired Companies to take, any action, with respect to the taxable year or period of Buyer, the Acquired Companies, or any of their Affiliates, as applicable, which includes the Closing Date, which would be reasonably likely to increase Sellers’ or any of their Affiliates’ liability for Taxes (including any liability of Sellers to indemnify Buyer for Taxes pursuant to this Agreement) including, for example, any action (including the making of any elections) that would be reasonably likely to result in, or change the character of, any income or gain that any Seller or Affiliate of a Seller must report on any Tax Return.

(n) Neither Buyer, on the one hand, nor any of the Sellers, on the other hand, (in any event, the “Amending Party”) shall (or shall cause or permit any of its respective Affiliates, including the Acquired Companies to) amend, refile or otherwise modify any Tax Return that would reasonably be expected to result in a material increase in Tax liability for which any party to this Agreement that is not an Affiliate of the Amending Party (the “Non-Amending Party”) is liable under the terms of this Agreement relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of such Non-Amending Party, which consent may be withheld in its sole discretion; provided, however, that no consent shall be required if the Amending Party agrees to indemnify the Non-Amending Party for any resulting increase in its liability for Taxes under the terms of this Agreement or otherwise.

(o) Except to the extent otherwise required by Applicable Law, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Acquired Companies to) carry back for federal, state, local or foreign tax purposes to any taxable period, or portion thereof, of the Acquired Companies, ending on or before, or which includes, the Closing Date any net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Buyer or any Affiliate of Buyer, or portion thereof, ending after the Closing Date.

(p) Sellers agree to join with Buyer in making timely and irrevocable joint elections under section 338(h)(10) of the Code and any corresponding elections under state or local tax law, with respect to the purchase and sale of the stock of the Acquired Companies identified in Schedule 5.19(p)(i) (collectively, the “Section 338(h)(10) Election”). Sellers further agree and understand that Buyer intends to make timely elections under section 338(g) of the Code and any corresponding elections under state or local tax law, with respect to the purchase and sale of the stock of the Acquired Companies identified in Schedule 5.19(p)(ii).

(q) Any claim, controversy or dispute arising out of or relating to Section 5.19 or otherwise relating to Taxes, on which an amicable understanding cannot be reached, shall be submitted to and resolved by arbitration. Such arbitration shall be conducted expeditiously and confidentially. In such arbitration, the arbitrators may not award any consequential, punitive or exemplary damages or any damages other than compensatory damages. To initiate arbitration, a party shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The receiving party shall acknowledge receipt of the notice in writing within five days of such receipt, and thereafter the parties shall attempt in good faith to resolve the dispute within thirty (30) days of the date of such acknowledgment. If the dispute cannot be resolved within such thirty (30) day period, any party may send a written demand for arbitration to the other party. Within thirty (30) days of delivery of such demand for arbitration, the parties shall appoint by mutual agreement an arbitrator who is a nationally-recognized Tax lawyer at a nationally recognized accounting firm or law firm; provided, however, if the parties cannot mutually agree on an arbitrator, the parties’ independent accounting firms will appoint a neutral nationally-recognized Tax lawyer at a nationally recognized accounting firm or law firm as arbitrator. Any award rendered by the arbitrator shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrator shall be final, binding and non-appealable, and judgment upon such award may be entered by any court having jurisdiction thereof. The parties agree that the existence, conduct and content of any such arbitration shall be kept confidential and no party shall disclose to any Person any information about such arbitration, except as may be required by Applicable Law or for financial reporting purposes in each party’s financial statements. The costs, fees and expenses of arbitration shall be borne by the party that does not prevail in substantial part as determined by the arbitrator. Notwithstanding the foregoing, all time periods in this Section 5.19(q) shall, to the maximum extent practicable, be reduced or eliminated and the parties shall attempt in good faith to resolve any dispute, or allow for arbitration on an accelerated basis in respect of such dispute, if and to the extent that the dispute relates to a Tax Return that (i) has not yet been filed and (ii) the due date (including extensions) for which would be likely to otherwise prevent such resolution’s being reflected on the Tax Return as, and when, initially filed.

(r) Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.19 shall survive for ninety (90) days after the expiration of all applicable statutes of limitation (giving effect to any waivers, mitigations or extensions thereof).

(s) Notwithstanding anything in this Agreement to the contrary, indemnification claims with regard to Taxes (including with respect to any breach of or inaccuracy in any representation or warranty contained in Section 3.11, but not including those contained in Section 3.21) or otherwise brought pursuant to this Section 5.19 shall be governed exclusively by this Section 5.19; provided, however, if there is a failure of any representation or warranty set forth in Section 3.21 and the subject matter of such failure becomes the subject matter of a contest, claim, audit or similar proceeding initiated by a Tax Authority against the Buyer or any of its Affiliates (including the Acquired Companies), then such proceeding and Sellers’ indemnification obligations, if any, with respect thereto shall be governed in all respects by the provisions of this Section 5.19, and, to the extent governed by this Section 5.19, for purposes of the survival periods of the representations and warranties set forth in Section 7.2, such representation or warranty shall be treated as a representation or warranty set forth in Section 3.11.

(t) In the event of any inconsistencies between the provisions of this Section 5.19 and any other provision in this Agreement, this Section 5.19 shall control.

Section 5.20 New York Certificate of Authority; Rate and Form Filings.

CGLIC shall cause CIGNA Life to (a) make all rate and form filings and applications to establish Separate Accounts necessary for CIGNA Life to engage in the Business following the Closing Date, (b) apply to the New York Insurance Department for a Certificate of Authority in order to conduct the Business in the State of New York and (c) apply to any other regulatory authority for such licenses or authorizations as may be required in order to conduct the Business in each jurisdiction in which it is currently conducted.

Section 5.21 Post-Closing Business Liabilities; Ancillary Agreements.

Buyer agrees to perform and discharge, or cause its Affiliates to perform and discharge, Post-Closing Business Liabilities. Sellers agree to perform, or cause its Affiliates party thereto to perform, their obligations to the extent arising pursuant to any Ancillary Agreement.

Section 5.22 Seed Money; Mutual Funds.

(a) Sellers agree to (i) cause LINA not to withdraw its investments in the Separate Accounts listed on Schedule 5.22(a)(i) and (ii) not recommend to the trustees of the mutual funds listed on Schedule 5.22(a)(ii) to change the basis of operations of such mutual funds, in each case until the earlier of the mutual written agreement of Buyer and Sellers to permit such withdrawal and the end of the ninth month following the Closing Date. With respect to the mutual funds listed on Schedule 5.22(a)(ii), following the Closing, if requested by Buyer, Sellers will consider recommending to the trustees of such mutual funds the transfer to an Affiliate of Buyer management of such mutual funds.

(b) Notwithstanding any provision to the contrary in this Agreement or the Administrative Services Agreement, within five (5) days of the end of the ninth month following the Closing Date, or at such earlier time as the parties may mutually agree or Applicable Law may require, LINA will have an unconditional right to (i) withdraw its entire interest in the Separate Accounts listed on Schedule 5.22(a)(i) and (ii) redeem its shares of the mutual funds listed on Schedule 5.22(a)(ii).

Section 5.23 Advisory Clients.

As promptly as reasonably practicable, each Advisory Entity shall notify each of its Advisory Clients of the transactions contemplated by the Transaction and with the Buyer, use commercially reasonable efforts to obtain, prior to the Closing Date, any necessary consent of each Advisory Client to the “assignment” (as such term is used in the Investment Company Act) of its Investment Advisory Contract resulting from each completion of the transactions contemplated by the Transaction. Buyer agrees that the Advisory Entity may obtain such consent by (a) requesting written consent as aforesaid, (b) informing such Advisory Client at least forty-five (45) days prior to the Closing Date of (i) such Advisory Entity’s intention to “assign” such Investment Advisory Contract by completing the Transaction, (ii) such Advisory Entity’s intention to continue the advisory services provided pursuant to the existing Investment Advisory Contract with such Advisory Client after the Closing Date if such Advisory Client does not terminate such Investment Advisory Contract prior to the Closing Date and (iii) that the consent of such Advisory Client will be implied if such client continues to accept such advisory services for at least thirty (30) days after receipt of such notice without termination and (c) not receiving from such Advisory Client prior to the Closing Date an oral or written indication of an intent to terminate such Investment Advisory Contract or otherwise withhold consent. Each of the Advisory Entities and Buyer shall cooperate and consult with each other regarding all written communications concerning the obtaining of such consents and all such communications shall be subject to the review and consent of Buyer, such consent not to be unreasonably withheld. Sellers and Buyers shall each bear fifty percent (50%) of the cost of all such notices.

Section 5.24 Mutual Fund Distribution Agreements.

Buyer hereby covenants and agrees to cause CFS at the Closing to enter into a distribution agreement with each of the entities set forth on Schedule 5.24 in substantially the form of the distribution agreement between CFS and such entity in effect as of the date of this Agreement.

Section 5.25 Rejected Intellectual Property Contracts.

At any time prior to assuming an Intellectual Property Contract or a Contract concerning IT Assets, Buyer and its Affiliates shall have the option, at their sole discretion, to treat such Contract as an Excluded Asset and all Liabilities related thereto as Excluded Liabilities, in which case Buyer shall, subject to the proviso contained in Section 5.7(c), reimburse Sellers for one-half of all out-of-pocket costs and penalties which Sellers actually do pay in accordance with the terms of such Contract, provided that Buyer shall bear no cost or penalties if the aggregate financial obligations of Sellers that remain outstanding under such Contract equals or exceeds $75,000.00. Sellers and their Affiliates shall take such actions, execute such instruments and otherwise cooperate with Buyer to the extent reasonably necessary to give effect to any such election by Buyer and its Affiliates. At Buyer’s sole option, Sellers and their Affiliates will provide

Buyer and its Affiliates with rights and/or access to the benefits provided under any such Contract or substantially equivalent rights and/or access in all material respects as a Transition Service pursuant to the Transition Services Agreement.

Section 5.26 License Under Certain Intellectual Property.

(a) Subject to the limitations of Sections 5.26(b) and 5.26(c), effective upon the Closing Date, Sellers, on behalf of themselves and their Affiliates, hereby grant to Buyer a non-exclusive, irrevocable, perpetual, royalty-free license to reproduce, create derivative works based on, modify, enhance, display, disassemble, decompile, reverse engineer and otherwise use, solely in support of the Business, all (or any portion(s) of) Intellectual Property owned by Sellers and their Affiliates used in the Business prior to the Closing (but excluding Trademarks, which are treated exclusively in Section 5.16 and in the Trademark/Trade Name Licenses Agreement) (the “Seller-Licensed Intellectual Property”).

(b) Seller-Licensed Intellectual Property (including desktop, call center, distributed datacenter or other software applications) shall be included within the scope of the license grant set forth in this Section 5.26 only if and to the extent that: (i) such Seller-Licensed Intellectual Property is necessary to support directly or indirectly the customer, supplier or other similar transactions of the Business (including without limitation operations, systems management, optimization, troubleshooting and diagnostics), and (ii) Buyer does not itself own and cannot license from a third Person (which Person shall not in any event derive its rights (directly or indirectly) from Sellers or their Affiliates) on commercially reasonable terms a generally commercially available, substantially equal substitute without the need for material customization. Without limitation, a software application automatically shall be deemed “necessary” for purposes of this Section 5.26 if Buyer must pay more than $150,000 to acquire such substantially equal substitute or if Buyer has paid $700,000 in the aggregate to acquire such substantially equal substitutes.

(c) On or before the end of the Transition Period (as defined in the Transition Services Agreement), the Sellers must deliver to Buyer the Seller-Licensed Intellectual Property (including without limitation fully commented source code, data structures and user manuals if and as available) in the form or format in which they are available. Buyer at its option may choose the form and format if multiple forms and formats are available. Buyer expressly acknowledges and agrees that the Sellers will not provide training, support or maintenance services of any kind in connection with the Seller’s Intellectual Property (other than to the extent such services otherwise are required pursuant to this Agreement or the Ancillary Agreements).

(d) Buyer may assign, transfer or sublicense all or any portion of the rights licensed pursuant to this Section 5.26 to any successor(s) of all or substantially all of the assets of the Business, or portion or portions of the Business, including without limitation for purposes of providing transition services to such successor(s). Buyer also may sublicense all or any portion of the rights licensed to Buyer pursuant to this Section 5.26 to Buyer’s and its Affiliates’ (i) customers, clients and other end-users in the ordinary course of Business (except that computer software source code may not be provided to such end-users); and (ii) subcontractors and consultants, provided that to the extent that Seller-Licensed Intellectual Property which is Confidential Information (as defined in the Confidentiality Agreement) will be shared, it will only be shared with those subcontractors and consultants who reasonably require access to assist Buyer and its Affiliates in using their rights licensed pursuant to this Section 5.26 and who have agreed to be bound by non-disclosure and confidentiality agreements at least substantially as protective as Buyer’s analogous obligations under the Confidentiality Agreement.

(e) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE SELLER-LICENSED INTELLECTUAL PROPERTY IS PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, PROPER COOPERATION OR INTERFACING WITH THIRD PARTY INFORMATION TECHNOLOGY OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, AND THE PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE UNDER THE UNIFORM COMMERCIAL CODE AS CONCERNS THE SELLER-LICENSED INTELLECTUAL PROPERTY.

(f) Except as permitted in this Section 5.26, or by other prior written permission of Sellers, Buyer and its Affiliates shall not, and shall not allow any third party, to: (i) create any derivative work of the Seller-Licensed Intellectual Property or any portion thereof; (ii) sublicense, transfer, or assign the Seller-Licensed Intellectual Property or any right with respect thereto, including without limitation for the purpose of engaging in the business of providing computer-based services to any party, whether on a time sharing basis or otherwise; (iii) rent, lease or distribute the Seller-Licensed Intellectual Property or use the Seller-Licensed Intellectual Property for the benefit of any third party or for the benefit of any entity other than the Business; (iv) copy all or any portion of the Seller-Licensed Intellectual Property; or (v) disassemble, decompile or otherwise reverse engineer all or any portion of the Seller-Licensed Intellectual Property.

Section 5.27 Confidentiality.

Sellers shall, and shall cause their Affiliates and representatives to, maintain in confidence and not use to the detriment of Buyer or its Affiliates any written, oral or other confidential information relating to the Business or any confidential information obtained from Buyer, its Affiliates or any of its representatives in connection with this Agreement or the Transaction, except to the extent (i) any such information ceases to be confidential information, other than because of a disclosure by Sellers or their Affiliates or representatives, (ii) any such information is required to be disclosed by any Governmental Entity or (iii) that use of such information is necessary or appropriate in making any filing or obtaining any consent required for the consummation of the Transaction, and Sellers shall instruct their representatives having access to such information of such obligation of confidentiality. Notwithstanding anything to the contrary contained in this Agreement, in any of the Ancillary Agreements or in any other written or oral understanding or agreement to which the Sellers and Buyer (or their respective Affiliates) are parties or by which they are bound, each of the Sellers and Buyer (and their respective Affiliates) authorizes each other (and the employees, representatives and other agents of each of the Sellers, Buyer and of their respective Affiliates) to disclose to any Person, without limitation of any kind, the “tax treatment” and “tax structure” (within the meaning of Treasury Regulations Section 1.6011-4) of the Transaction or of any transaction contemplated in or by any other document related to the Transaction, and all materials of any kind related thereto (including tax opinions and other tax analyses) provided by the Sellers or Buyer (or their respective Affiliates) to each other in connection thereto.

Section 5.28 Additional Assigned and Assumed Contracts.

For those contracts listed on Schedule A to the Assignment and Assumption Agreement as of the date of this Agreement, Buyer shall be responsible for all costs and penalties which Sellers actually pay in accordance with the terms of such Contract upon termination or cancellation of such Contract. If at any time following the execution of this Agreement, whether before, at or following the Closing, Sellers shall become aware of any Contract which relates primarily to the Business and which is not set forth on Schedule A to the Assignment and Assumption Agreement, Sellers shall promptly notify Buyer in writing of the existence of such Contract and Buyer and its Affiliates shall have the option, in their sole discretion, either to (a) supplement Schedule A to the Assignment and Assumption Agreement to include such Contract as an Assigned and Assumed Contract as though any such Contract had originally been set forth on Schedule A to the Assignment and Assumption Agreement or (b) (i) treat any such Contract as an Excluded Asset and all Liabilities related thereto as Excluded Liabilities and (ii) subject to the proviso contained in Section 5.7(c), and solely with respect to Contracts for which Buyer receives notice from Seller not later than ten (10) Business Days prior to the Closing Date, reimburse Seller for one-half of all out-of-pocket costs and penalties which Sellers actually pay in accordance with the terms of such Contract upon termination or cancellation of such Contract times, if the Contract does not relate exclusively to the Business, a fraction representing the proportion of the Contract relating to the Business; provided, however, if Buyer, CIGNA Life or any of its Affiliates have derived any benefit under a Contract or utilized any service under a Contract between the Closing and the date Buyer elects to treat such Contract as an Assigned and Assumed Contract or elects not to treat such Contract as an Assigned and Assumed Contract, any Liability incurred pursuant to such Contract for the receipt of the benefit derived between the Closing and the date of such election shall be borne by Buyer. The foregoing proviso shall not apply to any Contract or service under a Contract to the extent that the benefit of such Contract or service is provided directly or indirectly to Buyer, CIGNA Life or any of its Affiliates pursuant to the Transition Services Agreement. Buyer shall have the right to exercise the option referred to in the second sentence of this Section 5.28 within ten (10) Business Days of Buyer’s receipt of Seller’s notification and shall exercise such option by notifying Sellers in writing as to whether Buyer shall treat such Contract pursuant to clause (a) or clause (b) of the second sentence of this Section 5.28. Any such Contract for which Buyer fails to notify Sellers in accordance with the previous sentence shall be treated as an Excluded Asset and all Liabilities related thereto as Excluded Liabilities. Sellers and their Affiliates shall take such actions, execute such instruments and otherwise cooperate with Buyer to the extent reasonably necessary to give effect to any such election by Buyer and its Affiliates.

Section 5.29 Post-Restructuring Services.

In connection with the consummation of the Restructuring, Sellers shall describe to Buyer in writing each service or arrangement previously provided within a Seller which following the Restructuring would need to be provided by a Seller to CIGNA Life or an Acquired Company in order for the Business as conducted by CIGNA Life and the Acquired Companies to receive following the Restructuring a comparable level of services and support from the Sellers as was provided by Sellers to the Business prior to the Restructuring. Buyer shall be entitled (i) (A) to elect to have the applicable Seller, on the one hand, and CIGNA Life or an Acquired Company, on the other hand, enter into a written Contract providing for the provision of such service or arrangement on the same terms as provided within the applicable Seller prior to the Restructuring, (B) to treat such Contract as an Assigned and Assumed Contract, (C) to deem such Contract as added to Schedule 3.15(a) or 3.15(b), as applicable, with effect as of the date of this Agreement and (D) to deem such Contract as added to Schedule 5.17(a)(ii) with effect as of the date of this Agreement, (ii) (A) to reject the election contemplated by clause (i)(A) above, (B) to reject the treatment contemplated by clause (i)(B) above, (C) to deem such service or arrangement as added to Schedule 3.15(a) or 3.15(b), as applicable, with effect as of the date of this Agreement and (D) to deem such service or arrangement as added to Schedule 5.17(a)(i) with effect as of the date of this Agreement or (iii) (A) to reject the election contemplated by clause (i)(A) above, (B) to reject the treatment contemplated by clause (i)(B) above, (C) to deem such service or arrangement as added to Schedule 3.15(a) or 3.15(b), as applicable, with effect as of the date of this Agreement, (D) to deem such service or arrangement as added to Schedule 5.17(a)(i) with effect as of the date of this Agreement and (E) to elect to treat such service or arrangement as an Omitted Service as defined under and for purposes of the Transition Services Agreement with effect as of the date of such election.

Section 5.30 Data Required for Sarbanes-Oxley Certification: IMR.

(a) From and after the date of this Agreement Sellers will use reasonable best efforts to comply with Buyer’s requests for information available to Sellers relating to the Business to the extent Buyer requires such information to facilitate post-Closing compliance with the certification requirements under Section 13(a) of the Exchange Act, and, except to the extent required under Applicable Law, Buyer shall preserve the confidentiality of such data.

(b) Sellers agree to cause CGLIC to prepare and have verified by CIGNA’s independent, external auditors revised calculations of IMR for the Business for purposes of calculating the IMR Adjustment, which calculation and verification shall be completed no later than January 31, 2004.

Section 5.31 Transfer of Canadian Business.

The Canadian portion of the Business will be transferred to CIGNA Life or PRICOA in a manner to be agreed between Buyer and Sellers between the date of this Agreement and Closing; provided that no transfers shall be effected in any manner that require CIGNA Life or Buyer or any Affiliate of Buyer to effect or maintain any licensure or registration in Canada or any jurisdiction within Canada.

Section 5.32 DC Hedge.

(a) In the event that all or part of the incremental contra-liability related to the close-out and revaluation to fair value for SAP purposes of open positions as of or immediately prior to the Closing Date in the DC Hedge Program (as identified in the Statement of Net Settlement Methods), is disallowed by the Connecticut Insurance Department or otherwise not available (the “SAP Disallowance”) and such SAP Disallowance results in a reduction of CIGNA Life’s Surplus, then the Sellers shall pay to CIGNA Life an amount equal to 13.4% multiplied by the amount by which CIGNA Life’s Surplus is reduced as a direct result of the SAP Disallowance.

(b) Any payment required to be made by the Sellers to CIGNA Life pursuant to subsection (a) of this Section 5.32 shall be made within 30 days after Buyer notifies Sellers that CIGNA Life’s SAP financial statements will reflect a SAP Disallowance to the extent of such SAP Disallowance.

(c) Buyer shall use reasonable efforts to preserve the availability of the contra-liability referred to in Section 5.32(a). Buyer shall keep the Sellers apprised of any discussions which the Buyer or any of its Affiliates, including CIGNA Life, may have with the Connecticut Insurance Department relative to the DC Hedge Program as well as any SAP Disallowance and the Buyers and Sellers agree that the last sentence of Section 5.6 of this Agreement shall apply to any discussions with the Connecticut Insurance Department relating to any SAP Disallowance.

Section 5.33 Releases of Insurance-Related Liabilities.

From June 30, 2003 through the Closing Date, CGLIC and CIGNA Life have not released and shall not record a Net Reserve Release Amount on its SAP statements without the appropriate concurrence by PricewaterhouseCoopers LLP. Sellers will promptly notify Buyer in writing of any such release that is reflected in its SAP statements or the effect of which will be reflected in the Final Statement of Net Settlement.

Section 5.34 Assignment of Right to Act as Collateral Manager. From and after the date of this Agreement, Sellers shall use their reasonable best efforts to obtain the consent of the non-Seller loan participants to the Assignment from CGLIC or any of its Affiliates to Prudential Investment Management of the right to act as collateral manager in connection with the following three (3) collateralized bank loan obligation transactions: TimesSquare Serves, Trumbull and TimesSquare Loan Trust.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Obligation of All Parties.

The respective obligations of Buyer and Sellers to effect the Closing is subject to the satisfaction or explicit written waiver at or prior to the Closing of the following conditions:

(a) any waiting period applicable to the consummation of the Closing under the HSR Act shall have terminated or expired;

(b) all other applicable waiting periods have expired and all other approvals, licenses, authorizations, filings, registrations, applications, notifications, consents, waivers, releases and orders required to be made or filed with or obtained from any Governmental Entity in connection with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby set forth on Schedule 6.1(b) (collectively, “Governmental Approvals”) shall have been made or obtained, shall be in full force and effect and shall not include any term or condition requiring any party to take or refrain from taking or to agree to take or refrain from taking any action or to suffer to exist any restriction or requirement which would, individually or together with all other such terms and conditions of Governmental Approvals, be reasonably expected to result in a Material Negative Condition;

(c) the Novation Approvals with respect to policies subject to the laws of the jurisdictions set forth on Schedule 6.1(c) shall have been made or obtained and be in full force and effect without any term or condition that would reasonably be expected to result in a Material Negative Condition;

(d) the approvals, notifications, consents, waivers and releases from third parties other than Governmental Entities set forth on Schedule 6.1(d) shall have been made or obtained; and

(e) no provision of any Applicable Law shall prohibit Buyer from consummating or performing the transactions contemplated by this Agreement or the Ancillary Agreements, except if such prohibition would not reasonably be expected to result in a Material Negative Condition, and there shall not be instituted by any Governmental Entity any Action which seeks to enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 6.2 Additional Conditions to Obligation of Buyer.

The obligation of Buyer to effect the Closing is further subject to the satisfaction (or explicit written waiver by Buyer) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Sellers contained in (i) Sections 3.2 and 3.5 shall be true and correct in all material respects, (ii) clause (b) in the first paragraph of Section 3.9 shall be true and correct in all respects and (iii) Article III of this Agreement (other than those referenced in clause (i) and (ii) above) shall be true and correct (but without regard to any qualifications or references to “Seller Material Adverse Effect”, “material” or any other materiality qualifications or references contained in any specific representation or warranty), in each case of clause (i), (ii) and (iii) above at the date of this Agreement and on and as of the Closing Date (after giving effect to the Restructuring) as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except in the case of clause (iii) above where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Seller Material Adverse Effect, and Buyer shall have received a certificate signed on behalf of Sellers by the Chief Financial Officer of CIGNA to the effect that such Chief Financial Officer has read this Section 6.2(a) and that to the best of his Knowledge the conditions set forth in this Section 6.2(a) have been satisfied (which certificate shall not impose any personal liability on such officer);

(b) Sellers shall have performed and complied in all material respects with each obligation, covenant, agreement and condition required by this Agreement to be performed or complied with by Sellers at or prior to the Closing, and Buyer shall have received a certificate signed on behalf of Sellers by the Chief Financial Officer of CIGNA to the effect that such Chief Financial Officer has read this Section 6.2(b) and that to the best of his Knowledge the conditions set forth in this Section 6.2(b) have been satisfied (which certificate shall not impose any personal liability on such officer);

(c) CGLIC’s financial strength rating by Standard & Poor’s has not been reduced to BBB or below;

(d) CGLIC’s financial strength rating by Moody’s has not been reduced to Baa2 or below;

(e) Buyer shall have received one or more opinions of Counsel to Sellers, dated the Closing Date, substantially in the forms attached as Exhibit V-1, Exhibit V-2, and Exhibit V-3;

(f) Buyer shall have received from Sellers certificates obtained from the Connecticut Department of Insurance evidencing the continued existence and licensure of CIGNA Life as an insurance company, dated as of the date not earlier than five days prior to the Closing;

(g) Buyer shall have received from Sellers certificates as to the good standing or comparable status of the Acquired Companies from the respective jurisdictions of their incorporation or domicile, dated as of a date not earlier than two (2) days prior to the Closing Date;

(h) Buyer shall have received copies of the Ancillary Agreements duly executed by each party thereto that is not an Affiliate of Buyer;

(i) Buyer shall have received copies of the resignations of each director of the Acquired Companies on or prior to the Closing Date; and

(j) the approvals, notifications, consents, waivers and releases from third parties other than Governmental Entities set forth on Schedule 6.2(j) shall have been made or obtained.

Section 6.3 Additional Conditions to Obligation of Sellers.

The obligation of Sellers to effect the Closing is further subject to the satisfaction (or explicit written waiver by Sellers) at or prior to the Closing of the following conditions:

(a) the representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct (but without regard to any qualifications or references to “Buyer Material Adverse Effect”, “material” or any other materiality qualifications or references contained in any specific representation or warranty) at the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, and Sellers shall have received a certificate signed on behalf of Buyer by the Chief Financial Officer of Buyer to the effect that such Chief Financial Officer has read this Section 6.3(a) and that to the best of his knowledge the conditions set forth in this Section 6.3(a) have been satisfied (which certificate shall not impose any personal liability on such officer;

(b) Buyer shall have performed and complied in all material respects with each obligation, covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing, and Sellers shall have received a certificate signed on behalf of Buyer by the Chief Financial Officer of Buyer to the effect that such Chief Financial Officer has read this Section 6.3(b) and that to the best of his knowledge the conditions set forth in this Section 6.3(b) have been satisfied (which certificate shall not impose any personal liability on such officer);

(c) Sellers shall have received one or more opinions of Counsel to Buyer, dated the Closing Date, substantially in the form attached as Exhibit W; and

(d) Sellers shall have received copies of the Ancillary Agreements duly executed by each party thereto that is not a Seller or an Affiliate of any Seller.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Exclusions from Representations and Warranties.

(a) Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements and subject to Section 7.1(b), Buyer acknowledges and agrees that (i) Sellers make no representation or warranty, and nothing contained in this Agreement, the Ancillary Agreements, or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of Sellers, for any purpose of this Agreement, the Ancillary Agreements, or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (A) the adequacy or sufficiency of any of its Insurance-Related Liabilities, (B) whether or not Insurance-Related Liabilities were determined in accordance with any actuarial, statutory or other standard, (C) the effect of the adequacy or sufficiency of Insurance-Related Liabilities on any “line item” or asset, liability or equity amount, or (D) the valuation or value of any Investment Asset, and (ii) the adequacy or sufficiency of Insurance-Related Liabilities and the valuation or value of any Investment Asset may not be used to demonstrate or support the breach of any representation or warranty contained in this Agreement, the Ancillary Agreements, or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby and thereby.

(b) The exclusions set forth in Section 7.1(a) do not apply to (i) the breach of Section 3.25, (ii) any breach of the representation in Section 3.6(b) to the extent that such breach results from any failure of the preparation of the income statements included in the Business Financial Statements to be consistent in all material respects with the portions of the Statement of Net Settlement Methods relating to Insurance-Related

Liabilities and Investment Assets, (iii) any breaches of representations and warranties that result in the imposition of any fine by a Governmental Entity or other out-of-pocket Losses that are not Insurance-Related Liabilities or (iv) any breaches of representation and warranties set forth in the Transfer Agreements.

Section 7.2 Survival of Representations and Warranties.

All representations and warranties of the parties hereto contained in this Agreement (except as otherwise provided below) shall survive the Closing Date until twenty-one (21) months following the Closing Date and expire on such date, but shall not survive any termination of this Agreement; provided, however, the representations and warranties set forth in Sections 3.10, 3.11 (including those representations and warranties set forth in Section 3.21 to the extent that the same are treated as representations or warranties set forth in Section 3.11 pursuant to the last sentence of Section 3.21, Section 5.19(s), or Section 7.3(g)), 3.21(a), 3.21(d) and 3.21(e) shall survive until sixty (60) days after the expiration of the statute of limitations including extensions thereof under the Applicable Law, including ERISA and the Code, and the representations and warranties set forth in Sections 3.1(a), 3.2, 3.5, and 3.17 and, unless otherwise expressly provided in any Included Agreement, all representations and warranties in such Included Agreements shall survive indefinitely; provided, further, however, that the representations and warranties set forth in Section 3.6(b) hereof shall survive until the later of (A) the date following agreement upon the Final Statement of Net Settlement pursuant to Section 2.9(d) hereof and (B) the date following delivery of the Third Party Account Report pursuant to Section 2.10(a) hereof, but, notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, following the expiration of the representations and warranties set forth in Section 3.6(b), no claim may be made for indemnification that could not have been made without the existence of the representations and warranties set forth in Section 3.6(b), and no such actual or alleged breach of the representations and warranties set forth in Section 3.6(b) after the expiration date thereof may be used to demonstrate or support the breach of any other representation or warranty contained in this Agreement, the Ancillary Agreements, or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby and thereby; and provided, further, that if a claim for indemnification which has been timely and properly made pursuant hereto has not been finally resolved before the expiration of the applicable period referred to in this Section 7.2, such claim shall continue to survive until the final resolution thereof. The parties agree that, except as expressly provided in this Article VII, with respect to Sellers and Buyer, no claims or causes of action may be brought against any of the parties hereto, or any of their respective directors, officers, employees, Affiliates, successors, permitted assigns, advisors, agents, or representatives based upon any of the representations or warranties contained in this Agreement following the Closing Date or any termination of this Agreement. This Section 7.2 shall not limit (i) any covenant or agreement of the parties in this Agreement or any Ancillary Agreement to the extent that such covenant or agreement contemplates or requires performance after the Closing or any representation or warranty in any Ancillary Agreement or (ii) the parties’ indemnity obligations under Section 5.19, which shall survive for ninety (90) days after the expiration of all applicable statutes of limitation (giving effect to any waivers, mitigations or extensions thereof), or (iii) Sections 7.3(a)(ii), (a)(iii), (b)(ii) and (b)(iii), which indemnity obligations shall survive indefinitely.

Section 7.3 Obligation to Indemnify.

(a) Subject to the limitations set forth in this Article VII and in the Ancillary Agreements with respect to such agreements, Sellers, jointly and severally, agree to indemnify, defend and hold harmless Buyer, the Acquired Companies and their respective directors, officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”) following the Closing from and against all Losses (as hereinafter defined), arising out of or resulting from: (i) the failure of any representations and warranties contained in Article III hereof to be true and correct as of the date of this Agreement or the Closing Date (after giving effect to the Restructuring) (except with respect to such representations or warranties which are made expressly as of a specified date or period, as to which indemnification hereunder shall be made only to the extent of the failure of such representations and warranties to be true and correct as of such specified date or period), determined without regard to any qualifications or references to “Seller Material Adverse Effect” contained in any specific representation or warranty (other than the representation contained in clause (b) of the first paragraph of Section 3.9), (ii) any breach, violation or non-fulfillment of any of the covenants and agreements of Sellers contained in this Agreement, the Bill of Sale or the Assignment and Assumption Agreement and (iii) all of the Excluded Liabilities. As used in this Article VII, “Loss” and “Losses” mean all losses, liabilities, damages, judgments, settlements, costs and expenses (including out-of-pocket costs of investigation and defense and reasonable attorneys’, consultants’ and experts’ fees and expenses and costs and expenses relating to corrective or remedial actions), subject to the reduction specified in Section 7.3(d). Without limiting the generality of the foregoing, the parties acknowledge and agree that (A) indemnification for consequential damages and diminution in value is permitted under this Section 7.3 and that the party defending any claim for such damages is permitted to contest the appropriateness of such damages on any specific claim and (B) the Indemnifying Party shall indemnify the Indemnified Party for punitive or exemplary damages for which a valid indemnification claim is made hereunder only to the extent paid to a Third Party Claimant or Governmental Entity. Notwithstanding anything herein to the contrary, (x) Buyer Indemnitees shall not be entitled to indemnification for any Loss arising out of or resulting from breach of a representation or warranty to the extent Buyer Indemnitees would be entitled to indemnification for such Loss under clause (iii) of the first sentence of Section 7.3(a) and there is no impediment to collection; and (y) Buyer Indemnitees shall not be entitled to indemnification for any Loss constituting the Assumed Portion of the Eligible Liabilities.

(b) Subject to the limitations set forth in this Article VII, Buyer agrees to indemnify, defend and hold harmless Sellers and their respective directors, officers,

employees, Affiliates, successors, permitted assigns, advisors, agents and representatives (collectively, the “Seller Indemnitees”) following the Closing from and against all Losses arising out of or resulting from: (i) the failure of any representations and warranties contained in Article III hereof to be true and correct as of the date of this Agreement or the Closing Date (except with respect to such representations or warranties which are made expressly as of a specified date or period, as to which indemnification hereunder shall be made only to the extent of the failure of such representations and warranties to be true and correct as of such specified date or period), determined without regard to any qualifications or references to “Buyer Material Adverse Effect” contained in any specific representation or warranty; (ii) any breach, violation or non-fulfillment of any of the covenants and agreements of Buyer, or the Acquired Companies (with respect to post-Closing matters), contained in this Agreement, the Bill of Sale or the Assignment and Assumption Agreement; (iii) all of the Assumed Liabilities and Acquired Companies Liabilities; and (iv) Post-Closing Business Liabilities.

(c) The aggregate amount for which Sellers shall be liable under Section 7.3(a)(i) hereof shall in no event exceed seventy-five percent (75%) of the Purchase Price. The aggregate amount for which Buyer shall be liable under Section 7.3(b)(i) hereof shall in no event exceed seventy-five percent (75%) of the Purchase Price. Sellers shall be required to indemnify Buyer Indemnitees pursuant to Section 7.3(a)(i) hereof only if aggregate Losses incurred by Buyer Indemnitees in connection with Section 7.3(a)(i) plus the amount of any Adjustment Amount determined pursuant to Section 2.11(d) exceed $25,000,000 (provided that such limitation on Sellers’ duty to indemnify Buyer Indemnities shall not apply to Losses related to any of Section 3.1(a), Section 3.2, Section 3.5, Section 3.6(b) or Section 3.17), and, in such event, indemnification shall be made by Sellers with respect to all such Losses plus the amount of any Adjustment Amount determined pursuant Section 2.11(d) to the extent such Losses exceed $12,500,000 (the “Deductible”). Buyer shall be required to indemnify Seller Indemnitees pursuant to Section 7.3(b)(i) when and only if aggregate Losses incurred by Seller Indemnitees in connection with such clauses exceeds $25,000,000 and, in such event, indemnification shall be made by Buyer with respect to all such Losses to the extent such Losses exceed $12,500,000.

(d) The amount of any Losses sustained by the Indemnified Party (as defined in Section 7.4) shall be reduced by any amount actually received by the Indemnified Party with respect thereto under any insurance coverage or from any other parties alleged to be responsible therefor. The Indemnified Party shall use its reasonable efforts to collect any amounts available under such insurance coverage and from such other parties. If the Indemnified Party receives an amount under insurance coverage or from such other parties alleged to have responsibility with respect to Losses sustained at any time subsequent to any indemnification provided pursuant to this Section 7.3, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party (as defined in Section 7.4) for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party, as applicable, after deducting therefrom the full amount of any expenses incurred by it in procuring such recovery. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, the amount of any Losses shall also be reduced to the extent that the Indemnified Party is compensated for such Losses by a third party (not acting on behalf of Sellers) and other than pursuant to this Article VII.

(e) The Indemnifying Party shall be obligated to indemnify the Indemnified Party only for those claims involving Losses under Section 7.3(a)(i) or Section 7.3(b)(i) as to which the Indemnified Party has given the Indemnifying Party written notice prior to sixty (60) days following the expiration date of the relevant representation and warranty as set forth in Section 7.2.

(f) (i) For claims involving Excluded Liabilities, Sellers, as the Indemnifying Party, will upon making any indemnification payment and to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party (excluding Buyer Indemnitees’ corporate insurance carriers) in respect of the Loss to which the payment relates, provided that Sellers or any of the Acquired Companies would have had the right to assert the claim prior to the Closing had such claim arisen prior to the Closing. Sellers’ decisions relative to whether to pursue a particular subrogation right shall be made consistent with decisions they made when they owned the Business (or, with respect to matters of first impression, consistent with the decisions they would make in a commercially reasonable manner if they continued to own the Business). Buyer, at its option and at its own expense, may participate in any Action, claim or demand subject to this paragraph (ii) through representatives and additional counsel of its own choosing.

(ii) For claims involving Assumed Liabilities, Buyer, as the Indemnifying Party, will upon making any indemnification payment and to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party (except with respect to Sellers’ self-insurance programs) in respect of the Loss to which the payment relates. Sellers, at their option and at their own expense, may participate in any Action, claim or demand subject to this paragraph (ii) through representatives and additional counsel of their own choosing.

(g) The provisions of this Article VII shall not apply to Taxes relating to the Business (including the representations and warranties contained in Section 3.11, but not those contained in Section 3.21), which shall be governed by Section 5.19: provided, however, if there is a failure of any representation or warranty set forth in Section 3.21 and the subject matter of such failure becomes the subject matter of a contest, claim, audit or similar proceeding initiated by a Tax Authority against the Buyer or any of its Affiliates (including the Acquired Companies), then such proceeding and Sellers’ indemnification obligations, if any, with respect thereto shall be governed in all respects by the provisions of Section 5.19, and, to the extent governed by Section 5.19, for purposes of the survival periods of the representations and warranties set forth in Section 7.2, such representation or warranty shall be treated as a representation or warranty set forth in Section 3.11.

Section 7.4 Claims Notice.

In the event that either a Buyer Indemnitee or a Seller Indemnitee wishes to assert a claim for indemnification hereunder (other than a Claim based on an Asserted Liability), such party seeking indemnification (the “Indemnified Party”) shall, as promptly as is reasonably practicable after becoming aware of the claim and entitlement to assert indemnification therefor, deliver written notice (such notice or the notice described in Section 7.5, a “Claims Notice”) to the party from whom indemnification is claimed (the “Indemnifying Party”), specifying in reasonable detail the facts constituting the basis for and the amount of the claim asserted. Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claims Notice been timely delivered.

Section 7.5 Right to Contest Claims of Third Parties.

(a) If an Indemnified Party asserts a claim for indemnification hereunder because of a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement (a “Third Party Claimant”) that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article VII (an “Asserted Liability”), the Indemnified Party shall deliver to the Indemnifying Party a Claims Notice with respect thereto, which Claims Notice shall be delivered as promptly as is reasonably practicable after such Asserted Liability is actually known to the Indemnified Party. Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claims Notice been timely delivered.

(b) Subject to Sections 7.5(e), (f) and (g) below, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, through representatives and counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, to investigate, contest, defend or settle any Asserted Liability that may result in a Loss with respect to which the Indemnifying Party has irrevocably acknowledged to the Indemnified Party in writing its indemnification obligation pursuant to this Article VII; provided that the Indemnified Party may, at its option and at its own expense, Participate Fully (as defined below) in the investigation, contesting, defense and settlement of any such Asserted Liability through representatives and counsel of its own choosing. The Indemnifying Party shall not settle any Asserted Liability unless: (i) the terms of such settlement call only for a payment by the Indemnifying Party; and do not involve any admission or finding of any violation of Applicable Law by the Indemnified Party or its Affiliates, or the imposition of equitable remedies on the Indemnified Party or its Affiliates, or the imposition of any other obligation or limitation on the Indemnified Party or its Affiliates; or (ii) the Indemnified Party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Asserted Liability or, if appropriate and related to the Asserted Liability in question, in making any reasonable counterclaim against the Third Party Claimant, or any cross complaint against any Person (other than the Indemnified Party or its Affiliates). Unless and until the Indemnifying Party elects to defend the Asserted Liability, the Indemnified Party shall have the right, at its option and at the Indemnifying Party’s expense, to do so in such manner as it deems appropriate and the Indemnifying Party shall be bound by any final, unappealable determination made with respect to such Asserted Liability; provided, however, that unless otherwise expressly permitted hereunder, the Indemnified Party shall not settle or compromise any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

(c) The Indemnifying Party shall be entitled to Participate Fully in (but not to control) the defense of any Asserted Liability which it has not elected to defend with its own counsel and at its own expense. As used in this Agreement, “Participate Fully” shall entitle the participating party (the “Participating Party”) to participate fully in the defense of such claim with internal counsel or with outside counsel reasonably acceptable to the controlling party, and the controlling party shall permit counsel for the Participating Party to attend all significant internal meetings, all meetings with representatives of plaintiffs, hearings and the like, except that the controlling party may, in its business discretion, determine the participants for meetings with representatives of Governmental Entities with respect to governmental Actions, claims and demands under clause (g) below, in each case subject to such guidelines for participation as the controlling party shall reasonably establish. Counsel for a Participating Party also shall be given a reasonable opportunity to comment upon all memoranda of law, pleadings and briefs and other documents relating to the Third Party Claim, and the controlling party and its counsel shall give reasonable consideration to the comments of counsel for the Participating Party. If the Indemnified Party participates in the defense of a Third Party Claim for which it is not the controlling party, the expenses of the counsel for the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall cooperate fully with the Indemnifying Party in the defense or settlement of Third Party Claims for which the Indemnified Party is not the controlling party, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out of pocket expenses incurred in connection with the cooperation requested by the Indemnifying Party.

(d) The parties hereto shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability (except to the extent that such action would result in a loss of attorney-client privilege as to any material matter) and shall cooperate with each other in the defense thereof.

(e) With respect to any Asserted Liability by a Third Party Claimant constituting the Assumed Portion of any Eligible Liabilities or the portion of any Eligible Liabilities that are Excluded Liabilities and as to which Buyer’s Applicable Percentage is 20%, Sellers shall have the option to control the defense and settlement of any Action relating to such Eligible Liability as if, for purposes of paragraphs (b), (c) and (d) of Section 7.5, Sellers were the Indemnifying Party rather than the Indemnified Party; provided, however, that Sellers shall select as counsel in any such defense attorneys from the firms identified on Schedule 7.5(e) or other counsel mutually acceptable to the parties and that Buyer, at its option and at its own expense, may Participate Fully in the investigation, contesting, defense and settlement of any such Eligible Liability. With respect to any Asserted Liability by a Third Party Claimant constituting the Assumed Portion of any Eligible Liabilities or the portion of any Eligible Liabilities that are Excluded Liabilities and as to which Buyer’s Applicable Percentage is more than 20%, Buyer shall have the option to control the defense and settlement of such Action as if, for purposes of paragraphs (b), (c) and (d) of Section 7.5, Buyer were the Indemnifying Party rather than the Indemnified Party, provided, however, that as to any Action where Buyer’s Applicable Percentage is 80% or less, Buyer shall select as counsel in such defense attorneys from the firms identified in Schedule 7.5(e) or other counsel mutually acceptable to the parties and Sellers, at their option and own expense, may Participate Fully in the investigation, contesting, defense and settlement of any such Eligible Liability.

(f) If a Third Party Claimant (other than a Governmental Entity) institutes an Action, claim or demand involving both Excluded Liabilities and Assumed Liabilities (other than Assumed Portion of the Eligible Liabilities), (i) Sellers shall have the option to control the defense and settlement of such Action, claim or demand as if, for purposes of paragraphs (b), (c) and (d) of Section 7.5, Sellers were the Indemnifying Party, if the aggregate Losses as a result of such Action, claim or demand are predominantly attributable to Excluded Liabilities and (ii) Buyer shall have the option to control the defense and settlement of such Action, claim or demand as if, for purposed of paragraphs (b), (c) and (d) of Section 7.5, Buyer were the Indemnifying Party, if the aggregate Losses as a result of such Action, claim or demand are predominantly attributable to Assumed Liabilities; provided, however, that the controlling party shall select as counsel in any such defense attorneys from the firms identified on Schedule 7.5(e) or other counsel mutually acceptable to the parties and that the non-controlling party, at its own option and its own expense, may Participate Fully in the investigation, contesting, defense or settlement of any such Action, claim or demand. In the event that the Buyer and Sellers are unable to agree as to whether such aggregate Losses are predominantly attributable to Excluded Liabilities or Assumed Liabilities, such dispute shall be resolved promptly by arbitration in accordance with the procedures set forth on Schedule 7.5(f). Each party hereto shall cooperate in good faith to facilitate prompt resolution of any dispute submitted to arbitration pursuant to this Section 7.5(e).

(g) If a Third Party Claimant which is a Governmental Entity institutes an Action involving both Excluded Liabilities and Assumed Liabilities, Buyer shall have the option to control the defense and settlement of any such Action as if, for purposes of paragraphs (b), (c) and (d) of Section 7.5, Buyer were the Indemnifying Party; provided, however, that Buyer shall select as counsel in any such defense attorneys from the firms identified on Schedule 7.5(e) or other counsel mutually acceptable to the parties and that Sellers, at their option and at their own expense, may Participate Fully in the investigation, contesting, defense or settlement of any such Action and provided, further, that if any of Sellers are parties to such Action, CIGNA shall have the option by written notice to Buyer to jointly control such Action. In the event of joint control of any Action, each of Buyer and CIGNA shall cooperate with other in the defense and settlement of such Action, with each free to settle without the consent of the other.

(h) Sellers and their Affiliates will have reasonable access, during normal business hours and without undue disruption of Buyer’s and its Affiliates’ business, to the books and records of Buyer and its Affiliates to the extent relating to Excluded Liabilities and to the personnel of Buyer engaged in the Business. Buyer and its Affiliates will have reasonable access, during normal business hours and without undue disruption of Sellers’ and their Affiliates’ business, to the books and records of Sellers and their Affiliates to the extent relating to Assumed Liabilities and to the personnel of Sellers who have been engaged in the Business.

Section 7.6 Nonduplication.

(a) Any liability for indemnification under the Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b) Subject to Section 7.1(b) and Section 7.6(a), the adequacy or sufficiency of Insurance-Related Liabilities and the amount thereof are determined solely as set forth in Article II and shall not be the subject of indemnification claims for breach of a representation or warranty or as an Excluded Liability. Buyer agrees that if it challenges any amount set forth on the Closing Statement of Net Settlement which is designated as a Non-Insurance-Related Liability pursuant to Section 2.10, then to the extent Buyer is unsuccessful in such challenge Buyer may not assert a claim for a breach of representation and warranty under this Article VII as to the same matter challenged before the Third Party Accountant except to the extent Buyer obtains additional relevant information after the submission of the challenge to support such claim.

Section 7.7 Exclusivity; Investigation.

(a) Except with respect to claims alleging fraud, the indemnities provided for in this Article VII shall be the exclusive remedies of the parties hereto and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

(b) Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Business, the Liabilities, the Business Financial Statements, the Statements of Net Settlement delivered pursuant to Article II and any other financial statements relating to the Business, the Liabilities, the Transferred Assets, the Acquired Companies or Sellers. In entering into this Agreement and each of the Ancillary Agreements, Buyer and its Affiliates have relied upon its own investigation and analysis, and Buyer acknowledges and agrees (i) that, except for the specific representations and warranties of Sellers contained in Article III hereof or any Ancillary Agreement, none of Sellers or their Affiliates nor any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including the Business Financial Statements, the Statements of Net Settlement delivered pursuant to Article II, and any other financial statements relating to the Business, the Liabilities, the Transferred Assets, the Acquired Companies or Sellers and any projections, estimates or other forward-looking information) provided (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents or representatives, and (ii) that, to the fullest extent permitted by Applicable Law and except for fraud, Sellers and their Affiliates and their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives shall not have any liability or responsibility whatsoever to Buyer or its Affiliates or any of their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Buyer or it’s Affiliates or any of their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives, including in respect of the specific representations and warranties of Sellers set forth in Article III of this Agreement or any Ancillary Agreement, except as and only to the extent expressly set forth in Article III hereof or any Ancillary Agreement with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination Prior to Closing.

This Agreement may be terminated at any time prior to closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by either Sellers or Buyer if the Closing shall not have been consummated on or before July 1, 2004 (the “Termination Date”); and provided, that if on the Termination Date the conditions to Closing set forth in Section 6.1(b) or 6.1(c) shall not have been fulfilled, but all other conditions to Closing shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall automatically be extended to October 1, 2004; provided, further however, that neither Buyer nor Sellers may terminate this Agreement pursuant to this Section 8.1(b) if the Closing shall not have been consummated by such date by reason of the failure of such party to perform in all material respects any of its covenants or agreements contained in this Agreement;

(c) by either Sellers or Buyer, upon written notice given to the other if any Governmental Entity will have issued a final, unappealable order, enjoining or otherwise prohibiting a transaction contemplated hereby;

(d) by Buyer if any of the conditions set forth in Sections 6.1 or 6.2 is or becomes incapable of satisfaction (other than by reason of the failure of Buyer to perform in all material respects any of its covenants or agreements contained in this Agreement); or

(e) by Sellers if any of the conditions set forth in Sections 6.1 or 6.3 is or becomes incapable of satisfaction (other than by reason of the failure of Sellers to perform in all material respects any of their covenants or agreements contained in this Agreement).

Section 8.2 Effect of Termination.

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall become null and void and of no further force or effect, and there shall be no Liability or obligation hereunder on the part of Sellers or Buyer, or any of their respective directors, officers, employees, Affiliates, advisors, agents, representatives, successors or assigns except (i) that one or more of Sellers or Buyer, as the case may be, may have any Liability to one or more of Sellers or Buyer, as the case may be, if the basis of the termination is a willful, material breach by one or more of

Sellers or Buyer, as the case may be, of one or more of the provisions of this Agreement, (ii) Sections 5.12 (Expenses), 8.2 (Effect of Termination), 9.6 (Choice of Law), 9.12 (Consent to Jurisdiction), and 9.13 (Waiver of Jury Trial) shall survive the termination of this Agreement and (iii) the Confidentiality Agreement shall survive the termination of this Agreement for a period of two years following such termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Setoff.

Each of the parties hereto acknowledges and agrees (on their own behalf and on behalf of its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to Applicable Law to offset any amounts due and owing (or to become due and owing) under this Agreement or, except as expressly provided therein, under any Ancillary Agreement, to any other party hereto or thereto or such party’s Affiliates against any amounts due and owing from such other party or such other party’s Affiliates under this Agreement, any Ancillary Agreement or any other agreement, contract or understanding.

Section 9.2 Disclosure Schedules.

(a) Buyer or Sellers may at any time, or from time to time after the date of this Agreement, but not later than five (5) Business Days prior to the Closing Date, supplement or amend any Schedule delivered by Buyer or of Sellers, as the case may be, with respect to any matter. No supplement or amendment to a Schedule shall have any effect for the purpose of determining the satisfaction of the conditions to the obligation of the other parties under Article VI, the truth or accuracy of Sellers’ representations and warranties under Article III or Sellers’ indemnification obligations under Article VII or Section 5.19. A party to whom a disclosure is made prior to the Closing of a matter shall not, by proceeding with the Closing, be deemed to have waived the breach of this Agreement, or any of its other rights hereunder, including rights to indemnity, resulting from such failure to disclose.

(b) The parties hereto acknowledge and agree that any information set forth (directly or by cross-reference) in any Section or Subsection of Sellers’ or Buyer’s Schedules is considered disclosed only with respect to the corresponding Section or Subsection of this Agreement. Any disclosure in any Schedule of any contract, document, Liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, Liability, default, breach, violation, limitation, impediment or other matter be “material,” shall not be construed against any party to this Agreement, as an assertion by such party, that any such contract, document, Liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

Section 9.3 Amendment.

This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto. Any consent of Sellers may be given on behalf of all Sellers by any of them.

Section 9.4 Entire Agreement.

This Agreement (which includes the Schedules, Exhibits hereto, Ancillary Agreements, and the other agreements, documents and instruments delivered pursuant hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings (other than the Confidentiality Agreement), both written and verbal, among the parties or any of them with respect to the subject matter hereof.

Section 9.5 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Sellers:

CIGNA Corporation

Two Liberty Place

1601 Chestnut Street

Philadelphia, Pennsylvania 19192

Attention: Thomas A. McCarthy

Telephone No.: (215) 761-6246

Fax No.: (215) 761-2387

with a copy (which shall not constitute notice) to:

Paul T. Schnell, Esq.

Robert J. Sullivan, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Telephone No.: (212) 735-3000

Fax No.: (212) 735-2000

If to Buyer:

Prudential Financial, Inc.

751 Broad Street, 4th Floor

Newark, New Jersey 07102

Attention: Anthony F. Torre

Telephone No.: (973) 802-8689

Fax No.: (973) 367-8105

with a copy (which shall not constitute notice) to:

Joseph B. Frumkin, Esq.

Stephen M. Kotran, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone No.: (212) 558-4000

Fax No.: (212) 558-3588

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 9.5 constitute notice for service of any writ, process or summons in any Action.

Section 9.6 Choice of Law.

This Agreement shall be governed by the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to choice of law principles.

Section 9.7 Paragraph Headings.

The headings of articles and sections hereof, and of attachments hereto, were inserted solely for convenience of reference and shall not affect the interpretation hereof.

Section 9.8 Specific Performance.

The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Section 9.9 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 9.10 Third Party Beneficiaries.

Except in the case of indemnification of Buyer Indemnitees or Seller Indemnitees pursuant to Section 7.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.12 Consent to Jurisdiction.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the borough of Manhattan, for purposes of enforcing this Agreement. The parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the Commercial Division of the Supreme Court. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 9.13 Waiver of Jury Trial.

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 9.14 Assignment; Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this Agreement, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties hereto; provided, however, that (i) subject to applicable regulatory approvals, Buyer may assign (whether by operation of law or otherwise) to one or more of its direct or indirect wholly owned subsidiaries all or a portion of its rights and obligations under this Agreement, provided that (1) no such assignment shall relieve Buyer of its obligations under this Agreement and (2) each wholly owned subsidiary of Buyer to which such rights or obligations have been assigned shall not further assign, sublicense or transfer (directly or indirectly, by operation of law or otherwise) such rights or obligations to any Person other than another direct or indirect wholly owned subsidiary of Buyer, and (ii) each of Sellers may, subject to compliance with Applicable Law, freely assign (whether by operation of law or otherwise) all or a portion of their rights (but not their obligations) under this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and of Buyer as of the date first above written.

CIGNA CORPORATION

By:	/s/ Michael W. Bell
	Name:	Michael W. Bell
	Title:	Executive Vice President and Chief Financial Officer

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	/s/ David M. Cordani
	Name:	David M. Cordani
	Title:	Senior Vice President and Chief Financial Officer

CONNECTICUT GENERAL CORPORATION

By:	/s/ James Yablecki
	Name:	James Yablecki
	Title:	President

CIGNA HOLDINGS, INC.

By:	/s/ Joanne L. Dorak
	Name:	Joanne L. Dorak
	Title:	President

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Doug Gregory
Name:
Title: